Filed pursuant to Rule 424(b)(3)

SEC File No. 333-284365

PROSPECTUS SUPPLEMENT No. 1

(to Prospectus dated February 13, 2025)

Blaize Holdings, Inc.

89,550,141 Shares of Common Stock

898,250 Warrants to Purchase Shares of Common Stock

29,698,250 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates, amends and supplements the prospectus dated February 13, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-284365). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K/A filed with the SEC on April 15, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “BZAI” and “BZAIW,” respectively. On April 15, 2025, the closing prices for our Common Stock and Warrants on the Nasdaq Stock Market LLC were $3.07 per share of Common Stock and $0.29 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 18, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 14, 2025 (January 13, 2025)

Blaize Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41139	86-2708752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4659 Golden Foothill Parkway, Suite 206
El Dorado Hills, California	95762
(Address of principal executive offices)	(Zip Code)

(916) 347-0050

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	BZAI	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	BZAIW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

This Amendment No. 2 to the Current Report on Form 8-K/A is being filed with the Securities and Exchange Commission (“SEC”) to amend the Current Report filed by Blaize Holdings, Inc. (the “Company”) on January 17, 2025 (as amended on February 7, 2025, the “Existing 8-K”).

The Company is filing this Amendment No. 2 to the Existing 8-K to include:

(a)	the audited consolidated financial statements of Blaize, Inc. (“Blaize”), as of and for the years ended December 31, 2024 and 2023 as Exhibit 99.1;

(b)	the unaudited pro forma condensed combined financial information of the Company and Blaize as of and for the year ended December 31, 2024 as Exhibit 99.2; and

(c)	the Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Blaize as of and for the years ended December 31, 2024 and 2023 as Exhibit 99.3.

This Amendment No. 2 does not amend any other item of the Existing 8-K or purport to provide an update or a discussion of any developments at the Company or its subsidiaries subsequent to the filing date of the Existing 8-K. The Existing 8-K remains unchanged.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The audited consolidated financial statements of Blaize as of and for the years ended December 31, 2024 and 2023, and the related notes thereto, are attached as Exhibit 99.1 hereto and are incorporated herein by reference.

The Management’s Discussion and Analysis of Financial Condition and Results of Operations of Blaize as of and for the years ended December 31, 2024 and 2023 is attached hereto as Exhibit 99.3 and incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma financial information of the Company and Blaize as of and for the year ended December 31, 2024 is attached hereto as Exhibit 99.2 and incorporated herein by reference.

(d)	Exhibits

Exhibit Number	Description

99.1	Audited consolidated financial statements of Blaize, Inc., as of and for the years ended December 31, 2024 and 2023.

99.2	Unaudited Pro Forma Condensed Combined Financial Information of Blaize Holdings, Inc. and Blaize, Inc. as of and for the year ended December 31, 2024.

99.3	Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Blaize, Inc. as of and for the years ended December 31, 2024 and 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Blaize Holdings, Inc.

Date: April 14, 2025	By:	/s/ Dinakar Munagala
	Name:	Dinakar Munagala
	Title:	Chief Executive Officer

Exhibit 99.1

Blaize, Inc. and Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

Blaize, Inc. and Subsidiaries

Contents

Report of Independent Registered Public Accounting Firm	3-4
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 2024 and 2023	5
Consolidated Statements of Operations for the Years Ended December 31, 2024 and 2023	6
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Years Ended December 31, 2024 and 2023	7
Consolidated Statements of Cash Flows for the Years Ended December 31, 2024 and 2023	8
Notes to Consolidated Financial Statements	9-56

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Blaize, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Blaize, Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operations, has an accumulated deficit, and has historically relied on cash proceeds from founders or other investors and other financing activities to fund operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

/s/ UHY LLP

Melville, New York

March 11, 2025

Blaize, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	December 31,
	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$50,237	$3,213
Accounts receivable, net	55	11
Accounts receivable - related party (Note 13)	—	467
Inventories	8,561	6,522
Prepaid expenses and other current assets	14,837	2,836

Total current assets	73,690	13,049
Property and equipment, net	2,081	1,555
Deferred income tax assets	2,157	1,033
Operating lease right of use assets	1,773	2,423
Other assets	815	579

Total assets	$80,516	$18,639

Liabilities, redeemable convertible preferred stock and stockholders’ deficit:
Current liabilities:
Demand notes	$—	$4,750
Accounts payable	7,904	14,925
Accrued expenses and other current liabilities	11,996	7,464
Accrued loss on purchase commitments	603	3,588
Accrued compensation	1,613	1,938
Income tax payable	2,109	1
Current operating lease liabilities	578	569
Warrant liabilities, current portion	14,711	—
Convertible notes, current portion	148,629	14,641

Total current liabilities	188,143	47,876
Long-term operating lease liabilities	1,166	1,791
Warrant liabilities	—	3,730
Convertible notes	—	18,064
Other liabilities	1,670	391

Total liabilities	190,979	71,852
Commitments and contingencies (Note 12)
Redeemable convertible preferred stock - $0.00001 par value; 96,650,097 shares authorized as of December 31, 2024 and 2023, respectively; 44,494,703 shares issued and outstanding at December 31, 2024 and 2023, respectively; liquidation preference of $173,347 as of December 31, 2024 and 2023, respectively	173,347	173,347
Stockholders’ deficit:
Common stock - $0.00001 par value; 175,095,000 shares authorized as of December 31, 2024 and 2023, respectively; 17,519,999 and 17,454,353 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Treasury stock, at cost: 124,225 shares at December 31, 2024 and 2023	—	—
Additional paid-in capital	145,441	141,496
Accumulated deficit	(429,251)	(368,056)

Total stockholders’ deficit	(283,810)	(226,560)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$80,516	$18,639

See accompanying notes to the consolidated financial statements.

Blaize, Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Revenue:
Engineering services revenue - related party (Note 13)	$1,525	$3,840
Hardware revenue	29	16

Total revenue	1,554	3,856
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	579	3,656
Research and development	25,094	18,115
Selling, general and administrative	22,413	17,303
Depreciation and amortization	886	2,040
Loss on purchase commitments	—	1,165
Transaction costs	217	105

Total costs and expenses	49,189	42,384

Loss from operations	(47,635)	(38,528)
Other income (expense), net:
Pay-to-Play financing charge	—	(35,832)
Debt financing charge on convertible notes	(464)	(3,145)
Other income (expense), net	1,903	(255)
(Loss) gain on foreign exchange transactions	(228)	50
Change in fair value of convertible notes	(10,022)	(9,532)
Change in fair value of warrant liabilities	(5,701)	(945)

Total other expense	(14,512)	(49,659)

Loss before income taxes	(62,147)	(88,187)
Benefit from income taxes	(952)	(598)

Net loss	$(61,195)	$(87,589)

Net loss per share attributable to common stockholders, basic and diluted	$(3.50)	$(20.79)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,476,105	4,213,244

See accompanying notes to the consolidated financial statements.

Blaize, Inc. and Subsidiaries

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(Amounts in thousands, except share and per share data)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2023	16,498,279	$64,020	6,143,294	$—	124,225	$—	$209,928	$(280,467)	$(70,539)
Reissuance of Shadow Preferred in Pay-to-Play Pull
Through Exchange at redemption value	27,996,424	109,327	(2,799,634)	—	—	—	(109,327)	—	(109,327)
Reissuance of common stock in common rights offering	—	—	8,109,693	—	—	—	—	—	—
Issuance of common stock upon release of restricted stock units	—	—	6,000,000	—	—	—	—	—	—
Exercise of stock options	—	—	1,000	—	—	—	1	—	1
Stock-based compensation	—	—	—	—	—	—	2,483	—	2,483
Pay-to-Play financing charge	—	—	—	—	—	—	35,771	—	35,771
Debt financing charge on convertible notes	—	—	—	—	—	—	2,640	—	2,640
Net loss	—	—	—	—	—	—	—	(87,589)	(87,589)

Balance at December 31, 2023	44,494,703	$173,347	17,454,353	$—	124,225	$—	$141,496	$(368,056)	$(226,560)
Exercise of stock options	—	—	65,646	—	—	—	98	—	98
Stock-based compensation	—	—	—	—	—	—	3,847	—	3,847
Net loss	—	—	—	—	—	—	—	(61,195)	(61,195)

Balance at December 31, 2024	44,494,703	$173,347	17,519,999	$—	124,225	$—	$145,441	$(429,251)	$(283,810)

See accompanying notes to the consolidated financial statements.

Blaize, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Amounts in thousands)

	December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(61,195)	$(87,589)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	886	2,040
Noncash lease expense	649	815
Pay-to-Play financing charge	—	35,832
Debt financing charge on convertible notes	464	3,145
Stock-based compensation	3,847	2,483
Credit loss expense	570	421
Deferred income taxes	(1,124)	(107)
Change in fair value of convertible notes	10,022	9,532
Change in fair value of warrant liabilities	5,701	945
Loss on purchase commitments	—	1,165
Noncash loss on lease termination	—	(18)
Changes in operating assets and liabilities:
Accounts receivable, net	(614)	362
Accounts receivable - related party	467	639
Inventories	(2,039)	(2,186)
Prepaid expenses and other current assets	(21,630)	167
Other assets	15	64
Accounts payable and accrued liabilities	10,988	9,500
Operating lease liabilities	(616)	(854)
Income taxes payable	2,108	(590)
Accrued loss on purchase commitments	(2,985)	(3,022)
Accrued compensation	(325)	34
Other liabilities	1,279	(733)

Net cash used in operating activities	(53,532)	(27,955)

Cash flows from investing activities:
Purchases of property and equipment	(902)	(220)

Net cash used in investing activities	(902)	(220)

Cash flows from financing activities:
Payment of deferred offering costs	(4,357)	—
Proceeds from Pay-to-Play convertible notes and Common Rights Offering	—	9,425
Proceeds from convertible notes	110,718	12,300
Proceeds from short term demand notes	—	4,925
Repayment of short term demand notes	(4,750)	(176)
Proceeds from exercise of stock options	98	1

Net cash provided by financing activities	101,709	26,475

Net increase (decrease) in cash, cash equivalents and restricted cash	47,275	(1,700)
Cash, cash equivalents and restricted cash- beginning of period	3,213	4,913

Cash, cash equivalents and restricted cash- end of period	$50,488	$3,213

Components of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$50,237	$3,213
Restricted cash (included within Other Assets)	251	—

Total cash, cash equivalents and restricted cash	$50,488	$3,213

Supplemental disclosures of cash flow information:
Cash paid during the period for taxes	$223	$—
Cash paid during the period for interest	$245	$3
Supplemental disclosures of noncash investing and financing activities:
Reissuance of Shadow Preferred in Pay-to-Play Pull Through Exchange at redemption value	$—	$109,327
Operating lease asset obtained in exchange for new operating lease liabilities	$—	$1,673
Property and equipment acquired in accounts payable & accrued expenses	$510	$—
Right-of-use assets and lease liabilities extinguished upon termination of lease, net of gain	$—	$(108)
Issuance of warrants with convertible notes	$4,816	$1,690
Capitalized deferred offering costs included in accounting payable and accrued liabilities	$6,764	$1,491

See accompanying notes to the consolidated financial statements.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Description of Business

Blaize, Inc. (collectively “Blaize” or “the Company”) was originally incorporated on February 16, 2010, as a Delaware corporation under the name of ThinCI, Inc. and commenced operations at that time. On October 17, 2019, the Company’s Board of Directors adopted a Restated Certificate of Incorporation, which changed the Company’s name to Blaize, Inc. The Company is headquartered in El Dorado Hills, California, and consists of four separate legal entities: Blaize, Inc. (United States of America), Blaize New Computing Technologies India Private Limited (India), Blaize Technologies Philippines, Inc. (Philippines) and Blaize U.K. LTD (England). Blaize designs and develops low-power, high-efficiency, programmable artificial intelligence (“AI”) edge computing hardware and software. Blaize leads a new generation of computing, which unleashes the potential of AI in order to enable significant increases in the value that technology delivers to improve the way people work and live. The Company offers transformative edge computing solutions for AI data collection and processing, with a focus on smart vision and other AI applications for the automotive, retail, security and industrial markets.

In November 2023, the Company entered into a Memorandum of Understanding with a United Arab Emirates (“UAE”) based third-party investment entity to establish a cooperative framework for both entities to discuss and explore commercial and technical collaboration in the UAE. The collaboration is intended to be operationalized through a newly created entity, Blaize Artificial Intelligence Middle East, LLC, in which the Company has a 35% ownership. As of December 31, 2024, there has not been an operating agreement executed between the Company and the holder of the 65% interest that would make the Company the primary beneficiary of this new legal entity. The newly established entity has incurred insignificant expenses since its incorporation.

Merger Agreement

On January 13, 2025 (the “Closing Date”), BurTech Acquisition Corp. (“BurTech”) and its subsidiary, BurTech Merger Sub, Inc, (“Merger Sub”), and Blaize, Inc. (“Legacy Blaize”) consummated the transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2023 (as amended on April 22, 2024, October 24, 2024 and November 21, 2024), with BurTech Merger Sub, Inc., Blaize, Inc., and for the limited purposes set forth therein, Burkhan Capital LLC, a Delaware limited liability company and affiliate of BurTech (“Burkhan”). Under the Merger Agreement, Merger Sub was merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of BurTech (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Merger”).

Concurrent with the Merger, BurTech was renamed Blaize Holdings, Inc. (“Blaize Holdings”). Beginning on January 14, 2025, Blaize Holdings’ common stock and warrants trade on NASDAQ under the ticker symbols “BZAI” and “BZAIW”, respectively.

Prior to the Merger, BurTech LP LLC was the sponsor of BurTech (the “Sponsor”) and with the close of the Merger either BurTech LP LLC or its affiliated entities, has remained a significant shareholder in Blaize Holdings.

The equity exchange and other financing-related matters associated with the Merger are summarized as follows:

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Legacy Blaize Convertible Promissory Notes and Equity

Immediately before the closing of the Merger, the convertible notes outstanding plus all accrued and unpaid interest, each of the issued and outstanding shares of redeemable convertible preferred stock, and all outstanding warrants, net exercised, were automatically converted into shares of the Company’s common stock. Upon the consummation of the Merger, each share of the Company’s common stock issued and outstanding were canceled and converted into the right to receive shares of Blaize Holdings Class A common stock and each share of Merger Sub Capital Stock was converted into one share of Blaize Holdings Class A common stock, par value $0.0001.

Further upon the Closing Date, (i) each Company option granted was converted into (a) the right to receive a number of Blaize Holdings Earnout Shares and (b) a Blaize Holdings option, upon substantially the same terms and conditions as in effect with respect to the corresponding Company option and (ii) each Company RSU granted was converted into (a) the right to receive a number of Blaize Holdings Earnout Shares and (b) a Blaize Holdings restricted stock unit (“RSU”), upon substantially the same terms and conditions as in effect with respect to the corresponding Blaize RSU.

Earnout Arrangement with holders of Legacy Blaize Common Stock and outstanding equity awards

Concurrent with the Closing Date, holders of the Company common stock and outstanding equity awards (including stock options and RSU holders) agreed to the right to receive up to an aggregate amount of 15,000,000 shares of Blaize Holdings Class A Common Stock (the “Earnout Shares”) during specified periods following the Merger (the “Earnout Period”) that will be issued if the following targets or triggering events are achieved:

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $12.50 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $15.00 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $17.50 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $20.00 per share for twenty (20) trading days within a thirty (30) consecutive trading day period.

Company employees entitled to receive Earnout Shares with respect to Blaize Holdings options and RSUs, must provide service through the date the target is achieved and if an employee departs, the Earnout Shares are reallocated to the remaining pool of recipients who received the right to the Earnout Shares on the Closing Date.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Additionally, Burkhan agreed to the right to receive up to an aggregate amount of 2,600,000 shares of Blaize Holdings Class A Common Stock following the occurrence of each triggering event stated above (the “Burkhan Earnout Shares”). The Burkhan Earnout Shares will vest in four equal tranches of 325,000 shares plus 325,000 Blaize Holdings Class A Common Stock multiplied by the cash ratio (the “Proportionate Shares Number”). The “Cash Ratio” is the ratio equal to (x) Available Acquiror Cash, divided by (y) the Minimum Cash Amount (both of such terms as defined in the Merger Agreements).

Other Arrangements entered into at time of Merger or assumed upon Merger:

Blaize Warrants

On January 13, 2025, upon closing of the Merger, 28,750,000 of public warrants and 898,250 of private warrants of BurTech that were outstanding immediately before to the Merger became warrants of Blaize Holdings.

PIPE Shares

From December 31, 2024 through January 13, 2025, BurTech and certain subscribers (each, a “Subscriber” and collectively, the “Subscribers”) entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) under which BurTech agreed to issue and sell to the Subscribers, immediately before the Closing Date, collectively, 1,540,300 shares of Class A Stock (the “PIPE Shares”) at a price per share equal to $10.00 (the “PIPE Investment”). Such shares that were outstanding immediately prior to the Merger became shares of Blaize Holdings. See Note 17.

Sponsor Note

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Sponsor issued a secured promissory note and pledge agreement (the “Sponsor Note”) to BurTech (the “Holder”) in the principal amount of $8,753,744 bearing an interest rate of 7% with annual compounding, compounded on December 31 each year the Sponsor Note remains outstanding for the remaining principal amount of the Sponsor Note as at the maturity date, until such remaining principal amount is paid. Pursuant to the Sponsor Note, the Sponsor granted a first priority security interest in, and pledges, 2,000,000 shares of Class A Stock and all additions, accessions and substitutions to the Holder to secure the satisfaction by the Sponsor of all its obligations to the Holder under the Sponsor Note. The Sponsor Note was issued in connection with the consummation of the Business Combination in satisfaction of the acquiror transaction expenses (as defined in the Merger Agreement) that were due to third-party service providers on or immediately following the Merger. As consideration for entry into the Sponsor Note, BurTech issued 750,000 shares of Class A Stock (“Sponsor Note Shares”) to the Sponsor in accordance with the terms of the Sponsor Note (the “Sponsor Note Issuance” and together with the PIPE Investment, the “Private Placements”). The shares of Class A Stock issued in consideration for the Sponsor Note were offered in a private placement under the Securities Act, pursuant to the Sponsor Note. Upon the Closing Date, such shares and note remained outstanding instruments of Blaize Holdings. See Note 17.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Non-Redemption Agreement

On and around December 31, 2024, BurTech entered into an agreement (“Non-Redemption Agreement”) with one or more unaffiliated stockholders of BurTech (each, an “Investor”) who agreed not to redeem (or validly rescind any redemption requests on) their shares of BurTech Class A common stock, par value $0.0001 per share of BurTech (“Non-Redeemed Shares”). In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, Blaize and BurTech LP LLC have agreed to guarantee that each Investor receives a return of $1.50 per Non-Redeemed Share whether an Investor (i) sells the Non-Redeemed Shares in the open market or (ii) exercises its option to require Blaize Holdings to repurchase the Non-Redeemed Shares in accordance with the Non-Redemption Agreement.

Registration Rights Agreement

Pursuant to the Merger Agreement, at the Closing Date, Blaize Holdings, the Sponsor, certain significant securityholders of the Company and certain of their respective affiliates entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), in which Blaize Holdings agreed to register for resale, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), certain shares of Blaize Holdings Class A Common Stock and other equity securities of Blaize Holdings that are held by the parties thereto from time to time on the terms and subject to the conditions set forth therein.

Lock-up Agreement

At the Closing Date, Blaize Holdings entered into lock-up agreements (the “Lock-up Agreements”) with (i) certain of Blaize Holdings’ directors and officers, (ii) certain stockholders of Blaize Holdings and (iii) Burkhan, in each case, restricting the transfer of Blaize Holdings Class A Common Stock and any shares of Blaize Holdings Class A Common Stock issuable upon the exercise or settlement, as applicable, of Blaize Holdings Options or Blaize Holdings RSUs held by it immediately after the effective time of the Merger. The restrictions under the Lock-up Agreements began at the Closing Date and end on the date that is 180 days after the Closing Date, or upon the earlier of (x) the last reported sale price of Blaize Holdings common stock reaching $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (y) the liquidation of Blaize Holdings.

Accounting for the Business Combination

The merger between the Company and BurTech will be accounted for as a reverse recapitalization, with BurTech being treated as the “acquired” company for financial reporting purposes. Blaize has been determined to be the accounting acquirer of BurTech based on the following facts and circumstances:

•	Blaize is the larger entity in terms of substantive operations and employee base and its operations represent the ongoing operations of the combined entity.

•	Blaize’s existing shareholders have the greatest voting interest in the combined entity.

•	Blaize’s existing shareholders have the ability to control decisions regarding election and removal of the combined entity’s board of directors.

•	Blaize’s senior management is the senior management of the combined entity.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

•	The combined company name is named Blaize Holdings, Inc., i.e. the combined entity has assumed Blaize’s name.

For accounting purposes, the reverse recapitalization is the equivalent of the Company issuing stock for the net assets of BurTech, accompanied by a recapitalization. The net assets of BurTech will be stated at historical cost, with no goodwill or other intangible assets being recorded. Operations prior to the reverse recapitalization will be those of the Company. The consolidated financial statements as of and for the periods prior to December 31, 2024 have not been adjusted to reflect the Merger.

Liquidity and Going Concern

The Company’s consolidated financial statements have been prepared on a going concern basis, which assumes that it will be able to meet its obligations and continue its operations during the twelve months following the issuance of these consolidated financial statements. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Since inception of the Company and through December 31, 2024, the Company has funded its operations primarily with cash flows from contributions from founders or other investors and other financing activities. The Company has incurred recurring losses and negative cash flows since its inception, including a net loss of $61.2 million and $87.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, the Company had cash and cash equivalents of approximately $50.2 million, a net working capital deficit of $114.5 million, and an accumulated deficit of $429.3 million.

The Company’s ability to continue to meet its obligations, to achieve its business objectives and continue as a going concern is dependent upon several factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through issuances of additional debt financing and public or private equity offerings or other means. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through a year from the date these consolidated financial statements are available to be issued.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and reflect all adjustments, including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with U.S. GAAP. The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods presented. Such estimates and assumptions include, but are not limited to, those related to revenue recognition, the valuation of accounts receivable, the net realizable value of inventory, the useful lives of long-lived assets, the incremental borrowing rate used in calculating operating lease right of use assets, the accounting for income taxes, the estimates used to evaluate the recoverability of long-lived assets, amortization method and periods for capitalized software, and the estimated fair value of convertible notes, warrant liabilities, and common stock, and stock-based compensation expense. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents in the consolidated financial statements. The Company’s cash equivalents are primarily comprised of U.S. Government treasury securities, mutual funds, and money market funds. The Company has cash deposits in a financial institution that, at times, may be in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company has not experienced losses in such accounts and periodically evaluates the creditworthiness of its financial institutions.

As of December 31, 2024 and 2023, the Company had cash and cash equivalents balances in excess of domestic and international insurance limits of approximately $49.3 million and $2.2 million, respectively.

As of December 31, 2024, the Company held $30.6 million in U.S. Government treasury securities, $9.2 million in a U.S. Government money market fund, and $5.1 million in mutual funds (see Note 4). As of December 31, 2023, the Company had no cash equivalents.

Restricted Cash

Restricted cash represents cash balances held as security deposits related to international payment services. As of December 31, 2024, restricted cash of $0.3 million was included within other assets on the consolidated balance sheets. As of December 31, 2023, the Company had no restricted cash.

Accounts Receivable, Net

Accounts receivable, net is recorded at the invoiced amount and does not accrue interest. The allowance for credit losses is the Company’s estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

condition, general economic or industry conditions and disputes regarding the invoiced amount or the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for credit losses was $0.4 million as of December 31, 2024 and 2023, respectively. As of December 31, 2024 and 2023, the Company’s accounts receivable included zero and approximately $0.5 million, respectively, of unbilled accounts receivable (See Note 13).

Inventories

Inventories consist of raw materials, work in process inventories, and finished goods. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the newly established cost basis. Any write-downs of inventories are reflected as part of cost of revenue in the consolidated statement of operations.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Computer equipment	3-5 years
Software	3 years
Furniture and fixtures	5 years
Office equipment	5 years
Vehicles	8 years
Leasehold improvements	Shorter of the related lease term or useful life

The Company capitalizes additions and improvements while repair and maintenance costs are expensed to operations as incurred. Upon retirement or sale of a fixed asset, the cost of the asset and related accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is credited or charged as a gain or loss in the consolidated statements of operations.

Leases

The Company determines if an arrangement is or contains a lease based on the unique facts and circumstances present at the inception of the arrangement and if such a lease is classified as a financing lease or operating lease. Operating lease right-of-use (“ROU”) assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Operating lease ROU assets also include any initial direct costs and prepayments less lease incentives. Lease terms include periods under options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. The Company generally uses the base, non-cancelable, lease term when determining the lease assets and liabilities. As of December 31, 2024 and 2023, the Company had no finance leases.

Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options. As the Company’s leases do not provide an implicit rate, the Company uses its collateralized incremental borrowing rate based on the information available

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

at the lease commencement date, including any reasonably certain renewal lease term, in determining the present value of lease payments. Lease expense for these operating leases is recognized on a straight-line basis over the lease term and is reflected in the consolidated statements of operations in selling, general and administrative expenses. Payments under lease arrangements are primarily fixed, however, most lease agreements also contain variable payments. Variable lease payments are expensed as incurred and not included in the operating lease ROU assets and lease liabilities. These variable amounts primarily include payments for taxes, parking and common area maintenance.

The Company has made an accounting policy election not to recognize ROU assets and lease obligations for its short-term leases, which are defined as leases with an initial term of twelve months or less. However, the Company will recognize these lease payments in the consolidated statements of operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation is incurred. Lease payments for month-to-month leases are recognized as incurred.

Software Development Costs

Software development costs for software to be sold, leased, or marketed are accounted for in accordance with Accounting Standards Codification (“ASC”) 985-20, Software — Costs of Software to be Sold, Leased or Marketed. Under ASC 985-20, software development costs incurred in creating software solutions are expensed until technological feasibility has been established and costs are determined to be recoverable. Thereafter, all software development costs incurred through the software’s general release date to customers are capitalized and subsequently recorded at the lower of amortized cost or net realizable value. To date, the establishment of technological feasibility of the Company’s software solutions has occurred shortly before the software’s general release date to customers. Additionally, amortization is calculated on a software feature-by-feature basis and the estimated economic life of a feature is one year. To date, the impact of capitalizing qualifying software development costs has been immaterial.

Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, consulting and banking fees primarily relating to the Company’s merger with BurTech (see Note 1), whereby the Company will become a public company, are capitalized and will be offset against proceeds upon the consummation of the offering within stockholders’ deficit. In the event an anticipated offering is terminated, deferred offering costs will be expensed. As of December 31, 2024 and 2023 there were $11.1 million and $1.5 million, respectively, capitalized deferred offering costs included in prepaid expenses and other current assets on the consolidated balance sheets.

Impairment of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable, the Company estimates the expected undiscounted future cash flows from the use of those assets and their eventual disposition (without any allocated debt financing charges). If the sum of the expected undiscounted future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. For the years ended December 31, 2024 and 2023, the Company did not recognize any impairment expense related to its long-lived assets.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Embedded Derivative Evaluation

The Company evaluates the terms of its debt instruments to determine if any identified embedded features, including embedded conversion options or redemption features, are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments would be accounted for as a single, compound derivative instrument. Any identified and bifurcated embedded derivatives are initially recorded at fair value and are revalued at each reporting date with changes in the fair value reported as non-operating income or expense.

Convertible Notes

The Company accounts for its convertible notes, some of which contain predominantly fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder into a variable number of shares of preferred stock at a fixed discount to the market price of the common stock at the time of conversion under ASU 2020-06 Debt—Debt with Conversion and Other Options (Subtopic 470-20), Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) and Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06). The Company has elected to account for its convertible notes at fair value at each period end pursuant to ASC 825, Financial Instruments wherein changes in the fair value are recorded as change in fair value of convertible notes in the consolidated statements of operations.

Warrant Liabilities

The Company has issued freestanding warrants in connection with certain of its convertible debt agreements and preferred stock issuances which have been recorded as long-term liabilities in the consolidated balance sheets at their estimated fair value. At initial recognition, the warrants were recorded at their estimated fair value calculated using the Black-Scholes-Merton (“Black-Scholes”) option pricing model (see Note 8). The liability associated with these warrants is subject to remeasurement at each balance sheet date, with changes in fair value recorded as change in the fair value of warrant liabilities in the consolidated statements of operations. The warrants will continue to be remeasured until the earlier of the expiration or exercise of the warrants. The warrants are recorded at fair value each reporting period using the Black-Scholes option pricing model.

Redeemable Convertible Preferred Stock

The Company’s redeemable convertible preferred stock has been classified outside of stockholders’ deficit, as mezzanine equity, due to the redemption option of the preferred stock shareholders (see Note 10). The Company records redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The Company has adjusted the carrying values of the redeemable convertible preferred stock, subsequent to the initial issuance date, to the redemption value of such shares because it is probable that the convertible preferred stock will become redeemable.

Revenue Recognition

The Company derives revenue from product sales, license and development arrangements, joint marketing arrangements and cloud services. The Company recognizes revenue under ASC Topic 606, Revenue from Contracts with Customers (ASC 606), in which it determines revenue recognition through the following steps:

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Step 1: Identify the contract with the customer.

The Company considers the terms and conditions of the engagement in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

Step 2: Identify the performance obligations in the contract.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract.

Step 3: Determine the transaction price.

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. None of the Company’s contracts contain a significant financing component.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”).

Step 5: Recognize revenue when the company satisfies a performance obligation.

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of services, including nonrecurring engineering services or marketing services, is recognized over the contractual terms during which the Company provides services over period of time. Hardware revenue is recognized at a point in time when the product is shipped. The Company generates all its revenue from contracts with customers.

Revenue from hardware sales is recognized upon transfer of control of products to customers in an amount that reflects the consideration the Company expects to receive in exchange for the hardware. The Company offers unspecified upgrades and support on certain products, however, the related revenue has historically not been material.

The Company’s license and development arrangements entail revenue from the licensing of its intellectual property (“IP”) and also include nonrecurring engineering development services to configure the Company’s IP and hardware to a customer’s needs. For each contract, the Company considers the promise to deliver a license that grants the customer the right to use the IP, as well as any professional services provided under the contract, as distinct performance obligations. The Company recognizes licensing revenue from such arrangements over the term of the arrangements and recognizes professional services over time as the services are provided. The Company measures progress to completion based on actual costs incurred to date as a percentage of the estimated total cost required to complete the project.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. An unbilled receivable is recorded when revenue is recognized prior to invoicing and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied. The following table is a rollforward of contract liabilities, which are included in accrued expenses and other current liabilities and other liabilities on the consolidated balance sheets, as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Balance at January 1	$1,100	$1,830
Addition of deferred revenue	—	3,113
Recognition of revenue	(1,100)	(3,843)

Balance at December 31	$—	$1,100

The Company defers incremental costs of obtaining a customer contract and amortizes the deferred costs over the period that the related revenue is recognized. The Company had no material incremental costs to obtain customer contracts in any period presented.

The Company has elected to account for shipping and handling fees as fulfillment activities and not separate performance obligations. Accordingly, these fees are reflected in revenue and the related fulfillment costs are accrued as cost of revenue as the related fulfillment costs incurred.

The Company offers a standard assurance-type warranty to customers for hardware sales.

Research and Development

Costs related to the Company’s research and development (“R&D”) activities are expensed as incurred. R&D expense consists primarily of personnel costs for the Company’s R&D activities. R&D expense also includes costs associated with the design and development of the Company’s AI edge computing hardware and software.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses in the consolidated statements of operations. Advertising costs were immaterial for the years ended December 31, 2024 and 2023, respectively.

Income Taxes

The Company is subject to income taxes in the U.S. and various foreign jurisdictions. The Company uses the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established on a jurisdiction-by-jurisdiction basis when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company is subject to tax audits in various jurisdictions. The Company regularly assesses the likely outcomes of such audits in order to determine the appropriateness of liabilities for uncertain tax benefits. The Company accounts for uncertain tax positions based on an evaluation as to whether it is more likely than not that a tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the appropriate tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is based on the largest amount that is greater than 50% likely of being realized upon ultimate settlement. The Company includes interest expense and penalties related to its uncertain tax positions in income tax expense.

Stock-Based Compensation

The Company recognizes the cost of employee, non-employee consultants and non-employee directors’ services received in exchange for awards of stock options based on the fair value of those awards at the date of grant over the requisite service period. The fair value of stock options granted is determined using the Black-Scholes option-pricing model using various inputs, including Company estimates of expected stock price volatility, term, risk-free rate and future dividends. The Company has elected the simplified method to determine the expected term of the option grants.

The Company also grants RSUs to employees and non-employee consultants, which vest upon the satisfaction of both a service-based condition and a liquidity event condition, as defined. The fair value of restricted stock units is determined based on the Company’s estimated fair value of common stock at the date of grant. As of December 31, 2024 and 2023, the Company has not recorded any stock-based compensation expense associated with the RSUs as a liquidity event has not occurred. If a liquidity event occurs in the future, the Company will record cumulative stock-based compensation using the accelerated attribution method for those RSUs for which the service condition has been satisfied prior to the liquidity event, and the Company will record the remaining unrecognized stock-based compensation over the remainder of the requisite service period.

Forfeitures are recognized as they occur.

Fair Value Measurements

The Company determines fair value measurements used in its consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (i) market participant assumptions developed based on market data obtained from independent sources (observable inputs), and (ii) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). ASC 820, Fair Value Measurements, requires fair value measurements be classified and disclosed in one of the following pricing categories:

Level 1 - This level consists of unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2 - This level consists of observable inputs other than the quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data, either directly or indirectly, for substantially the full term of the asset or liability.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Level 3 - This level consists of unobservable inputs for the asset or liability to the extent that observable inputs are not available, thereby allowing for situations in which there is little or no market data for the asset or liability at the measurement date. This requires the reporting entity to develop its own assumptions that market participants would use in pricing the asset or liability. The carrying amounts of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued loss on purchase commitments and accrued expenses and other liabilities approximate fair value because of their short-term maturities.

Foreign Currency

The Company’s reporting and functional currency is the United Stated dollar (“USD”). The local currencies of its foreign subsidiaries are the Indian rupee, British pound, or Philippine peso, however, the functional currency of its foreign subsidiaries is also the USD. Monetary assets and liabilities denominated in currencies other than USD are remeasured into USD at current exchange rates and nonmonetary assets and liabilities are measured at historical exchange rates. Revenues, cost of revenues, and operating expenses are remeasured at the average exchange rates in effect during each reporting period. The resulting transaction gains or losses are recognized in other income (expense), net, in the consolidated statements of operations. During the year ended December 31, 2024, foreign currency transaction losses of $0.2 million was included in other income (expense), net in the consolidated statements of operations. During the year ended December 31, 2023, foreign currency transaction gain was immaterial.

Concentration of Credit Risk

The Company’s cash and cash equivalents are primarily on deposit at high-credit quality financial institutions or invested in U.S. Government money market funds. The Company’s cash accounts in a financial institution may at times exceed the Federal Depository Insurance coverage of $250,000. Investments in money markets are not insured or guaranteed by the FDIC or any other government agency.

The Company is exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the consolidated balance sheets. The Company manages its accounts receivable credit risk through ongoing credit evaluation of its customers’ financial conditions.

As of December 31, 2024, one customer accounted for approximately 98% of the Company’s accounts receivable. As of December 31, 2023, one customer, a related party, accounted for approximately 98% of the Company’s accounts receivable (see Note 13).

Historically, a relatively small number of customers have accounted for a significant portion of the Company’s revenue. For the year ended December 31, 2024, two customers, both related parties, accounted for approximately 77% and 21% of the Company’s revenue. For the year ended December 31, 2023, one customer, a related party, accounted for nearly 100% of the Company’s revenue (see Note 13).

Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to shares in undistributed earnings as if all income (loss) for the period had been distributed. The Company’s redeemable convertible preferred stock contractually entitles the holders of such stock to participate in dividends but does not contractually require the holders of such stock to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For purposes of this calculation, redeemable convertible preference stock, stock options and warrants have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive for all periods presented.

Segment Reporting

The Company operates in one reporting segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s Chief Executive Officer is the chief operating decision maker (“CODM”), who reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance.

Emerging Growth Company Status

The Company is expected to be an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The Company adopted this standard during the year ended December 31, 2024. The adoption resulted in expanded disclosures for the Company’s single reportable segment, but did not have a material impact on the Company’s consolidated financial statements (see Note 16).

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The FASB issued authoritative guidance that clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. The Company adopted this standard as of January 1, 2024. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Recently Issued Accounting Pronouncements – Not Yet Adopted

In November 2024, the FASB issued ASU 2024-04, Debt – Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This ASU clarifies guidance on the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as an induced conversion or extinguishment. This guidance is effective for the Company beginning on January 1, 2026, and early adoption is permitted, although the Company does not plan to early adopt. The Company does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement- Reporting Comprehensive Income- Expense Disaggregation Disclosures: Disaggregation of Income Statement Expenses. This ASU requires disaggregated disclosure of income statement expenses for public business entities. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the notes to the consolidated financial statements. This guidance is effective for the Company beginning on January 1, 2027, and early adoption is permitted, although the Company does not plan to early adopt. The Company is currently evaluating the impact of the adoption of this standard.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU enhances the transparency and decision usefulness of income tax disclosures. This guidance is effective for the Company beginning on January 1, 2025. Adoption will require enhancements to the Company’s income tax disclosures but is not expected to have a material impact on its consolidated financial statements.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies guidance in Topic 820 and introduces new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value in accordance with Topic 820. This guidance is effective for the Company beginning on January 1, 2025. The Company does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

Note 3. Revenue

Disaggregation of Revenue

The following table presents the Company’s revenue information by geographical region for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
United States	$1,215	$3,848
Japan	332	4
Others	7	4

Total revenue	$1,554	$3,856

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following provides a disaggregation of revenue based on the pattern of revenue recognition for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Revenue recognized at a point in time	$361	$16
Revenue recognized over time	1,193	3,840

	$1,554	$3,856

Revenue allocated to remaining performance obligations, which includes unearned or deferred revenue and amounts that will be invoiced and recognized as revenue in future periods as of December 31, 2024 and 2023, was as follows (in thousands):

	2024	2023
Current	$—	$733
Non-current	—	367

Total	$—	$1,100

Note 4. Fair Value Measurements

The table below presents the Company’s financial assets and liabilities measured at fair value on a recurring basis aggregated by the level in the fair hierarchy (in thousands):

		December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
U.S. Government treasury securities	$30,580	$—	$—	$30,580
U.S. Government money market funds	9,247	—	—	9,247
Mutual funds	5,067	—	—	5,067

Total assets, measured at fair value	$44,894	$—	$—	$44,894

Liabilities:
Pay-to-Play convertible notes	$—	$—	$15,942	$15,942
2023 Convertible notes	—	—	132,687	132,687
Warrant liabilities	—	—	14,711	14,711

Total liabilities, measured at fair value	$—	$—	$163,340	$163,340

		December 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Pay-to-Play convertible notes	$—	$—	$14,641	$14,641
2023 Convertible notes	—	—	18,064	18,064
Warrant liabilities	—	—	3,730	3,730

Total liabilities, measured at fair value	$—	$—	$36,435	$36,435

Level 1 instruments consisted of U.S. Government treasury securities, U.S. Government money market funds, and mutual funds because they were valued using quoted prices in active markets and can be redeemed on any business days with an intermediary.

Level 3 instruments consisted of the Company’s Pay-to-Play Convertible Notes (“P2P Notes”), the 2023 Convertible Notes, and warrant liabilities comprised of the Company’s Series D Shadow preferred stock warrants, Series D-2 Shadow preferred stock warrants, the warrants issued with the P2P Notes and the 2023 Convertible Notes, and the pre-funded common stock warrants (see Notes 7 and 8). The Company has elected to apply the fair value option to measure all convertible notes due to the nature of their embedded features.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Changes in the fair value measurement of Level 3 liabilities related to unrealized gains (losses) resulting from remeasurement of the Company’s outstanding convertible notes and warrant liabilities (see Notes 7 and 8) are reflected in the change in fair value of convertible notes and change in fair value of warrant liabilities in the consolidated statements of operations.

The change in the fair value of the Level 3 liabilities during the years ended December 31, 2024 and 2023 was as follows (in thousands):

	Pay-to-Play Convertible notes	2023 Convertible notes	Warrant liabilities	Total
Balance at January 1, 2023	$3,139	$—	$529	$3,668
Reinstatement of common stock warrants as preferred stock warrants	—	—	61	61
Issuance of Pay-to-Play convertible notes and related warrants	8,717	—	565	9,282
Common rights offering	142	—	—	142
Issuance of 2023 convertible notes and related warrants	—	11,175	1,125	12,300
Issuance of Pre-funded common stock warrants	—	—	505	505
Change in estimated fair value	2,643	6,889	945	10,477

Balance at December 31, 2023	$14,641	$18,064	$3,730	$36,435
Issuance of 2023 convertible note warrants and related warrants	—	105,902	4,816	110,718
Issuance of Pre-funded common stock warrants	—	—	464	464
Change in estimated fair value	1,301	8,721	5,701	15,723

Balance at December 31, 2024	$15,942	$132,687	$14,711	$163,340

The Company’s convertible notes and related warrants were classified within level 3 of the fair value hierarchy because there was no active market for the liabilities or similar instruments.

There were no transfers between Level 1, Level 2, or Level 3 of the fair value hierarchy during the years ended December 31, 2024 and 2023. Certain existing investors invested in P2P Notes during the year ended December 31, 2023, and accordingly, their common stock warrants were converted into Series D Shadow preferred stock warrants and reclassified as warrant liabilities (see Notes 7, 8 and 13).

Effective with the Merger on January 13, 2025, all outstanding convertible notes and outstanding warrant liabilities were converted (see Note 1).

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Supplementary Balance Sheet Information

Inventories

Inventories consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Finished goods	$87	$16
Work in progress	1,064	1,542
Raw materials	7,410	4,964

Total inventories	$8,561	$6,522

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Deferred offering costs	$11,121	$1,491
Prepaid taxes	2,020	—
Software licenses and maintenance	510	311
Advances paid to contract manufacturer	161	144
Other receivables	51	441
Prepaid subscriptions	131	83
Other	843	366

Total prepaid expenses and other current assets	$14,837	$2,836

Property and Equipment, Net

Property and equipment, net, consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Computer equipment	$12,525	$13,108
Software	2,833	4,984
Furniture and fixtures	175	346
Leasehold improvements	1,268	1,594
Vehicles	31	26

	16,832	20,058
Less: Accumulated depreciation	(14,751)	(18,503)

Total property and equipment, net	$2,081	$1,555

During the years ended December 31, 2024 and 2023, depreciation and amortization expense of property and equipment was $0.9 million and $2.0 million, respectively.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Inventory purchases	$3,289	$3,813
Professional fees	6,124	2,617
Technology costs	2,104	—
Deferred revenue	—	733
Other	479	301

Total accrued and other current liabilities	$11,996	$7,464

Accrued Loss on Purchase Commitments

As of December 31, 2024 and 2023, accrued loss on purchase commitments were $0.6 million and $3.6 million, respectively (see Note 12).

Accrued Compensation

Accrued compensation consists of the following as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Vacation	$652	$804
Employee benefits	182	724
401K payable	297	215
Salaries and Wages	269	113
Statutory liabilities	148	—
Other	65	82

Total accrued compensation	$1,613	$1,938

Note 6. Income Taxes

The following represents the domestic and foreign components of loss from operations before income taxes for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
United States	$(64,690)	$(89,525)
Foreign	2,543	1,338

Total loss before income taxes	$(62,147)	$(88,187)

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company’s components of the benefit from income taxes consists of the following for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Current:
US Federal	$(256)	$—
US States	1	1
Foreign	427	(492)

Total current	172	(491)
Deferred:
US Federal	$—	$—
US States	—	—
Foreign	(1,124)	(107)

Total deferred	(1,124)	(107)

Benefit from income taxes	$(952)	$(598)

Income tax expense differs from the amount of income tax determined by applying the U.S. federal statutory income tax rate of 21% to pretax loss as a result of the following differences for the years ended December 31, 2024 and 2023 ($ in thousands):

	2024		2023
	Amount	Percent	Amount	Percent
Pretax loss	$(62,147)		$(88,187)
Federal tax at statutory rate	(13,049)	21.0%	(18,522)	21.0%
State taxes, net of federal benefit	1	0.0%	1	0.0%
Gain on remeasurement of warrant liability	3,302	-5.3%	—	0.0%
Pay-to-Play equity financing charge (permanent difference)	—	0.0%	7,525	-8.5%
Other permanent differences	802	-1.3%	3,620	-4.1%
Return to accrual adjustment	(896)	1.4%	(433)	0.5%
Foreign tax rate differential	195	-0.3%	111	-0.1%
Tax credits	(1,211)	1.9%	(539)	0.6%
Uncertain tax positions	410	-0.7%	270	-0.3%
Valuation allowance	10,290	-16.6%	7,936	-9.0%
Other, net	(796)	1.3%	(567)	0.6%

	$(952)	1.4%	$(598)	0.7%

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The components of the Company’s deferred tax assets and liabilities are as follows as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Deferred tax assets:
Net operating loss carryforwards	$55,739	$45,600
Tax credit	5,678	4,989
Other reserves and accrued expenses	1,178	1,105
Lease liability	80	110
Depreciation	440	66
Share-based compensation	1,519	736
Capitalized R&D Sec 174	13,423	9,533
Other	3	(62)

Gross deferred tax assets	78,060	62,077
Valuation allowance	(75,826)	(60,937)

Net deferred tax assets	2,234	1,140
Deferred tax liabilities:
Right of use assets	(77)	(107)

Total deferred tax liabilities	(77)	(107)

Total net deferred tax assets	$2,157	$1,033

In determining the need for a valuation allowance, the Company weighs both positive and negative evidence in the various jurisdictions in which it operates to determine whether it is more likely than not that deferred tax assets are recoverable. In assessing the ultimate realizability of its net deferred tax assets, the Company evaluates all available objective evidence, including the cumulative losses and expected future losses and as such, management does not believe it is more likely than not that the net deferred tax assets will be realized. Accordingly, a full valuation allowance has been established in the U.S. and the Philippines. As of December 31, 2024 and 2023, the valuation allowance was $75.8 million and $60.9 million, respectively. The increase of $14.9 million in the Company’s valuation allowance as of December 31, 2024 compared to the prior year was primarily due to an increase in deferred tax assets arising from capitalized research and experimental expenditures and net operating losses.

At December 31, 2024, the Company had U.S. federal net operating loss (“NOL”) carryforwards of $215.5 million and U.S. state NOL carryforwards of $149.9 million. The U.S. federal NOL carryforwards will begin to expire in the year 2030 and the state NOL carryforwards will also begin to expire in the year 2030. As of December 31, 2024, the Company had federal tax credit carryforwards of $5.7 million available to offset future U.S. federal income taxes payable, which will begin to expire in the year 2035. As of December 31, 2024, the Company had state tax credit carryforwards of $4.3 million available to offset future state income taxes payable and foreign tax credits of $97.2 million available to offset future India income taxes payable.

The Company’s ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restriction in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code and similar state tax laws. In the event the Company should experience an ownership change, as defined, utilization of its net operating loss carryforwards and tax credits could be limited. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

It is the Company’s policy to include penalties and interest expense related to income taxes as a component of income tax expense. Management determined that no accrual for interest and penalties was required as of December 31, 2024 and 2023.

The Company’s primary tax jurisdictions are the United States, United Kingdom and India. All tax years since inception remain open to examination by the U.S. federal authorities as a result of the net operating losses and credit carryforwards since inception. The Company is not currently under income tax examinations in any foreign or state jurisdiction.

It is the Company’s policy to indefinitely reinvest undistributed earnings of their foreign subsidiaries and hence, no deferred tax liability for withholding taxes on undistributed earnings is required.

Uncertain Tax Positions

The Company applied FASB ASC 740-10-50, Accounting for Uncertainty in Income Tax, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

The Company had unrecognized tax benefits of approximately $5.0 million and $4.3 million as of December 31, 2024 and 2023, respectively. ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The amount of unrecognized tax benefits is not expected to significantly change over the next twelve months. No amounts, outside of valuation allowance, would impact the effective tax rate on continuing operations.

The beginning and ending unrecognized tax benefits amounts is as follows as of December 31, 2024 and 2023 (in thousands):

	2024	2023
Unrecognized tax benefits, beginning of period	$4,283	$3,811
Additions based on tax positions taken related to prior years	12	—
Additions based on tax positions taken related to current period	705	472

Unrecognized tax benefits, end of period	$5,000	$4,283

Note 7. Convertible Notes and Demand Notes

2022 Convertible Securities:

Pay-to-Play Convertible Notes:

In December 2022, in connection with the Company’s 2022 Pay-to-Play (“P2P”) transaction (the “P2P Transaction”), the Company entered into a Note Purchase and Exchange Agreement (“2022 P2P NPA”) with a group of lenders (each, a “Lender” and collectively, the “Lenders”). In January and February of 2023, the Company received $9.3 million in proceeds from the issuance of P2P Notes. Amounts received in 2022 and 2023 are referred to collectively as the “P2P Notes” (see Note 13). Pursuant to the 2022 P2P NPA, each Lender will pay the Company an agreed upon amount (“Consideration”) in return for one or more promissory notes. The P2P Notes have a 24-month term from the date of the 2022 P2P NPA which is December 9, 2024.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The 2022 P2P NPA provides that the P2P Notes may be converted as follows:

•

Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined), Maturity Conversion (as defined) or repayment has not occurred wherein the Next Equity Financing is defined as the next sale of Company equity securities, including warrants, other than Series D-2 Preferred stock or warrants to purchase Series D-2 preferred stock, following the date of the 2022 P2P NPA for the purpose of raising capital with gross proceeds of at least $5 million excluding the P2P Notes.

•

If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date (December 9, 2024), the principal and unpaid accrued interest of each P2P Note shall, at the written election of the Requisite Noteholders (holders of a majority interest in the aggregate outstanding principal amount of the P2P Notes) and the Company, pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and the Company.

•

In the event of a Corporate Transaction (any “Liquidation Event” as defined in the existing Certificate of Incorporation), the P2P Notes shall either be repaid or, at the option of the Requisite Noteholders, converted. If conversion is elected upon a Corporate Transaction, the 2022 P2P NPA provides that all outstanding principal and unpaid accrued interest due on the P2P Notes shall be converted into common stock.

•

If upon a Corporate Transaction, repayment is elected by the Requisite Noteholders, the amount of the outstanding P2P Note balance will be repaid based on (i) whether or not the Lender provided consideration less than, equal to or greater than their Pro Rata Portion (calculated as the percentage ownership in Preferred Stock held by the lender) of $20 million (the “Insider Amount”) by (2) the date of Contribution being either prior to November 30, 2022 (the “Initial Commitment Date”) or February 24, 2023 (“Final Closing date”).

•

New Lenders will receive payment equal to the then accrued and unpaid interest plus one and a half times (1.5X) the then outstanding principal, plus two times (2X) the outstanding principal (with respect only to the outstanding principal in excess of $1 million but less than $5 million), as applicable, plus three times (3X) the outstanding principal with respect only to the outstanding principal in excess of $5 million on the P2P Note.

Certain Lenders, who are also a holder of one or more P2P Notes, by either the Initial Commitment Date or the Final Closing Date, may also be entitled to receive warrants (“P2P Warrants”) to purchase equity securities of the Company, upon surrendering their P2P Notes to the Company, the number of which is to be determined by the type of shares into which the P2P Notes are converted as well as the level of investment. The Warrants will be exercisable, in whole or in part, during the term commencing on the date of issuance and ending December 9, 2025 (see Notes 8 and 13).

The Company elected to measure the P2P Notes in their entirety, for the respective period issued, at fair value with changes in fair value reported in a single line in the consolidated statements of operations. The notes were fair valued using a scenario-based method, considering varying levels of participation and four future event scenarios: Next Equity Financing, Maturity Conversion, Corporate Transaction, and Default. The conversion payout was calculated for each assumed event scenario, with probabilities estimated by management. The payout of the P2P Notes under each event scenario were discounted back to the valuation date using a discount rate aligned with the Company’s credit rating and the weighted average present value of each scenario used for the fair

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

value of the P2P Notes. For the years ended December 31, 2024 and 2023, the Company recognized a change in fair value from the P2P Notes of approximately $1.3 million and $2.6 million, respectively (see Notes 4 and 13). Upfront costs and fees related to items for which the fair value option is elected must be recognized immediately. As such issuance costs (warrants) and fees associated with the convertible notes were recognized in current earnings.

Under the terms of the 2022 P2P NPA, any existing investor that purchased any P2P Note, received the right to exchange the common stock held following the November 30, 2022 conversion event (the “Converted Common”) for a number of shares of shadow preferred stock mirroring the respective classes of preferred stock held prior to the conversion (the “Pull-Through Exchange”), however, all Senior Series D (see Note 10) shareholders received an automatic pull-through of their Converted Common into their respective Senior Series D Shadow preferred stock regardless of whether they invested in a P2P Note. The exchange was calculated using a defined “Exchange Formula” based on the existing investor’s amount of investment in the P2P Note in relation to the designated pro-rata share portion of the Insider Amount. To the extent that an eligible existing investor purchases P2P Notes representing less than its pro rata portion of the Insider Amount, such investors Converted Common remain as Converted Common shares for that portion equal to the shortfall in its pro-rata contribution (see Note 10). Additionally, investors in the P2P Notes also received warrants (the “P2P Warrants”) whose total exercise price is determined based on the timing of investment as well as the level of investor participation vis-à-vis each investor’s designated pro-rata portion (see Note 8).

During the year ended December 31, 2023, certain investors who previously had their preferred stock and Series D warrants converted to common stock and common stock warrants, respectively, in connection with the 2022 conversion event, invested in P2P Notes. The resulting Pull-Through Exchange reinstated their Converted Common stock into share of the class(es) of Shadow Preferred Stock identical to those held prior to the 2022 conversion event (See Note 10) and reinstated their warrants into Series D Shadow preferred stock warrants (see Note 8). The fair value of the Series D warrants at reinstatement, approximating $61,000, was recognized as a component of the Pay-to-Play financing charge for the year ended December 31, 2023.

The 2022 P2P NPA provided the Company a right, subject to the approval of the Company’s Board of Directors (the “Board”), to conduct a common rights offering (the “Offering”) to raise additional funds. Pursuant to the 2022 P2P NPA, at the discretion of the Board, the Company could issue either shares of common stock or additional P2P Notes. In November 2023, the Company entered into an Exchange Agreement with eligible common shareholders, as defined, whereby, each participating eligible common shareholder received a P2P Note, subject to the same terms as existing P2P Notes with the exception that the P2P Notes issued to these common shareholders did not include the right to receive P2P Warrants. Proceeds received under the Offering totaled $0.1 million. In addition to the P2P Note, each participating eligible common shareholder also received the right to have the number of common shares held immediately prior to the Offering restored to the total number of common shares held prior to the Company’s 2022 reverse stock-split. For the year ended December 31, 2023, this restoration of common shares resulted in incremental value to the participating eligible common investors of $5.2 million, measured as the fair value of the incremental common shares received or restored following the Offering. This incremental value has been accounted for as a Pay-to-Play financing charge in the accompanying consolidated statements of operations. During the year ended December 31, 2024, the Company did not enter into any Exchange Agreements with eligible common shareholders.

On the Closing Date, as provided by the terms of the P2P notes, the outstanding P2P Notes were converted, at the option of the holders, to common stock upon the execution of the Merger (see Note 1).

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

2023 Convertible Notes:

From July 2023 through November 2023, the Company raised $12.3 million in convertible notes (the “2023 Convertible Notes”) under the note purchase agreement dated July 3, 2023, as amended on August 1, 2023 to refine the valuation cap definition (the “2023 NPA”) (see Note 13). The 2023 Convertible Notes accrue interest at 10% per annum and mature 18 months from the date of the 2023 NPA. The 2023 Convertible Notes are secured by all of the Company’s assets.

During the year ended December 31, 2024, the Company received $110.7 million in additional proceeds from the issuance of 10% secured convertible notes under the 2023 NPA. The 2023 NPA was amended and restated on April 22, 2024 to accommodate a new group of lenders, the “Final Closing Lender”, defined as any lender who purchases a related convertible note on or after April 22, 2024. The conversion price upon a SPAC Transaction for a Final Closing Lender is defined as a price per share that would entitle the Final Closing Lender to receive a number of BurTech Class A common stock equal to the outstanding principal and accrued interest divided by five (5). In addition, the per share exercise price of the related 2023 Convertible Note Warrants upon a SPAC Transaction was amended to $11.50.

As of the April 22, 2024 amendment, the convertible notes have a stated maturity date of December 31, 2025, and are subject to automatic conversion upon the consummation of a SPAC Transaction, as defined, subject to conversion or repayment at maturity or upon a Next Equity Financing, as defined, and are subject to repayment upon a Corporate Transaction, as defined. Investors in these secured convertible notes also received warrants to purchase equity shares of the Company.

Of the $110.7 million in proceeds received during the year ended December 31, 2024, $11.5 million was received from BurTech (see Note 1), $2.4 million from miscellaneous parties, and $96.8 million from a separate third-party group of investors (the “RT Parties”) in connection with an agreement to provide convertible note financing of up to $125.0 million (the “Blaize Note Financing Agreement”). Under this separate agreement, the RT Parties and their transferees or distributes will not be required to execute any lock-up or similar agreement restricting transfer or disposition of all shares of common stock of Blaize issuable upon the conversion of the notes, all Company shares issuable upon the exercise of warrants issued to the RT Parties as well as all securities of New Blaize to be issued to the RT Parties upon consummation of the merger.

The 2023 NPA provides that the notes may be converted as follows:

•

Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined), Maturity Conversion (as defined), SPAC Conversion (as defined) or repayment has not occurred wherein the Next Equity Financing, defined as the next sale of Company equity securities or other securities issued in connection with Senior Indebtedness, following the date of the 2023 Convertible Notes for the purpose of raising capital.

•

For Lenders who purchased a 2023 Convertible Note on or before July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms and conditions applicable to the equity securities sold in the Next Equity Financing, except that (A) the per share liquidation preference shall be 1.5 times the conversion price, (B) the initial conversion price for purposes of price-based anti-dilution protection will equal the conversion price, (C) the basis for any dividend rights will be based on the conversion price, and (D) such shares will rank senior to the other equity securities existing at the time of the applicable conversion with respect to liquidation preference.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

•

For any Lender who purchased a 2023 Convertible Note after July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms as described in the preceding paragraph except that the per share liquidation preference will equal the conversion price.

•

The conversion price for all Lenders, regardless of purchase date, for this Next Equity Financing is the lesser of 80% of the per share issue price of the equity securities sold in this financing event or a calculated per share value based on a defined valuation cap and fully-diluted capital.

•

If the Next Equity Financing conversion, Corporate Transaction conversion, SPAC conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date (December 31, 2025), the principal and unpaid accrued interest of each 2023 Convertible Note shall, at the written election of the Requisite Noteholders (which must include certain noteholder), pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and the Company.

•

If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred prior to a SPAC transaction, the principal and unpaid accrued interest of each 2023 Convertible Note, with the exception of notes issued to a Final Closing Lender, shall automatically convert (the “SPAC Conversion”) into a number of common shares equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on each 2023 Convertible Note by the applicable conversion price. The conversion price in this SPAC Conversion is the lesser of 80% of the SPAC price per share or a calculated per share value based on a defined valuation cap and fully-diluted capital immediately prior to the SPAC transaction.

•

In the event of a Corporate Transaction (any “Liquidation Event” as defined in the existing Certificate of Incorporation), the 2023 Convertible Notes shall be repaid as follows at the closing of the Corporate Transaction:

•

For any Lender who purchased a 2023 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs on or before July 3, 2024, an amount equal to the then accrued but unpaid interest plus three (3) times the then outstanding principal.

•

For any Lender who purchased a 2023 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs after July 3, 2024, an amount equal to the then accrued but unpaid interest plus five (5) times the then outstanding principal.

•

For any Lender who purchased a 2023 Convertible Note after July 3, 2023, in respect of any such Corporate Transaction, an amount equal to the then accrued but unpaid interest plus one and a half (1.5) times the then outstanding principal.

Investors in the 2023 Convertible Notes also received warrants to purchase the same type of equity shares into which the 2023 Convertible Notes are converted (see Notes 8 and 13).

Investors in these secured convertible notes also received warrants to purchase equity shares of the Company.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company elected to measure the 2023 Convertible Notes in their entirety at fair value with changes in fair value reported in a single line in the consolidated statements of operations. The 2023 Convertible Notes were fair valued using a scenario-based method, considering five future event scenarios: Next Equity Financing, Maturity Conversion, SPAC Conversion, Corporate Transaction, and Default. The conversion payout was calculated for each assumed event scenario, with probabilities estimated by management. The payout of the 2023 Convertible Notes under each event scenario were discounted back to the valuation date using a discount rate aligned with the company’s credit rating and the weighted average present value of each scenario used for the fair value of the 2023 Convertible Notes.

For the years ended December 31, 2024 and 2023, the Company recognized a change in fair value of approximately $8.7 million and $6.9 million, respectively. Upfront costs and fees related to items for which the fair value option is elected must be recognized immediately. As such issuance costs (warrants) and fees associated with the convertible notes were recognized in current earnings.

One investor who purchased a 2023 Convertible Note also received an RSU grant for a total of 6,000,000 RSUs (see Note 13) which originally vested in full on the one-year anniversary of the grant date with such vesting subject to full acceleration upon the consummation of an IPO, SPAC Transaction, Direct Listing or Sale Event, as defined. The RSUs were valued on the date of issuance equal to the fair value of common stock approximating $2.6 million and accounted for as Debt Financing Charge on the 2023 Convertible Note. On December 22, 2023, the Company modified the RSU terms to immediately accelerate the vesting of the 6,000,000 awards outstanding and issue 6,000,000 shares of common stock (see Note 13).

The scheduled maturities of the Company’s outstanding convertible notes as of December 31, 2024 is as follows (in thousands):

Year ending December 31, 2025	$148,629
Less: Current portion	(148,629)

Long-term portion	$—

On the Closing Date, as provided by the terms of the 2023 Convertible Note Agreement, the outstanding 2023 Convertible Notes were converted, at the option of the holders, to common stock upon the execution of the Merger (see Note 1).

Demand Notes:

During the year ended December 31, 2023, the Company issued short-term demand notes totaling $5.1 million, of which $4.8 million remained outstanding as of December 31, 2023. The outstanding notes earn simple interest based on a rate of twelve percent (12%) with the outstanding principal and all accrued interest due and payable on demand by the holders at any time on or after the earlier of (1) the receipt of a minimum of $15.0 million from BurTech and other investors pursuant to the Note Purchase Agreement dated July 2, 2023 and (2) March 31, 2024 (see Note 13). In April 2024, the Company repaid the total outstanding principal and interest of $5.0 million.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Warrant Liabilities

P2P Warrants:

Certain investors who invested in the P2P Notes (see Notes 7 and 13) also received P2P Warrants for no additional consideration resulting in the allocation of proceeds between the P2P Notes and P2P Warrants (see Notes 7 and 13).

Under the terms of the 2022 P2P NPA and related warrant agreements, the P2P Warrants will be exercisable, in whole or in part, during the term commencing on the date of issuance through the three-year anniversary of the date of issuance. The number of Warrants each Lender is entitled to is based on the timing of the Lender’s investment as well as the Lender’s amount of funding, wherein the “Conversion Shares” is defined as the type of equity shares to be issued in the future upon conversion of the P2P Notes. The total number of warrants ranges from 20% to 40% of the total Conversion Shares to be issued for Lenders who invest at or less then their pro rata portion and for Lenders who invest above their pro rata portion, the total number of warrant shares is an additional 10% to 20% of a calculated incremental number of shares over the designated pro rata portion.

During 2023, in connection with the additional issuance of P2P notes, 336,950 Series D Shadow Preferred Stock warrants were reinstated at a fair value of approximately $61,000 (see Note 7) and reclassified from equity to warrant liability.

Upon exercise, these P2P Warrants will enable the Lenders to purchase Conversion Shares at a price (“Conversion Price”) determined based on when P2P Warrants are exercised and shall no longer be exercisable and become null and void upon 10 days prior to the consummation of the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933 (an “IPO”), acquisition by a Special Purpose Acquisition Company (a “SPAC Transaction”) and a defined liquidity event. The P2P Warrants have a fixed total exercise price known at inception (based on the amount of consideration paid by each Lender) and upon exercise will be settled in a variable number of the Conversion Shares. The P2P Warrants are legally detachable and separately exercisable from the P2P Convertible Notes. The Company accounts for the P2P Warrants as liabilities measured at fair value with subsequent changes in fair value recognized in earnings (see Note 4).

Effective February 28, 2024 the Series D Shadow Preferred Stock warrants expired unexercised.

As provided by the terms of the P2P notes, the notes remained outstanding and were converted, at the option of the holders, to common stock upon the Closing Date (see Note 1).

2023 Convertible Note Warrants:

Investors in the 2023 Convertible Notes received warrants (“2023 Convertible Note Warrants”) exercisable upon the earliest to occur of a Next Equity Financing Conversion, Maturity Conversion, SPAC Conversion or Corporate Transaction, as defined, and expire, prior to the Amendment in April 2024 (see below), ten years from issuance (see Note 13). The 2023 Convertible Note Warrants were granted for no additional consideration resulting in the allocation of proceeds between the 2023 Convertible Note and 2023 Convertible Note Warrants (see Notes 7 and 13).

On April 22, 2024, as part of the Blaize, BurTech Merger Sub Inc., and Burkan amended the original Merger Agreement to make certain adjustments in connection with the Blaize Note Financing (see Note 7) and additional adjustments related to warrant financing including an increase in the base purchase price and changes to certain definitions and terms.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Under the terms of the April 2024 amendment, the number of warrant shares issuable upon exercise is equal to the quotient obtained by dividing (i) 25% or 10% (the higher percentage which applies only to investors who purchased a convertible note on or before July 3, 2023) of the original principal amount of the corresponding note by (ii) (y) with respect to a Next Equity Financing Conversion, Maturity Conversion, or a SPAC Conversion, the Exercise Price (as defined herein) or (z) with respect to a Corporate Transaction, a per share price equal to the value of the consideration payable to the holder of each share of common stock of the Company. The Exercise price is defined as follows:

•	With respect to a Next Equity Financing Conversion, the per share issue price by new money investors for the equity securities;

•	With respect to a Maturity Conversion, a per share price mutually agreed upon by the Company and the Requisite Noteholders;

•	With respect to a SPAC Conversion, $11.50 per share and

•	With respect to a Corporate Transaction, the Corporate Transaction Exercise Price, as defined

Additionally, the expiration date of the warrants was changed from 10 years to 5 years from the original date of issuance.

The 2023 Convertible Note Warrants are legally detachable and separately exercisable from the 2023 Convertible Notes. The Company accounts for the 2023 Convertible Note Warrants as liabilities measured at fair value with subsequent changes in fair value recognized in earnings.

As provided by the terms of the 2023 Convertible Notes, the notes remained outstanding and were converted, at the option of the holders, to common stock upon the Closing Date (see Note 1).

Other Warrants:

In conjunction with the December 22, 2023 Merger Agreement, the Company entered into a pre-funded warrant agreement (the “Burkhan Pre-funded Warrant”) with one of the parties to the Merger. The Burkhan Pre-funded Warrant is only exercisable at the closing of the Merger and becomes null and void if the Merger Agreement is terminated. The Burkhan Pre-funded Warrant provides for the issuance of a sufficient number of Company common stock shares that would allow the warrant holder to acquire BurTech Class A common Stock upon the closing of the Merger. The maximum number of BurTech Class A Common Stock to be received under the Burkhan Pre-funded Warrant is 6,833,333, wherein a portion of this total share amount is subject to reduction, depending on the Available Acquiror Cash, as defined in the Merger Agreement, at closing. Pursuant to the terms of the Burkhan Pre-Funded Warrant, in no case would the holder receive less than 2,500,000 shares of BurTech Class A common stock at closing.

On April 22, 2024, the Company amended and restated the Burkhan Pre-funded Warrant to reduce the number of BurTech Class A common stock shares to which the holder is entitled upon exchange of the Company common shares issuable upon exercise of the warrant. The number of BurTech Class A common stock shares was reduced from a maximum of 6,833,333 share to a fixed 2,000,000 shares. This amendment, in turn, reduces the applicable number of Company common shares to be issued to the holder upon exercise. Additionally, in conjunction with its participation in the Blaize Note Financing Agreement, one of the RT Parties received a new and separate prefunded warrant (the “Ava Pre-funded Warrant”) with an exercise price of $45,000 that entitles the RT Party investor to receive 4,500,000 shares of BurTech Class A common stock, also via the issuance of Company common shares upon exercise that are subject to exchange into BurTech Class A common stock upon the closing of the Merger. The fair value of the newly issued Ava Pre-funded Warrant of $0.5 million was recognized as a debt financing charge on 2023 convertible notes during the year ended December 31, 2024.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

All of the Company’s warrants exercisable into preferred stock are classified as liabilities requiring ongoing remeasurement at fair value.

As provided by the terms of the P2P notes, the notes remained outstanding and were converted, at the option of the holders, to common stock upon the execution of the Merger (see Note 1).

			Number of warrant shares at December 31,				Approximate fair value at December 31,
Warrant Type:	Exercise Price		2024		2023		2024	2023
Series D Shadow Preferred Warrants	$10.44		—		338,495		$—	$3
Series D-2 Shadow Preferred Warrants	$4.97		756,172		756,172		56	894
Pay-to-Play Warrants	(a	)	(a	)	(a	)	1	976
Convertible Notes Warrants - 2023	(c	)	(c	)	(c	)	79	1,352
Common stock warrants (b)	$104.43		—		2,063		—	—
Pre-funded common stock warrants (d)	$0.01		(d	)	(d	)	4,485	505
Pre-funded common stock warrants (e)	$100.00		(e	)	—		10,091	—

			756,172		1,096,730		$14,712	$3,730

(a)

The number of warrant shares to be issued upon exercise of the P2P Warrants is not determined as of December 31, 2024 or 2023, therefore, the exercise price is only known in aggregate based on individual investor participation levels and timing of investment. The aggregate exercise price is $2.5 million as of December 31, 2024 and 2023. The Company’s valuation of its P2P Warrants assumes expected warrant shares of 1,127,088 and a range of 694,397 to 721,086 shares of either common stock or a future preferred stock series as of December 31, 2024 and 2023.

(b)

Common stock warrants represent prior Series D Preferred Warrants which were converted in November 2022 to common stock warrants following the Company’s conversion event, as adjusted for the related December 2022 reverse stock split. These common stock warrants are classified in equity upon conversion in 2022. During January 2023, 336,950 of the Series D Preferred Warrants were reinstated upon the investor participating in the P2P Note extension. These warrants expired during the year ended December 31, 2024.

(c)

The number of warrant shares to be issued upon exercise of the Convertible Note Warrants as well as the related aggregate exercise price is not determinable as of December 31, 2024 and 2023 due to variable settlement terms. As of December 31, 2024 and 2023, the aggregate fixed monetary amount that will serve as the basis of calculating the number of warrant shares into which the Convertible Notes may be exercised into is $13.0 million and $2.0 million, respectively.

(d)

Total exercise price is $68,333. As of December 31, 2023, the number of warrant shares is estimated based on the total Company common shares that would be required to be issued to be exchanged for the maximum number of BurTech Class A Common and is estimated at 7,007,582 shares. As of December 31, 2024, taking into consideration the effect of the April 2024 amendment, the number of warrant shares required to be issued in the form of BurTech Class A Common stock is fixed at 2,000,000 shares.

(e)	Total exercise price is $45,000. As of December 31, 2024, the number of warrant shares to be issued in the form of BurTech Class A Common stock is a fixed 4,500,000 shares.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Assumptions used in the Black-Scholes option pricing model to fair value the Shadow Series D warrants reinstated January 2023 and the assumptions used to fair value the Shadow Series D and Shadow Series D-2 preferred stock warrants as of the respective reporting period were as follows:

At issuance:

Issued during the years ended December 31, 2024 and 2023:

	Series D-2 Shadow Preferred Stock Warrant Reinstatement
	Issued in 2024	Issued in 2023
Risk-free interest rate	NA	4.65%
Expected life, in years	NA	1.11
Expected volatility	NA	65.00%
Dividend yield	NA	0.00%
Fair value of preferred stock	NA	$4.01

As of December 31, 2024 and 2023:

			Series D Shadow Preferred Stock Warrants
	Series D-2 Shadow Preferred Stock Warrants
	December 31, 2024	December 31, 2023	December 31, 2023
Risk-free interest rate	4.20% - 4.40%	4.51%	5.50%
Expected life, in years	0.04 - 0.72	1.72	0.16
Expected volatility	50.80%	52.50%	52.50%
Dividend yield	0.00%	0.00%	0.00%
Fair value of preferred stock	$4.36	$4.19	$5.76

The P2P Warrants, issued in 2022 and in 2023 were valued using the Black-Scholes option pricing model probability-weighted for the same future event scenarios as defined in the valuation of the P2P Notes wherein the warrant strike price and the fair value of the respective Conversion Shares was calculated for each of participation group with 20%, 30%, 40%, and 60% warrant percentages, respectively.

At issuance:

Issued during the years ended December 31, 2024 and 2023:

	Warrants issued with P2P Convertible Notes
	Issued in 2024	Issued in 2023
Risk-free interest rate	NA	4.09% - 4.65%
Expected life, in years	NA	1.0 - 1.94 years
Expected volatility	NA	66.6% - 71.6%
Dividend yield	NA	0.00%
Fair value of preferred stock	NA	$1.51
Fair value of common stock	NA	$0.46

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2024 and 2023:

	Warrants issued with 2022 P2P Notes
	December 31, 2024	December 31, 2023
Risk-free interest rate	4.16% -4.31%	4.54% -4.79%
Expected life, in years	0.04 -1.00 years	1.0 - 1.44 years
Expected volatility	69.8% - 71.6%	61.2% - 62.3%
Dividend yield	0.00%	0.00%
Fair value of preferred stock	immaterial	$4.16
Fair value of common stock	$1.94	$0.74

The 2023 Convertible Note Warrants, issued in 2023 and in January and February of 2024 were valued using the Black-Scholes option pricing model probability-weighted for future event scenarios as defined in the 2023 Convertible Note NPA. The exercise price is a floating exercise price, thus, was estimated using a Monte Carlo simulation model. The following summarizes additional related valuation assumptions:

At issuance:

Issued during the years ended December 31, 2024 and 2023:

Warrants issued with 2023 Convertible Notes
	Issued in 2024	Issued in 2023
Risk-free interest rate	3.86% - 5.55%	NA
Expected life, in years	0.36 - 5.00 years	NA
Expected volatility	61.2% - 73.0%	NA
Dividend yield	0.00%	NA
Fair value of preferred stock	$4.16 - $4.43	NA
Fair value of common stock	$0.74 - $0.81	NA

As of December 31, 2024 and 2023:

	Warrants issued with 2023 Convertible Notes
	December 31, 2024	December 31, 2023
Risk-free interest rate	3.98% -4.99%	3.88% -5.26%
Expected life, in years	0.04 -1.00 years	0.51 -9.51 years
Expected volatility	69.8% - 73.2%	61.2% - 62.8%
Dividend yield	0.00%	0.00%
Fair value of preferred stock	immaterial	$4.16
Fair value of common stock	$1.94	$0.74

The fair value of the pre-funded common stock warrants has been estimated based on a probability-weighted approach of scenarios, including the scenarios that the Merger will and will not be consummated.

As of December 31, 2024, no Company warrants have been exercised.

As provided by the terms of the Merger, the outstanding warrants were converted, at the option of the holders, to common stock upon the Closing Date (see Note 1).

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Leases

The Company’s lease obligations primarily consist of operating leases for its headquarters complex and domestic and international office facilities, with lease periods expiring between fiscal years 2026 and 2029, some of which include options to extend up to 12 months. The Company does not have any leases that include residual value guarantees.

Payments under the lease arrangements are primarily fixed, however, certain lease agreements contain variable payments, which are expensed as incurred and not included in the operating lease assets and liabilities. These amounts include variable payments for maintenance services, utilities, and other expenses.

During the year ended December 31, 2023, the Company executed three lease renewals for a period of five years and extinguished one lease prior to its scheduled termination date. The loss recognized on lease termination was immaterial.

The components of the net lease cost reflected in the Company’s consolidated statements of operations were as follows for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Operating lease costs	$817	$989
Short-term lease costs	26	46

	$843	$1,035

As of December 31, 2024, the Company’s operating leases had a weighted average remaining lease term of 3.2 years and a weighted average discount rate related to the Company’s ROU assets and lease liabilities of 9.9%. As of December 31, 2023, the Company’s operating leases had a weighted average remaining lease term of 4.0 years and a weighted average discount rate related to the Company’s ROU assets and lease liabilities of 9.8%.

Supplemental information related to operating leases was as follows for the years ended December 31, 2024 and 2023 (in thousands):

	2024	2023
Cash paid for amounts included in the measurement of operating lease liabilities	$785	$1,008
Right-of-use assets obtained in exchange for lease liabilities	$—	$1,673
Right-of-use assets and lease liabilities extinguished upon termination of lease, net gain	$—	$108
Short-term variable lease expenses	$52	$202

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2024, future minimum lease payments under the Company’s non-cancelable operating leases are as follows (in thousands):

Operating lease obligations

2025	$721
2026	534
2027	421
2028	357
2029	13

Total	2,046
Less: imputed interest	(302)

Present value of net future minimum lease payments	1,744
Less: short-term operating lease liabilities	(578)

Long-term operating lease liabilities	$1,166

Note 10. Redeemable Convertible Preferred Stock

Under the terms of the December 12, 2022 Amended and Restated Certificate of Incorporation the Company introduced “Shadow Preferred” classes of stock. A Shadow Preferred class of stock was created for each series of preferred stock outstanding prior to the conversion. Those shareholders who participated in the Company’s December 2022 P2P Transaction obtained the benefit of the Pull-Through Exchange of their Converted Common into shares of the class(es) of Shadow Preferred Stock identical to those previously held (see Note 7). Investors who did not participate, retained ownership only in Converted Common stock.

In January and February 2023, the Company raised $9.4 million in additional P2P Notes, inclusive of $0.1 million in proceeds from the Common Rights Offering (see Notes 7 and 13). Those shareholders who participated in providing additional funding in 2023 obtained the benefit of the Pull-Through Exchange of their Converted Common into shares of the class(es) of Shadow Preferred Stock identical to those previously held (see Note 7). Investors who did not participate retained ownership only in Converted Common stock. For the year ended December 31, 2023, the Pull-Through Exchange resulted in incremental value to the investors in the P2P Notes of $30.6 million, measured as the difference in the fair value of the Shadow Preferred Stock shares held after the Pull-Through Exchange to the fair value of the Converted Common held just prior to the Pull-Through Exchange, which has been accounted for as a Pay-to-Play financing charge in the consolidated statements of operations.

The authorized, issued and outstanding shares of the redeemable convertible preferred stock and liquidation preferences as of December 31, 2024 and 2023 were as follows (dollars in thousands):

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

	Authorized Shares	Outstanding Shares	Net Carrying Value *	Liquidation Preference
			(In thousands)
Series Seed Shadow Preferred	5,032,238	2,020,309	$698	$698
Series A Shadow Preferred	15,174,130	4,573,935	3,183	3,183
Series B Shadow Preferred	18,392,046	12,234,661	8,442	8,442
Series C Shadow Preferred	13,722,052	10,211,548	48,661	48,661
Series D Shadow Preferred	4,707,494	3,990,707	41,673	41,673
Series D Exchange Shadow Preferred	4,707,494	239,405	2,500	2,500
Series D-1 Shadow Preferred	3,935,839	3,662,318	30,595	30,595
Series D-1 Exchange Shadow Preferred	3,935,839	—	—	—
Series D-2 Shadow Preferred	27,042,965	7,561,820	37,595	37,595

Total	96,650,097	44,494,703	$173,347	$173,347

*	net of issuance cost including cash, issuance of preferred stock warrants & dividend contribution(In thousands)

The following summarizes the terms of the redeemable convertible preferred stock outstanding for Series Seed Shadow, Series A Shadow, Series B Shadow, Series C Shadow, Series D Shadow, Series D Exchange Shadow, Series D-1 Shadow and Series D-2 Shadow redeemable convertible preferred stock of the Company (collectively the “preferred stock”). The Series D-2 Shadow Preferred Stock, Series D Exchange Shadow Preferred Stock and Series D-1 Exchange Shadow Preferred Stock are collectively referred to as the “Senior Series D Shadow Stock”. Series Seed Shadow Preferred Stock through Series C Shadow Preferred Stock are collectively referred to as the “Junior Shadow Preferred Stock”. Unless specified, the rights of the individual preferred stock series outstanding prior to the P2P Transaction (see Note 7) and related establishment of Shadow Preferred classes remained the same.

Voting Rights

Each holder of preferred stock shall have the right to one vote for each share of common stock into which such shares of preferred stock could be converted and shall have full voting rights and powers equal to the voting equal to the voting rights and powers of the holders of common stock.

As long as a majority of the shares of Series A Shadow Preferred Stock originally issued remain outstanding, the holders of the Series A Shadow Preferred Stock are entitled to elect 1 Director. As long as a majority of the shares of Series B Shadow Preferred Stock originally issued remain outstanding, the holders of the Series B Shadow Preferred Stock are entitled to elect 1 Director. As long as a majority of the shares of Series C Shadow Preferred Stock originally issued remain outstanding, the holders of the Series C Shadow Preferred Stock are entitled to elect 1 Director. The holders of the Common Stock are entitled to elect 1 Director. The holders of the Shadow Preferred Stock and Common Stock (voting together as a single class and not as a separate series, and on an as-converted basis) are entitled to elect any remaining directors of the Company.

Dividends

The holders of Series B Preferred Stock and Series C Preferred Stock are entitled to receive dividends prior and in preference to any dividends on the Series Seed Preferred Stock, Series A Preferred Stock and Common Stock, at the rate of $0.0552 per annum for each share of Series B Preferred Stock and $0.3812 per annum for each share of Series C Preferred Stock, on a non-cumulative basis, when and if declared by the Company’s Board of Directors (the Board). Holders of Series B Preferred Stock and Series C Preferred Stock may waive their dividend preference subject to certain elections. After payment of such dividend, any additional dividends shall be distributed among all holders of Common Stock and in proportion to the number of shares of Common Stock then held by each holder on an as-converted basis.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Liquidation

In the event of a Liquidation Transaction, each series of Senior Series D Shadow Preferred Stock shall be entitled to receive out of the proceeds or assets of the Company available for distribution to its stockholders, prior and in preference to any distribution of the proceeds to the Series D Shadow Preferred Stock, Junior Shadow Preferred Stock, and Common Stock, an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for Series D Shadow Stock, plus declared but unpaid dividends. Upon completion of the distribution for the Senior Series D Shadow Preferred Stock, Series D Shadow Preferred Stock is entitled to receive proceeds prior and in preference to any distribution to Junior Shadow Preferred Stock and Common Stock, also an amount equal to the Original Issue price. Similarly, Junior Shadow Preferred Stock has liquidation preference over Common Stock. Upon completion of the distribution required to preferred stockholders, the remaining proceeds shall be distributed to common stockholders on a pro rata basis.

The Original Issuance Price is defined as $0.3456 per share for Series Seed Shadow Preferred Stock; $0.6960 per share for Series A Shadow Preferred Stock; $0.6900 per share for Series B Shadow Preferred Stock and; $4.7653 per share for Series C Shadow Preferred Stock; $10.4425 per share for Series D Shadow Preferred Stock; $8.3540 per share for Series D-1 Shadow Preferred Stock; $4.9717 per share for Series D-2 Shadow Preferred Stock; $10.4425 per share for Series D Exchange Shadow Preferred Stock and $8.3540 per share for Series D-1 Exchange Preferred Stock plus any declared but unpaid dividends on such shares.

A Liquidation Event shall include the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets; the consummation of a merger or consolidation of the Company with or into another entity (unless the holders of the Company’s capital stock continue to hold at least 50% of the voting power); the closing of the transfer in one transaction or a series of transactions to a person or group of affiliated persons if after such closing, such person or group of affiliate persons hold 50% or more the outstanding voting stock of the Company; or a liquidation, dissolution or winding up of the Company (provided that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of the Company’s incorporation or create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s capital stock immediately prior to such transaction).

Redemption

At any time after the initial issuance date, upon receipt of a Redemption Request by the Company of not less than a majority of the then outstanding Series B Shadow Preferred Stock, Series C Shadow Preferred Stock, Series D Shadow Preferred Stock, Senior Series D Shadow Preferred Stock, by class respectively (the Redemption Request), the Company shall, upon certain conditions being met, redeem the original issuance price plus any declared but unpaid dividends to the redeeming holders of preferred stock within 90 days of the Redemption Request in three annual installments so long as the total redemption amount does not exceed 15% of the Company’s then current enterprise value.

The redemption request could not be made until after the fifth anniversary of the date upon which shares of the Series C Preferred Stock are first issued, or July 2023. Such request was not made as of such date (see Note 7).

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Due to conditions of redemption that are outside the control of the Company, the redeemable convertible preferred stock has been reflected outside of stockholders’ deficit.

Conversion

The holders of the preferred stock have a right to convert their stock into shares of common stock at any time after the date of issuance and on the fifth day prior to the Redemption Date. Each share of preferred stock shall be convertible to common stock, the rate of which is determined by dividing the applicable Original Issuance Price for such series by the applicable “Conversion Price” (defined as Original Issuance Price applicable to such series, subject to certain adjustments as define in Section 4(d) of the Restated Certificate of Incorporation).

In addition, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate immediately upon the earlier of (i) an IPO with resulting gross proceeds of at least $150.0 million, (ii) a Qualified Direct Listing, (ii) a Qualified SPAC Transaction with cash and cash equivalents of at least $225.0 million after redemptions or (iv) upon vote or written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock voting as a single class on an as-converted basis.

If there is a recapitalization of the Common Stock, provision shall be made so that the holders of the Preferred Stock shall be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock, or other securities or property of the Company, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.

On the Closing Date, all outstanding preferred stock was converted to common stock upon the execution of the Merger (see Note 1).

Note 11. Common stock and Stock-Based Compensation

Common stock:

At December 31, 2024 and 2023, there were 175,095,000 shares of common stock authorized, respectively, and 17,519,999 and 17,454,353 shares issued and outstanding, respectively.

Holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the priority rights of holders of all series of Preferred Stock outstanding. Holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Common stock reserved for issuance as of December 31, 2024 and 2023, is as follows:

	2024		2023
Series Seed Shadow Preferred	2,020,309		2,020,309
Series A Shadow Preferred	4,573,935		4,573,935
Series B Shadow Preferred	12,234,661		12,234,661
Series C Shadow Preferred	10,211,548		10,211,548
Series D Shadow Preferred	3,990,707		3,990,707
Series D Exchange Shadow Preferred	239,405		239,405
Series D-1 Shadow Preferred	3,662,318		3,662,318
Series D-2 Shadow Preferred	7,561,820		7,561,820
Warrants outstanding for future issuance of Series D Shadow and	756,172		1,094,667
Series D-2 Shadow preferred stock
Warrants outstanding for future issuance of common stock	—		2,063
Pay-to-Play warrants (estimated see Note 8)	1,127,088		721,086
Convertible Notes warrants - 2023	(a	)	(a	)
Pre-funded warrant (estimated see Note 8)	2,000,000		7,007,582
Pre-funded warrant April 2024 (estimated see Note 8)	4,500,000		—
Stock options and restricted stock units	41,018,458		21,354,809
Stock options available for future issuance	2,226,705		839,706

Total shares of common stock reserved	96,123,126		75,514,616

(a)	The number of warrants shares to be issued upon exercise of the 2023 Convertible Note Warrants is not determinable as of December 31, 2023 due to the variable settlement terms (see Note 8).

Stock-Based Compensation:

In November 2011, and as amended in December 2018 and August 2021, the Company adopted the 2011 Stock Plan (the “2011 Amended Plan”). Under the 2011 Amended Plan, incentive stock options (“ISOs”) may be granted to employees at exercise prices not lower than the fair value of the stock at the date of grant as determined by the Board, or the committee appointed by the Board to administer the 2011 Amended Plan. For ISOs granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of the Company’s stock, the per share exercise price must be no less than 110% of the fair value on the date of the grant as determined by the Board.

The Company recognizes compensation expense for service-based options on a straight-line basis over the requisite service period of all employees or non-employees, which is the award’s vesting term, generally over four years. The Company accounts for forfeitures when they occur.

The Company also grants RSUs, which vest upon the satisfaction of both the service-based condition and a liquidity event condition. The liquidity event condition for the RSUs is satisfied upon the occurrence of a qualifying event, defined specifically in the equity documents, and generally refer to the earlier of a specified period of time subsequent to an initial public offering or an acquisition, in all cases prior to the expiration date of the award. Additionally, for all terminated RSU grants, all RSUs which have satisfied a portion or all of the service-based condition of the termination date remain with the stockholder and do not return to the pool of shares available for issuance until the earlier of the satisfaction of the liquidity event (at which time those RSUs vest) or the expiration date of the award. The RSUs expire as defined by the individual RSU grant, generally the earlier of (i) the first anniversary or second anniversary of terminated service, for 2023 and prior grants, respectively, for any reason and (ii) expire date defined as the fifth anniversary of the date of grant.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The fair value of RSUs is determined based on the Company’s estimated fair value of common stock at the date of grant, as determined by the Board of Directors.

As of December 31, 2024, there were service-based stock options outstanding to purchase a total of 36,363,184 shares of common stock under the Plan and 4,655,274 unvested RSUs. As of December 31, 2024, 2,226,705 shares of common stock were available for issuance for either stock option or RSU grants under the 2011 Amended Plan.

Options:

A summary of stock option activity as of December 31, 2024 is as follows:

	Number of options outstanding	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value (in thousands)
Outstanding options at December 31, 2022	1,325,844	$9.10	5.6	$925
Granted	15,141,280	0.44
Exercised	(1,000)	0.80
Expired	(8,601)	0.80
Forfeited	(19,543)	15.53

Outstanding options at December 31, 2023	16,437,980	$1.12	9.3	$13,907
Granted	21,329,457	0.92
Exercised	(65,646)	1.49
Expired	(5,500)	0.74
Forfeited	(1,333,107)	1.54

Outstanding options at December 31, 2024	36,363,184	$0.99	9.2	$22,845

Vested/expected to vest at December 31, 2024	35,560,434	$0.99	9.1	$22,492
Exercisable options at December 31, 2024	9,614,865	$1.58	8.3	$7,066

The aggregate intrinsic value of service-based options exercised during the years ended December 31, 2024 and 2023 was $17,000 and zero, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s common stock at the date of exercise and the exercise price for in-the-money stock options.

The weighted-average grant-date fair value of options granted during the years ended December 31, 2024 and 2023 was $0.88 per share and $0.25 per share, respectively. The total grant date fair value of stock options that vested during the years ended December 31, 2024 and 2023 was $2.8 million and $0.8 million, respectively.

As of December 31, 2024 there were approximately $18.2 million of total unrecognized compensation cost related to unvested stock options granted, which is expected to be recognized over the weighted-average period of 2.4 years.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Company recorded stock-based compensation expense for stock options and the 2024 cancellation of 135,400 RSUs during the years ended December 31, 2024 and 2023, as follows (in thousands):

	2024	2023
Research and development	$1,106	$372
Selling, general and administrative	2,741	2,111
Total	$3,847	$2,483

The Company uses the Black-Scholes option-pricing model to determine the grant-date fair value of stock options. The determination of the fair value of stock options on the grant date is affected by the estimated underlying common stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates, and expected dividends. The grant date fair value of the Company’s stock options granted in the years ended December 31, 2024 and 2023 was estimated using the Black-Scholes model with the range of assumptions stated below:

	2024	2023
Risk-free interest rate	3.99% -4.43%	4.44% -4.46%
Expected life, in years	5.00 -6.22	5.00 -6.01
Expected volatility	56.92% - 57.51%	56.74% - 57.56%
Dividend yield	— %	— %
Weighted average fair value of common stock	$0.88	$0.25

The risk-free interest rate is based on the U.S. Treasury constant maturities on the date of the grant for the time period equal to the expected term of the options granted. Expected volatility was calculated for the given term on the basis of the average volatilities of a peer group of representative public companies having considered characteristics such as industry, stage of life cycle, size, financial leverage and comparable programs and participant pools. The Company determined the use of historical volatility for similar entities represents a more accurate calculation of option fair value. Expected life is calculated using the simplified method (based on the mid-point between the vesting date and the end of the contractual term of the option). The Company has no history or experience of paying cash dividends on its common stock and thus, has assumed a zero-dividend rate. The assumptions used to calculate the fair value of options granted are evaluated and revised for new awards, as necessary, to reflect market conditions and experience.

On the Closing Date, all outstanding options were converted into new instruments in accordance with the terms of the Merger (see Note 1).

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Restricted-Stock Units:

A summary of the Company’s RSU activity issued under the 2011 Amended Plan, inclusive of the 6,000,000 RSUs issued to an investor (see Notes 7 and 13), for the years ended December 31, 2024 and 2023 is as follows:

	Awards	Weighted- average grant date fair value (per share)
Nonvested as of January 1, 2023	137,909	$15.28
Issued	10,929,820	$0.60
Exercised	(6,000,000)	$0.44
Forfeited	(150,900)	$1.98

Nonvested as of December 31, 2023	4,916,829	$1.18
Forfeited	(254,555)	$0.88
Expired	(7,000)	$0.82

Nonvested as of December 31, 2024	4,655,274	$1.19

The RSUs have both a service-based condition and a liquidity event condition. The liquidity event condition is only satisfied on the consummation of the liquidity event, such as an IPO, which is currently not determinable or probable. As the satisfaction of the liquidity event condition for all RSUs is neither determinable nor probable as of December 31, 2024, no stock-based compensation expense was recognized for the periods presented. As of December 31, 2024, there was $6.3 million of total unrecognized compensation expense related to outstanding RSU equity awards. Since the RSUs only vest on the consummation of a liquidity event which is currently not determinable or probable, the Company is unable to determine the weighted-average period over which the unrecognized cost will be recognized.

The 6,000,000 RSUs issued as part of the 2023 Convertible Note financing were fair valued on the date of grant and recognized as debt financing charge at date of transaction (see Notes 8 and 13). Effective December 21, 2023, as a condition of executing the Merger Agreement, the Company accelerated the vesting associated with the 6,000,000 RSUs. Upon acceleration, the RSUs were immediately exchanged and 6,000,000 shares of common stock issued. The modification of vesting terms resulted in the recognition of $1.7 million in stock-based compensation expense during the year ended December 31, 2023.

On the Closing Date, all outstanding RSUs were converted into new instruments in accordance with the terms of the Merger (see Note 1).

Note 12. Commitments and Contingencies

Purchase Commitments

As of December 31, 2024, the Company had outstanding purchase orders and contractual obligations totaling $0.2 million to procure inventory. The majority of the Company’s outstanding inventory purchase orders and preauthorized commitments to procure strategic components based on the Company’s expected demand are placed with the Company’s primary third party contract manufacturer and a semiconductor supplier. The Company has an obligation to purchase inventories that have been purchased by the contract manufacturer when components have not been consumed within a period defined in the terms of the Company’s agreement. During the years ended December 31, 2024 and 2023, the Company purchased inventories of $4.3 million and $4.4 million, respectively, due to this obligation.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

While the Company expects such purchased components to be used in future production of Company finished goods, these components are considered in the Company’s reserve estimate for excess and obsolete inventory. Furthermore, the Company accrues for losses on commitments for the future purchase on non-cancelable and non-returnable components from this contract manufacturer at the time that circumstances, such as changes in expected demand, indicate that the value of the components many not be recoverable, the loss is probable and management has the ability to reasonably estimate the amount of the loss. As of December 31, 2024 and 2023, the liability balance of the Company’s accrued losses on accrued purchase commitments equaled $0.6 million and $3.6 million, respectively, on the consolidated balance sheets.

Legal Proceedings

From time to time, the Company may become involved in claims or other legal matters arising in the ordinary course of business. The Company records accruals for outstanding legal proceedings when it is probable a liability will be incurred, and the amount of loss can be reasonably estimated. The Company does not believe that there are any pending legal proceedings or other loss contingencies that will, either individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial statements.

Merger Agreement

The December 22, 2023 Merger Agreement as amended (see Note 1), provided that as soon as reasonably practicable following the date of the Merger Agreement, Burkhan and/or its affiliates and/or nominees shall purchase from the Company: (i) convertible promissory notes under the Company’s 2023 NPA (see Note 7) and (ii) the Burkhan Pre-funded Warrant (see Note 8) for aggregate gross proceeds to the Company of $25.0 million.

In addition, 16,300,000 shares of New Blaize common stock may be issued as earnout shares for a period from the closing of the business combination until the five-year anniversary thereof, in accordance with the schedule set forth in the Merger Agreement. The earnout shares are to be issued to Burkhan and eligible shareholders of the Company contingent, in each case, on the closing stock price of the New Blaize common stock exceeding specific thresholds.

On April 22, 2024, the Company, BurTech LP LLC, and BurTech entered into a Backstop Subscription Agreement. Pursuant to the Backstop Subscription Agreement, in the event that the amount of cash in BurTech’s trust account following redemptions and before payment of expenses is less than $30,000,000, BurTech LP LLC shall purchase, prior to or substantially concurrently with the closing of the Merger, a number of shares of Class A common stock of BurTech equal to the difference between $30,000,000 minus the Trust Amount divided by $10.00 per share. The April Amendment also amended various definitions and covenants to reflect the funding commitment of the BurTech’s Sponsor pursuant to the Backstop Subscription Agreement.

On April 22, 2024, BurTech LP LLC and BurTech entered into a letter agreement. Under this agreement, conditioned upon the occurrence of the closing of the Merger, BurTech LP LLC agreed to forfeit 2,000,000 BurTech Shares to be effective immediately prior to the closing.

The Lock-Up Agreement attached to the Merger Agreement was also amended on April 22, 2024 to include certain consent requirements to the transfer of the Burkhan Prefunded Warrant Stock and grant the Company Board of Directors the discretion to determine whether certain persons will be subject to the lock-up requirements.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

On October 24, 2024, BurTech, Merger Sub, the Company and Burkhan entered into an Amendment No. 2 to Agreement and Plan of Merger (the “Second Amendment to Merger Agreement”). The Second Amendment to Merger Agreement amended the original merger agreement to revise the New Blaize Board designees to nine members, including four individuals to be designated by the Company and five independent directors, designated by the Company after consultation, in good faith, with BurTech regarding the determination of the independent directors, with the chairman designated until a new chairperson is appointed by the New Blaize Board.

On November 21, 2024, BurTech, Merger Sub, Blaize and Burkhan entered into an Amendment No. 3 to Agreement and Plan of Merger (the “Third Amendment to Merger Agreement”). The Third Amendment to Merger Agreement amended the original merger agreement to (i) revise the New Blaize Board designees to be comprised of seven members, including two individuals to be designated by Blaize and five independent directors, designated by Blaize after consultation, in good faith, with BurTech regarding the determination of the independent directors, with Lane M. Bess to be designated as the Chairman until a new chairperson is appointed by the New Blaize Board, (ii) remove the agreement between BurTech, Sponsor and Burkhan to enter into the Stockholders’ Agreement at the closing of the Business Combination and to remove such Form of Stockholders’ Agreement as an exhibit to the original merger agreement and (iii) replace the proposed Third Amended and Restated Certificate of Incorporation with a new Form of Third Amended and Restated Certificate of Incorporation to reflect that the New Blaize Board will not be a classified board.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on January 13, 2025, the transaction was consummated (see Note 1).

Other

On September 19, 2024, the Company entered into an engagement letter with KeyBanc Capital Markets Inc. (“KBCM”) to serve as its (i) exclusive strategic advisor in connection with the Business Combination, (ii) sole and exclusive placement agent for private placement services and (iii) sole and exclusive financial advisor in connection with any potential sale transactions. Pursuant to the engagement, the Company agreed to pay KBCM (i) a strategic advisory fee of $1,000,000 upon the Closing of the Business Combination and (ii) a placement fee based on a percentage of the gross proceeds from any private placements or, in the event no private placement is completed by KBCM has used reasonable best efforts to secure such a private placement, a fee of $500,000 promptly (but not later than two business days) following the close of the Business Combination. Additionally, a sale transaction fee will be paid, calculated as the greater of $3,000,000 or 1% of the transaction value.

On October 24, 2024, contingent upon the close of the proposed merger on or before December 31, 2024 and continued employment or services to the Company on the applicable grant date, the Company’s Board of Directors approved the issuance of 6,936,285 restricted stock units under the New Blaize equity plan.

In October through December of 2024, the Company entered into various advisor agreements related to business development and strategy, and for new revenue contracts, in new geographical markets. Compensation for services, pending approval by the New Blaize Board of Directors, is in the form of restricted stock units of New Blaize following the filing of a registration statement subsequent to Merger consummation to register such shares, and subject to the advisors continued service on the applicable grant date.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In December 2024, the Company entered into an agreement for capital market services which included advisory services and a finder’s fee, for which payment was due upon the close of the Merger (see Note 1). Under the terms of the agreement, at the discretion of the Company, the advisory fee of $0.8 million is to be paid in the form of (i) cash and (ii) cash or a combination of cash and shares of common stock of New Blaize at a price of $10 per share at various dates in 2025. The finder’s fee, equal to a specified percentage of the trust value for the Company’s shares held by investors introduced by the advisor, is to be paid fifty percent in cash and fifty-percent in shares of New Blaize at a price of $10.00 per share, concurrent with the close of the Meger. The Company recognized $0.6 million associated with the contract as deferred offering costs and accrued liabilities for the year ended December 31, 2024. On the earlier of the date that is six months from the date of the Merger and the date that a Registration Statement filed with the SEC registering the resale of the closing shares is declared effective (the “Reset Date”), if the five day volume weighted average price of common stock for the five trading days immediately preceding the Reset Date (such price, the “Reset Price”) is less than $10 per share (subject to a $1.00 per share floor), within two days the Company shall issue an additional number of common shares equal to the number obtained by dividing (i) the product of the number of shares held as of the Reset Date and $10.00 by (ii) the Reset Price, less the number of sharing shares held, provided that the additional shares shall not exceed 300,000.

Note 13. Related Party Transactions and Balances

During the year ended December 31, 2024, the Company recognized revenues of approximately $1.5 million, or approximately 98% of its total revenue, from sales to two minority stockholders. During the year ended December 31, 2023, the Company recognized revenues of approximately $3.8 million, or nearly 100% of its total revenue, from sales to one minority stockholders. As of December 31, 2024 and 2023, there was zero and $0.5 million of accounts receivables from one of these customers, respectively, all of which was unbilled.

In November 2023, the Company executed a $4.0 million demand note (see Note 7) with a related party investor holding more than a 10% ownership in the outstanding stock of the Company. In April 2024, the Company repaid the total outstanding principal and interest. This related party investor also has a representative serving on the Company’s Board of Directors. The same investor invested in a 2023 Convertible Note (see Note 8) in the amount of $5.0 million or 41% of the total 2023 Convertible Note proceeds raised in 2023. In accordance with the terms of the 2023 Convertible Note NPA, the investor also received 2023 Convertible Note Warrants (see Note 8) for no additional consideration resulting in the allocation of proceeds between the 2023 Convertible Note and the 2023 Convertible Note Warrants. The 2023 Convertible Note and 2023 Convertible Note Warrants held by this investor are subject to the adjustments in fair value. As of December 31, 2024, the related party 2023 Convertible Note and 2023 Convertible Note Warrants approximate $6.9 million and $8.0 million, respectively. As of December 31, 2023, the related party 2023 Convertible Note and 2023 Convertible Note Warrants approximate $7.3 million and $0.9 million, respectively. During the years ended December 31, 2024 and 2023, the change in fair value for the 2023 Convertible Note equaled $0.4 million and $3.0 million, respectively (see Note 4). During the years ended December 31, 2024 and 2023, the change in fair value for the 2023 Convertible Note Warrants equaled $0.8 million and $0.2 million, respectively (see Note 4). In conjunction with the issuance of the 2023 Convertible Note, the Company issued 6,000,000 RSUs to the investor. The issuance date fair value of the RSUs was recognized as a financing charge (see Note 8). In December 2023, the terms of the RSUs were modified resulting in accelerated vesting and immediate issuance of 6,000,000 common stock shares for which incremental stock-based compensation expense was recorded (see Note 11).

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In January 2023, one of the minority investors with which the Company had a revenue arrangement, representing 21% and zero percent of revenue for the years ended December 31, 2024 and 2023, also invested in a P2P Note (see Note 7) in the amount of $3.3 million or 35% of the total P2P proceeds raised in 2023. In accordance with the terms of the 2022 P2P NPA, the minority investor also received P2P Warrants (see Note 8) for no additional consideration resulting in the allocation of proceeds between the P2P Note and the P2P Warrants. The P2P Note and P2P Warrants held by the minority investor are subject to the adjustments in fair value. As of December 31, 2024, the related party P2P Note and P2P Warrants approximate $4.2 million and nearly zero, respectively. As of December 31, 2023, the related party P2P Note and P2P Warrants approximate $3.9 million and $0.3 million, respectively. During the years ended December 31, 2024 and 2023, the change in fair value for the P2P Note equaled $0.3 million and $0.9 million, respectively (see Note 4). During the years ended December 31, 2024 and 2023, the change in fair value for P2P Warrants equaled $0.3 million and $32,000 respectively (see Note 4).

In December 2022, one of the minority stockholders with which the Company had a revenue arrangement, representing 77% and nearly 100% of total revenues for the years ended December 31, 2024 and 2023, and zero percent and 98% of accounts receivable as of December 31, 2024 and 2023, respectively, also invested in a P2P Note (see Note 7) in the amount of $0.4 million or 13% of the total P2P proceeds raised in 2022. In accordance with the terms of the 2022 P2P NPA, the minority investor also received P2P Warrants equal (see Note 8) for no additional consideration resulting in the allocation of proceeds between the P2P Note and the P2P Warrants. The P2P Note and P2P Warrants held by the minority investor are subject to the adjustments in fair value. As of December 31, 2024, the fair value of the related party P2P Note and P2P Warrants approximate $0.5 million and nearly zero, respectively. As of December 31, 2023, the related party P2P Note and P2P Warrants approximate $0.4 million and $29,000, respectively. During the year ended December 31, 2024, the change in fair value for the P2P Note and P2P Note Warrants equaled $38,000 and $29,000, respectively (see Note 4). During the year ended December 31, 2023, the change in fair value for the P2P Note and P2P Note Warrants was immaterial (see Note 4).

During 2024, the Company incurred $0.3 million of marketing expenses paid to a Company owned by a direct family member of a minority stockholder and Company board of director.

Note 14. Net Loss Per Share Attributable to Common Shareholders

The following table sets forth the computation of basic and dilutive net loss per share attributable to common stockholders for the years ended December 31, 2024 and 2023:

	2024	2023
Numerator:
Net loss	$(61,195)	$(87,589)

Denominator:
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	17,476,105	4,213,244

Net loss per share attributable to common stockholders, basic and diluted	$(3.50)	$(20.79)

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The following potentially dilutive securities were excluded from the calculation of diluted net loss per share attributable to common shareholders for the periods presented because the impact of including them would have been anti-dilutive for the years ended December 31, 2024 and 2023:

	2024		2023
Redeemable convertible preferred stock	44,494,703		44,494,703
Stock options	36,363,184		16,437,980
Restricted stock units	4,655,274		4,916,829
Series D and D-2 preferred stock warrants	756,172		1,094,667
Pay-to-Play warrants (estimated See Note 8)	1,127,088		721,086
Convertible Notes warrants - 2023	(a	)	(a	)
Common stock warrants	—		2,063
Pre-funded warrant (estimated See Note 8)	2,000,000		7,007,582
Pre-funded warrant April 2024 (estimated See Note 8)	4,500,000		—

Total potentially dilutive shares	93,896,421		74,674,910

(a)	The number of warrants shares to be issued upon exercise of the 2023 Convertible Note Warrants is not determinable due to the variable settlement terms (see Note 8).

Note 15. Employee Benefit Plan

A 401(k) plan is provided that covers substantially all employees meeting certain age and service requirements. The Company makes discretionary contributions to the 401(k) plan. The Company recorded $0.6 million and $0.5 million in matching contributions for the years ended December 31, 2024 and 2023.

Long-term employee benefits:

The Company provides its employees in India an opportunity to participate in a long term defined benefits plan, the liability the Company bears for providing this benefit is determined through an actuarial valuation at each reporting date. The benefit plan provides for lump sum payments to vested employees on retirement, death while in service or on termination of employment for an amount equivalent to 15 days of basic salary for each completed year of service. Vesting occurs upon completion of five years of service. The present value of such obligation is determined by the projected unit credit method and adjusted for past service cost and fair value of plan assets as at the balance sheet date through which the obligations are to be settled. The actuarial gain or loss on change in present value of the defined benefit obligation or change in return of the plan assets is recognized as an income or expense in the consolidated statement of operations. The expected return on plan assets is based on the assumed rate of return of such assets. As of December 31, 2024 and 2023, the related liability is included within accrued compensation and other liabilities on the consolidated balance sheets.

Note 16. Segment Reporting

The Company operates as a single reportable segment, manages the business, and evaluates financial performance on a consolidated basis. The CODM regularly receives and reviews consolidated financial results focusing primarily on revenue, costs and expenses, and net loss from the consolidated statements of operations to make decisions regarding the allocation of resources and assessment of performance.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Net loss for the years ended December 31, 2024 and 2023 is as follows (in thousands):

	2024	2023
Revenue	$1,554	$3,856
Less: Costs and expenses
Cost of sales	579	3,656
Employee costs	31,981	23,773
Technology costs	4,694	2,693
Depreciation and amortization	886	2,040
Net interest (income)/expense	(1,903)	255
Fair value changes and financing charges	16,187	49,454
Other segment items (a)	10,325	9,574

Net loss	$(61,195)	$(87,589)

*

Other segment items included in segment net loss includes marketing expense, professional fees, income tax expense, facilities costs, foreign currency exchange gains and losses, credit loss, and other overhead expenses.

The measure of segment assets is reported on the consolidated balance sheet as total consolidated assets. Long-lived and ROU assets located in the United States, Asia Pacific and United Kingdon region were as follows:

	December 31, 2024		December 31, 2023
	Fixed Assets	ROU Assets	Fixed Assets	ROU Assets
United States	$1,095	$277	$368	$421
Asia Pacific	913	1,175	1,038	1,477
United Kingdom	73	321	149	525

Total	$2,081	$1,773	$1,555	$2,423

Note 17. Subsequent Events

The Company has evaluated subsequent events through March 11, 2025, the date on which these consolidated financial statements were available to be issued and has determined that the following subsequent events are reportable other than those disclosed elsewhere in the consolidated financial statements.

On January 13, 2025, the Company consummated the Merger (See Note 1 “Description of Business”).

On January 13, 2025, the Company entered into an advisory agreement, for a term of twelve months, related to a private placement backstop financing or other financings of the Company of equity or equity-linked securities with respect to the Company’s Merger. Under the terms of the agreement, the advisory fee of $0.5 million for capital market advisory services is due (1) $0.3 million upon the closing of the Merger with fifty-percent paid in cash and fifty percent paid in common stock of New Blaize; and 0.2 million paid in two equal quarterly installments due at the end of each calendar quarter following the Merger with fifty percent of each quarterly payment being paid in cash and fifty precent paid in common stock of the Company. In addition, the Company entered into a warrant agreement, for a nominal upfront value, which allows the advisor to purchase 50 000 shares of common stock at a price of $11.50 per share for a term of five years. On February 10, 2025, New Blaize issued the 50,000 common stock warrants.

Blaize, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

During January 2025 the Company received $15.4 million in funding in accordance with the PIPE Subscription Agreements (see Note 1).

Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context requires otherwise, references to “Blaize,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Blaize, Inc. prior to the Business Combination and to Blaize Holdings, Inc. following the consummation of the Business Combination.

a. Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the Final Rule, Release No. 33-10786, “Amendments to the Financial Disclosures about Acquired and Disposed Businesses.” The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination and the material transactions that have occurred, or are probable of occurring, subsequent to the latest balance sheet date that are material to investors. The Business Combination and the related transactions, as further described elsewhere in the unaudited pro forma financial information, were completed on January 13, 2025 (the “Closing”).

BurTech is a blank check company incorporated in Delaware in March 2021. BurTech was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 10, 2021, BurTech consummated its IPO, generating gross proceeds of $287.5 million. Simultaneously with the closing of the IPO, BurTech consummated the sale of 898,250 private placement warrants at a purchase price of $10.00 per private placement warrant in a private placement to BurTech’s sponsor, BurTech LP LLC, a Delaware corporation (the “Sponsor”), generating gross proceeds of $9.0 million.

Blaize, incorporated in the State of Delaware in 2010, is an innovative semiconductor and software technology company dedicated to revolutionizing the world of AI. We provide AI accelerated computing solutions for the edge. Our mission is to enable enterprises to harness the power of AI at the edge, delivering real-time insights and decision-making capabilities with compelling speed and efficiency. With our innovative hardware and software solutions, we believe we are at the forefront of transforming industries and unlocking new possibilities in an increasingly connected and data-driven world.

b. Description of the Business Combination

On December 22, 2023, Blaize entered into the Merger Agreement, which was subsequently amended on April 22, 2024, October 24, 2024 and November 21, 2024, pursuant to which on January 13, 2025, among other things, Merger Sub merged with and into Blaize, following which the separate corporate existence of Merger Sub ceased and Blaize became the surviving company and a wholly owned subsidiary of BurTech, on the terms and subject to the conditions set forth therein (collectively with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the consummation of the Business Combination, BurTech was renamed Blaize Holdings, Inc., also referred to as Blaize herein.

The equity exchange and financing related matters associated with the Business Combination are summarized as follows:

i.

Immediately prior to the Effective Time: (i) (a) the outstanding principal together with all accrued and unpaid interest on the Blaize Convertible Notes automatically converted into a number of shares of Blaize Common Stock in accordance with the terms of such Blaize Convertible Notes and the Blaize Convertible Note Purchase Agreements, as applicable and (b) each share of Blaize Preferred Stock converted into one share of Blaize Common Stock (collectively, the “Blaize Security Conversion”); and (ii) unless otherwise exercised prior to the Effective Time, the outstanding Company Warrants automatically (x) expired or (y) were exercised in full for shares of Company Common Stock, in each case, in accordance with the terms of such Blaize Warrant (the “Warrant Event”).

ii.

Immediately prior to the Effective Time, the Burkhan Convertible Notes that were outstanding, automatically converted, together with all accrued and unpaid interest thereon, into the right to receive a number of shares of Blaize Common Stock in accordance with the terms of such Burkhan Convertible Notes, and (ii) the outstanding Burkhan Warrants were automatically exercised in full for shares of Blaize Common Stock, in accordance with the terms of such Burkhan Warrants (collectively the “Burkhan Conversion Event”).

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iii.

At the Effective Time, by virtue of the Business Combination and without any action on the part of any holder of Blaize Common Stock, each share of Blaize Common Stock, in each case, that was issued and outstanding immediately prior to the Effective Time (other than any shares subject to Blaize RSUs and Blaize Options and any Excluded Shares, and after giving effect to the Blaize Security Conversion, the Warrant Event and the Burkhan Conversion Event), were canceled and converted into the right to receive a number of shares of Blaize Common Stock equal to the quotient obtained by dividing (a) the Company Base Merger Consideration, by (b) the Aggregate Company Shares (the “Per Company Share Merger Consideration”).

iv.

Following the Closing but within the five-year period following the Closing Date, Eligible Blaize Holders are entitled to receive 15,000,000 Blaize Earnout Shares, and Burkhan is entitled to receive up to 2,600,000 Burkhan Earnout Shares, promptly after the occurrence of four separate Earnout Triggering Events. The Blaize Earnout Shares vest in four equal tranches of 3,750,000 shares. The Burkhan Earnout Shares vest in four equal tranches of 325,000 shares plus 325,000 Blaize Common Stock multiplied by the cash ratio (the “Proportionate Shares Number”). The “Cash Ratio” is the ratio equal to (x) Available Acquiror Cash, divided by (y) the Minimum Cash Amount. From the Closing until the five-year anniversary thereof, the earnout shares vest in four tranches if the volume-weighted price per share of Blaize Common Stock for at least 20 trading days in any 30-day trading period following the Closing equals or exceeds $12.50, $15.00, $17.50 or $20.00.

v.

As of the Effective Time, (i) each Blaize Option that was outstanding and unexercised as of immediately prior to the Effective Time automatically converted into (a) the right to receive a pro rata number of Blaize Earnout Shares and (b) a Blaize Option, upon substantially the same terms and conditions as in effect with respect to the corresponding Blaize Option and (ii) each Blaize RSU converted into (a) the right to receive a pro rata number of Blaize Earnout Shares and (b) a Blaize RSU, upon substantially the same terms and conditions as in effect with respect to the corresponding Blaize RSU.

vi.

On April 22, 2024, BurTech, Blaize, Inc. and BurTech LP LLC (the “Backstop Investor”) entered into the Backstop Agreement. The Backstop Investor agreed to purchase, concurrently with the closing of the Transaction, shares of BurTech Class A common stock, par value $0.0001 per share (the “Backstop Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”) to backstop certain redemptions by Blaize’s shareholders. In the event that the Trust Amount is less than $30.0 million, the Backstop Investor irrevocably subscribes for and agrees to purchase from the Issuer, at the Per Share Subscription Price, the number of Backstop Shares equal to the quotient of (a) the difference of (x) $30.0 million minus (y) the Trust Amount divided by (b) $10.00, with such number of Backstop Shares to be rounded up to the nearest whole number, and the Issuer agrees to sell such Backstop Shares to the Backstop Investor at the Per Share Subscription Price.

vii.

On April 22, 2024, the Sponsor and BurTech entered into the Sponsor Forfeiture Agreement, whereby, conditioned on Closing, the Sponsor agrees to forfeit 2,000,000 Shares held by Sponsor (the “Forfeited Shares”), such forfeiture was effective immediately prior to the Closing.

viii.

At the Closing, Blaize received the sum of (1) the amount of cash available in the trust account into which substantially all of the proceeds of BurTech’s initial public offering and private placements of its warrants have been deposited, after deducting the amount required to satisfy BurTech’s obligations to its shareholders (if any) that exercise their rights to redeem their BurTech Class A Common Stock and payment of (a) any deferred underwriting commissions being held in the trust account and (b) any transaction expenses of BurTech and Blaize), plus (2) any Private Placement Investment actually received by BurTech prior to or substantially concurrently with the Closing Date, plus (3) the aggregate gross proceeds of $5.0 million received by Blaize pursuant to the Note Purchase Agreement, dated as of July 3, 2023, plus (4) any and all proceeds from financings prior to or substantially concurrently with the Closing (inclusive of proceeds received from the issuance of the Burkhan Convertible Notes and the Burkhan Warrants), plus (5) the amount contributed by or on behalf of the Sponsor and unaffiliated third-party investors pursuant to the PIPE Investment. The sum of these amounts will be at least equal to $125.0 million (the “Minimum Cash Amount”).

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ix.

On and around December 31, 2024, the Company entered into an agreement (“Non-Redemption Agreement”) with one or more unaffiliated stockholders of the Company (each, an “Investor”) who agreed not to redeem (or validly rescind any redemption requests on) their shares of Class A common stock, par value $0.0001 per share of the Company (“Non-Redeemed Shares”), in connection with the Special Meeting. In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, Blaize and BurTech LP have agreed to guarantee that each Investor receives a return of $1.50 per Non-Redeemed Share whether Investor (i) sells the Non-Redeemed Shares in the open market or (ii) exercises its option to require the Company to repurchase the Non-Redeemed Shares in accordance with the Non-Redemption Agreement. As of the date of this filing, the Company has not concluded on the accounting analysis of such transaction, including the impacts of the Non-Redeemed Shares and accordingly, has not given pro forma effect to in the Unaudited Pro Forma Condensed Combined Financial Information. See additional information within Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information.

x.

From December 31, 2024 through January 13, 2025, the Company and certain subscribers (each, a “Subscriber” and collectively, the “Subscribers”) entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) pursuant to which the Company agreed to issue and sell to the Subscribers, immediately prior to the closing of the Business Combination, collectively, 1,540,300 shares of Class A Stock (the “PIPE Shares”) at a price per share equal to $10.00 (the “PIPE Investment”). The PIPE Subscription Agreement provides, among other things, that the Company will file a resale shelf registration statement on Form S-1 within forty-five (45) calendar days of the Closing.

xi.

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Sponsor issued a secured promissory note and pledge agreement (the “Sponsor Note”) to BurTech (the “Holder”) in the principal amount of $8,753,744.21, bearing an interest rate of 7% with annual compounding, compounded on December 31 each year the Sponsor Note remains outstanding for the remaining principal amount of the Sponsor Note as at the maturity date, until such remaining principal amount is paid. Pursuant to the Sponsor Note, the Sponsor granted a first priority security interest in, and pledges, 2,000,000 shares of Class A Stock and all additions, accessions and substitutions to the Holder to secure the satisfaction by the Sponsor of all its obligations to the Holder under this Sponsor Note. This Sponsor Note was issued in connection with the consummation of the Business Combination in satisfaction of the Acquiror Transaction Expenses (as defined in the Merger Agreement) that were due to third-party service providers on or immediately following Closing. As consideration for entry into the Sponsor Note, the Company issued 750,000 shares of Class A Stock (“Sponsor Note Shares”) to the Sponsor in accordance with the terms of the Sponsor Note (the “Sponsor Note Issuance” and together with the PIPE Investment, the “Private Placements”). The shares of Class A Stock issued in consideration for the Sponsor Note were offered in a private placement under the Securities Act, pursuant to the Sponsor Note.

xii.	Redemptions occurring from December 31, 2024 through the date of Closing of (i) 937,844 BurTech public shares and removal of $10.9 million from the trust account.

c. Description of Other Material Transactions:

Material transactions that could impact the financial information of the latest balance sheet date that are material to investors, include the following:

i.

On April 26, 2024, BurTech and EF Hutton amended the Underwriting Agreement signed on December 10, 2021. In lieu of BurTech paying the full deferred underwriting commission of $10.1 million, EF Hutton agreed to accept a $1.5 million cash payment at the Closing of a Business Combination. Once this payment is made according to the new terms, BurTech’s obligation to deliver the deferred underwriting commission will be fulfilled.

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ii.	Blaize issued or cancelled a net amount of (399,000) options from January 1, 2025 through the date of this filing.

d. Accounting for the Business Combination

This unaudited pro forma condensed combined financial information should be read together with the historical financial statements and related notes of Blaize and BurTech, and other financial information included elsewhere in this Form 8-K/A.

Blaize has been determined to be the accounting acquirer of BurTech based on the following facts and circumstances:

•	Blaize is the larger entity in terms of substantive operations and employee base and is the ongoing operations of the combined entity.

•	Blaize’s existing shareholders will have the greatest voting interest in the combined entity, excluding option holder.

•	Blaize’s existing shareholders have the most significant influence of any shareholder regarding election and removal of the combined entity’s board of directors.

•	Blaize’s senior management is the senior management of the combined entity.

•	The combined company name is Blaize Holdings, Inc., i.e. the combined entity assumed Blaize’s name.

The preponderance of evidence as described above is indicative that Blaize is the accounting acquirer of BurTech. Accordingly, the Business Combination between Blaize and BurTech is being accounted for as a reverse recapitalization, with BurTech being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization is the equivalent of Blaize issuing stock for the net assets of BurTech, accompanied by a recapitalization. The net assets of BurTech are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization are those of Blaize.

e. Basis of Pro Forma Presentation

The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information of Blaize upon consummation of the Business Combination and other events contemplated by the Merger Agreement. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that have been achieved had the Business Combination occurred on the dates indicated. The Business Combination proceeds remaining after the payment for the redemption of 937,844 public shares and payment of transaction costs related to the Business Combination are expected to be used for other general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results

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or financial position of Blaize following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

The following summarizes the pro forma Blaize Common Stock issued and outstanding immediately after the Business Combination and the related ownership percentages.

	Unaudited Pro Forma Combined Share Ownership in Blaize
	Number of Shares	Percentage Ownership
Blaize Stockholders(1)	55,571,107	54.7%
BurTech Public Stockholders(2)	5,456,999	5.4%
Sponsor and related parties(3)	14,456,132	14.2%
Final Closing Lenders(4)	25,673,479	25.3%
Other(5)	431,250	0.4%

Total shares at Closing	101,588,967	100.0%

(1)

The number of shares held by the Blaize Stockholders is comprised of (i) the exchange of the 17,518,791 issued and outstanding Blaize Common Stock for 13,663,527 shares of Blaize Class A Common Stock (ii) the settlement of Blaize Convertible Notes (excluding Burkhan Convertible Notes and Final Closing Lender Convertible Notes) in exchange for the issuance of 6,189,504 shares of Blaize Class A Common Stock, (iii) the conversion and net exercise of Blaize Warrants to 1,005,657 shares of Blaize Class A Common Stock, and (iv) the conversion of Blaize Redeemable Convertible Preferred Stock for 34,712,419 shares of Blaize Class A Common Stock based on the Exchange Ratio of approximately 0.78 shares of Blaize Class A Common Stock for one (1) share of Blaize Common Stock or common stock equivalent upon the Closing of the Business Combination.

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The number of shares held by the Blaize Stockholders does not include (i) 4,070,299 shares of Blaize Class A Common Stock that are issued related to the conversion of the BurTech Notes or (ii) 21,173,479 shares of Blaize Class A Common Stock held by the Blaize Final Closing Lenders.

(2)

The number of shares held by BurTech Public Stockholders is determined by adding (i) 3,166,699 shares remaining after giving effect to redemptions, (ii) 1,540,300 shares that are issued associated with the PIPE, and (iii) 750,000 shares that are issued associated with the Sponsor Note Shares.

(3)

The number of shares held by the Sponsor and related parties is determined by adding (i) the Sponsor’s holdings of 10,385,750 BurTech’s Redeemable Class A Common Stock at December 31, 2024, as reduced by 2,000,000 of BurTech’s Redeemable Class A Common Stock that are to be forfeited as part of the Sponsor Forfeiture Agreement, (ii) 2,000,000 shares that are issued associated with Burkhan Warrants, and (iii) 4,070,299 shares issued upon conversion of the Burkhan Convertible Notes.

(4)

Final Closing Lender shares is determined by adding (i) 4,500,000 of Blaize Class A Common Stock issued upon net exercise of the warrants issued pursuant to the Blaize Warrant Financing and (ii) 21,173,479 of Blaize Class A Common Stock issued upon conversion of the Final Closing Lender Notes.

(5)	Represents ownership in Blaize Common Stock, attributable to existing holdings in BurTech Class A Common Stock that is held by underwriters associated with BurTech’s initial public offering.

The table above excludes Blaize shares associated with (i) Blaize Options, (ii) Blaize RSUs, (iii) any potential Blaize Earnout Shares and (iv) Public and Private Warrants.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	As of December 31, 2024				As of December 31, 2024
	Blaize, Inc. (Historical)	BurTech Acquisition Corp. (Historical)	Material Event Adjustments (Note 3)	Note	Transaction Accounting Adjustments (Note 4)	Note		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$50,237	$2	—		$(5,271)	4	(A)	$44,968
Restricted cash	—	757	—		33,055	4	(R)	33,812
Accounts receivable (including related parties of $0)	55	—	—		—			55
Inventories	8,561	—	—		—			8,561
Prepaid expenses and other current assets	14,837	—	—		(2,358)	4	(C)	12,479

Total current assets	73,690	759	—		25,426			99,875
Investments held in Trust Account	—	47,558	—		(47,558)	4	(D)	—
Property and equipment, net	2,081	—	—		—			2,081
Deferred income tax assets	2,157	—	—		—			2,157
Operating lease right of use assets	1,773	—	—		—			1,773
Other assets	815	—	—		—			815

Total Assets	$80,516	$48,317	$—		$(22,132)			$106,701

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,904	$—	—		$(1,971)	4	(E)	$5,933
Accrued and other current liabilities	11,996	5,082	—		(8,986)	4	(E)	8,092
Accrued loss on purchase commitments	603	—	—		—			603
Accrued compensation	1,613	—	—		—			1,613
Income tax payable	2,109	517	—		—			2,626
Advances from related party	—	2,971	—		(2,971)	4	(F)	—
Promissory note – related party	—	1,500	—		(1,500)	4	(F)	—
Current operating lease liabilities	578	—	—		—			578
Convertible notes, current	148,629	—	—		(148,629)	4	(G)	—
Warrant liabilities, current	14,711	—	—		(14,711)	4	(I)	—
Derivative liability – Non-redemption agreement	—	1,085	—		(1,085)	4	(Q)	—
Excise tax payable	—	2,862	—		—			2,862

Total current liabilities	188,143	14,017	—		(179,853)			22,307

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	As of December 31, 2024					As of December 31, 2024
	Blaize, Inc. (Historical)	BurTech Acquisition Corp. (Historical)	Material Event Adjustments (Note 3)	Note		Transaction Accounting Adjustments (Note 4)	Note		Pro Forma Combined
Earnout shares liability	—	—	—			88,504	4	(H)	88,504
Long-term operating lease liabilities	1,166	—	—			—			1,166
Other liabilities	1,670	—	—			—			1,670
Deferred underwriting commissions	—	10,063	(8,563)	3	(A)	(1,500)	4	(J)	—

Total liabilities	190,979	24,080	(8,563)			(92,849)			113,647
Commitments and contingencies
Convertible preferred stock	173,347	—	—			(173,347)	4	(K)	—
Class A ordinary shares subject to possible redemption	—	47,598	—			(47,598)	4	(L)	—
Stockholders’ equity (deficit):
BurTech Acquisition Corp. Class A Ordinary Shares	—	1	—			(1)	4	(M)	—
BurTech Acquisition Corp. Class B Ordinary Shares	—	—	—			—			—
Blaize Holdings, Inc. common stock	—	—	—			10	4	(N)	10
Common stock	—	—	—			—			—
Treasury stock	—	—				—			—
Additional paid-in capital	145,441	—	—			619,752	4	(O)	765,193
Accumulated deficit	(429,251)	(23,362)	8,563	3	(A)	(328,099)	4	(P)	(772,149)

Total stockholders’ equity (deficit)	(283,810)	(23,361)	8,563			291,662			(6,946)

Total liabilities and stockholders’ equity (deficit)	$80,516	$48,317	$—			$(22,132)			$106,701

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except per share amounts)

	Blaize, Inc. (Historical)		BurTech Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Note 5)	Note		Pro Forma Combined
Revenue (including related party revenue of $1,525	$1,554		$—	$—			$1,554
Cost of revenue (exclusive of depreciation and amortization)	579		—	—			579
Research and development	25,094		—	8,521	5	(A)	33,615
Selling, general and administrative	22,413		4,977	7,047	5	(A)	34,437
Depreciation and amortization	886		—	—			886
Transaction costs	217		—	12,602	5	(B)	12,819

Total costs and expenses	49,189		4,977	28,170			82,336

Loss from operations	(47,635)		(4,977)	(28,170)			(80,782)

Other income (expense), net:
Debt financing charge on 2023 convertible notes	(464)		—	—			(464)
Other income, net	1,903		—	—			1,903
Loss on foreign exchange transactions	(228)		—	—			(228)
Change in fair value of convertible notes	(10,022)		—	(252,811)	5	(C)	(262,833)
Change in fair value of warrant liabilities	(5,701)		—	(77,836)	5	(D)	(83,537)
Change in fair value of derivative liability – Non- redemption agreement	—		(1,085)	1,085	5	(F)	—
Interest income earned on Trust Account	—		2,465	(2,465)	5	(E)	—

Total other income (expense)	(14,512)		1,380	(332,027)			(345,159)

Loss before income taxes	(62,147)		(3,597)	(360,197)			(425,941)

(Benefit from) provision for income taxes	(952)		517	—			(435)

Net loss	$(61,195	) $	(4,114)	$(360,197)			$(425,506)

Weighted average shares outstanding – basic and diluted	17,476,105		15,150,141				101,588,967

Net loss per share – basic and diluted	$(3.50	) $	(0.27)				$(4.19)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Business Combination between Blaize and BurTech is accounted for as a reverse recapitalization, with BurTech being treated as the “acquired” company for financial reporting purposes. For accounting purposes, the reverse recapitalization is the equivalent of Blaize issuing stock for the net assets of BurTech, accompanied by a recapitalization. The net assets of BurTech are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the reverse recapitalization are those of Blaize.

The unaudited pro forma condensed combined balance sheet of Blaize as of December 31, 2024 assumes that the transactions occurred on December 31, 2024. The unaudited pro forma condensed combined statement of operations of Blaize for the year ended December 31, 2024 presents pro forma effect to the transactions as if it had been completed on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 has been prepared using, and should be read in conjunction with, the following:

•	consolidated financial statements of BurTech for the year ended December 31, 2024 and the related notes, which are incorporated by reference into the Form 8-K/A; and

•	consolidated financial statements of Blaize for the year ended December 31, 2024 and the related notes, which are incorporated by reference into the Form 8-K/A.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other material transactions and has been prepared for informational purposes only.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Other Material Event Adjustments” and “Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. Article 11 of Regulation S-X allows for the presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Blaize has elected not to present Management’s Adjustments and will only be presenting Other Material Event Adjustments and Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments reflecting the Business Combination with BurTech are based on certain currently available information and certain assumptions and methodologies that BurTech believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated.

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Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible such differences may be material. BurTech believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Blaize filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Blaize shares outstanding, assuming the Business Combination occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Blaize. They should be read in conjunction with the historical financial statements and notes thereto of BurTech and Blaize.

Note 2 — Accounting Policies and In-Process Accounting Analysis

Upon completion of the accounting for the completed Business Combination, management will perform a comprehensive review of BurTech’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, management has not identified any material differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial information.

On and around December 31, 2024, the Company entered into the Non-Redemption Agreement with one or more unaffiliated stockholders of the Company who agreed not to redeem (or validly rescind any redemption requests on) their shares of Class A common stock, par value $0.0001 per share of the, in connection with the Special Meeting. In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, Blaize and BurTech LP agreed to guarantee that each Investor receives a return of $1.50 per Non-Redeemed Share whether Investor (i) sells the Non-Redeemed Shares in the open market or (ii) exercises its option to require the Company to repurchase the Non-Redeemed Shares in accordance with the Non-Redemption Agreement. The Company has not completed its analysis of the accounting for the Non-Redeemed Shares, but will evaluate the provisions to determine if the instrument will be accounted for in accordance with:

•

ASC 480 — Distinguishing Liabilities from Equity — if the instrument is treated as a liability, it will be recognized at fair value upon issuance and each reporting period with changes in fair value recognized in income

•

ASC 815 — Derivative and Hedging — and if the instrument meets the criteria to be accounted for within equity, the fair value of the instrument will be recognized as a component of equity. If the instrument does not meet the criteria to be accounted for within equity, it will be recognized as a liability at fair value upon issuance and each reporting period with changes in fair value recognized in income.

The Company has not yet completed a valuation to determine the fair value of the instrument and results of the accounting may be material to the post-combination entity

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information for Other Material Events

Subsequent to December 31, 2024, BurTech has had certain events occur, or that were probable of occurring, that are considered material to investors.

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BurTech Material Event Adjustments — BurTech adjustments include:

(A)

Adjustment reflects the effects of the April 26, 2024 amended Underwriting Agreement between BurTech and EF Hutton, whereby in lieu of BurTech paying the full deferred underwriting commission of $10.1 million, EF Hutton agreed to accept a $1.5 million settlement if the Business Combination closes. Accordingly, an adjustment has been made to reduce the deferred underwriting commission liability by $8.6 million, with a corresponding adjustment to accumulated deficit.

Note 4 — Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma Blaize and Transaction Accounting Adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)

Cash and cash equivalents — Reflects the Transaction Accounting Adjustments impact of the Business Combination on the cash and cash equivalents balance of Blaize. The table below summarizes the pro forma adjustments as follows:

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Description	Note	Amount
(Amounts in thousands)
Reclassification of funds held in the Trust Account	4(A)(i)	$36,695
Payment of transaction costs and other costs	4(A)(ii)	(18,343)
Repayment of BurTech related party notes and advance	4(A)(iii)	(4,471)
Payment of deferred underwriting fee payable	4(A)(iv)	(1,500)
Proceeds from PIPE	4(A)(v)	15,403
Reclassification of restricted cash	4(A)(vi)	(33,055)

Pro Forma Adjustment – Cash and cash equivalents		$(5,271)

(i)

Represents the release of $36.7 million of funds held in the Trust Account upon the Closing of the Business Combination subsequent to redemptions. After giving effect to the $33.1 million reclassification of funds to restricted cash pursuant to Note 4(R), Restricted cash, the remaining funds will be made available for the ongoing operations of Blaize as cash and cash equivalents. Refer to Note 4(D), Investments held in the Trust Account, for the corresponding pro forma adjusting entries for the decrease of funds held in the Trust Account.

(ii)

Reflects the payment of $18.3 million of nonrecurring transaction costs incurred, or estimated transaction costs remaining to be incurred, settled prior to, or upon, the Closing of the Business Combination. Amount represents the costs of financial advisory, legal, and other professional services, in connection with the Business Combination.

Of the $18.3 million estimated transaction costs, approximately $11.4 million are incurred by BurTech. $4.2 million of BurTech’s total $11.4 million transaction costs were included on BurTech’s historical balance sheet as of December 31, 2024 as a component of BurTech’s accrued expenses and other current liabilities balance. See Note 4(E), Accounts payable and accrued and other current liabilities, for the corresponding pro forma adjusting entries. The approximate remaining amount of $7.2 million consists of transaction costs incurred by BurTech. These amounts exclude the $1.5 million of BurTech’s transaction costs relating to the deferred underwriting fees described in Note 4(A)(iv), Cash and cash equivalents, and Note 4(J), Deferred underwriting commissions.

As of December 31, 2024, $6.8 million of Blaize’s total $11.2 million in expected transaction costs were accrued on the historical balance sheet of Blaize as a component of Blaize’s accounts payable and accrued expense balances. See Note 4(E), Accounts payable and accrued and other current liabilities, for the corresponding pro forma adjusting entries. Of the remaining amount, $4.3 million had already been paid as of December 31, 2024. The approximate remaining amount of $0.1 million consists of transaction costs incurred by Blaize (see Note 4(O)(i) Additional paid-in capital and Note 4(P)(ii), Accumulated deficit, for the corresponding $1.0 million increase and $1.1 million decrease to Blaize’s additional paid-in capital and accumulated deficit balances).

(iii)

Represents the settlement of certain convertible working capital loans from the Sponsor to BurTech in the amount of $1.5 million and the settlement of advance from the Sponsor to BurTech in the amount $3.0 million. The convertible promissory notes were settled in cash, rather than converted to Blaize equity.

(iv)

Reflects the payment of deferred underwriting commissions incurred during BurTech’s IPO, which was settled in cash, in the amount of $1.5 million. See Note 4(J), Deferred underwriting commissions, for the corresponding pro forma adjusting entries.

(v)

Reflects the proceeds of $15.4 million from the issuance and sale of 1.5 million shares of Blaize common stock, with a per share par value of $0.0001, at $10.00 per share pursuant to the PIPE Investment. See Note 4(O)(x), Additional paid-in capital, for the corresponding pro forma adjusting entries.

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(vi)

Amount represents the reclassification of $33.1 million to restricted cash pursuant to the Non-Redemption Agreements, whereby the amounts are required to be held in a separate escrow account at the Closing of the Business Combination and held until such Non-Redeemed Shares are either sold in the market and/or put to the Company and such funds are then distributed to the Investors and Company accordingly. See Note 4(R), Restricted cash, for the corresponding pro forma adjusting entries.

(B)	Tickmark (B) is purposefully not used.

(C)

Prepaid expenses and other current assets — Reflects (i) the reclassification of $11.1 million of transaction costs incurred by Blaize in conjunction with the Business Combination and which are capitalized within Blaize’s prepaid expenses and other current assets as of December 31, 2024. Upon the close of the Business Combination, such costs were reclassified as an equity issuance cost, resulting in a $11.1 million decrease to prepaid expenses and other current assets and a $11.1 million decrease to additional paid-in capital. Additionally, reflects the (ii) $8.8 million note receivable related to the Sponsor Note for which the Company issued 750 thousand shares of Blaize common stock pursuant to the Sponsor Note Issuance. See Note 4(O)(ii) and (x), Additional paid-in capital, for the corresponding pro forma adjusting entries.

(D)

Investments held in the Trust Account — Represents the reclassification of $36.7 million of funds associated with the Investments held in the Trust Account that become available at the Closing of the Business Combination after giving effect to the impact of redemptions of BurTech’s Class A Redeemable Common Stock amounting to $10.9 million. See Note 4(A)(i), Cash and cash equivalents and Note 4(L), Class A Common Stock subject to redemption and for the corresponding pro forma adjusting entries.

(E)

Accounts payable and accrued and other current liabilities — Reflects the payment of $4.2 million of nonrecurring transaction costs incurred by BurTech for legal services settled prior to, or upon, the Closing of the Business Combination. Additionally, reflects the payment of $6.8 million of nonrecurring transaction costs incurred by Blaize for financial advisory, legal, and other professional services settled prior to, or upon, the Closing of the Business Combination. See Note 4(A)(ii), Cash and cash equivalents, for the corresponding pro forma adjusting entries.

(F)

BurTech advances and working capital loans — Represents the settlement of certain convertible working capital loans from the Sponsor to BurTech in the amount of $1.5 million and the settlement of advance from the Sponsor to BurTech in the amount $3.0 million. The convertible promissory notes were settled in cash, rather than converted to BurTech equity, and paid off with funds from the Business Combination. See Note 4(A)(iii), Cash and cash equivalents, for the corresponding pro forma adjusting entries.

(G)

Convertible notes — Immediately prior to the closing of the Business Combination, all outstanding amounts of the convertible notes, including those issued to the Final Closing Lenders, as defined, together with all accrued and unpaid interest thereon, converted into shares of Blaize Common Stock. As the convertible notes are accounted for at fair value or are expected to be recorded at fair value on a recurring basis, the Company performed a final fair value measurement using the value of Blaize shares ultimately to be issued to such lenders. The measurement was performed using an assumed market price of $13.09 per share on the first date of trading, which resulted in a loss related to the change in fair value of $262.8 million. See Note 4(P)(iii) Accumulated deficit, for corresponding pro forma entries. The remeasured value of $411.5 million was reclassified into additional paid in capital, see Note 4(O)(iii) Additional paid-in capital, for corresponding pro forma entries.

(H)

Earnout shares liability — Reflects the preliminary estimated fair value of liability classified Blaize Equityholders’ Earnout Shares of $88.5 million as of December 31, 2024, with a corresponding decrease of $88.5 million to additional paid-in capital. See Note 4(O)(iv) Additional paid-in capital, for corresponding pro forma entries. For further information on the earnout shares, see Note 6.

(I)

Warrant liabilities — Immediately prior to the Effective Time, the outstanding Blaize warrants were automatically net exercised in full for shares of Blaize Common Stock or such warrants expired. Pro forma adjustment reflects (i) the final remeasurement to fair value of $83.5 million and (ii) the elimination of a liability of $98.2 million associated with such warrant liabilities which

14

occurred in conjunction with the Closing and the settlement into equity as part of the recapitalization and equity exchange. The warrant treatment assumes that certain Blaize warrants that were out of the money at Closing Date remain unexercised and therefore expire. See Note 4(O)(v), Additional paid-in capital, and Note 4(P)(iv), Accumulated deficit, for the corresponding pro forma adjusting entries.

(J)

Deferred underwriting commissions — Reflects the settlement of BurTech’s $1.5 million deferred underwriting commissions at the Closing of the Business Combination from the funds held in the Trust Account. Refer to Note 4(A)(iv), Cash and cash equivalents, for the corresponding adjusting pro forma entries.

(K)

Convertible preferred stock — Represents the conversion of 44,494,703 shares of Blaize Redeemable Convertible Preferred Stock into 44,494,703 shares of Common Stock, immediately prior to the Closing of the Business Combination as part of the Blaize Security Conversion event, resulting in the reclassification of $173.3 million from mezzanine equity to permanent equity.

(L)

Class A Common Stock subject to redemption — Represents the reclassification of $36.7 million of BurTech’s Redeemable Class A Common Stock, which was not redeemed, from temporary equity (mezzanine) to permanent equity of Blaize after giving effect to the redemption of 937,844 public shares. The redemptions were paid with funds from the trust account, amounting to $10.9 million. Refer to Note 4(D), Investments held in the Trust Account, and Note 4(O)(vii), Additional paid-in capital, for the corresponding pro forma adjusting entries.

(M)	BurTech Acquisition Corp. Class A Ordinary Shares — Represents adjustment to reclassify the par value associated with BurTech’s Class A Ordinary shares to the par value associated with Blaize.

(N)	Blaize Common Stock — Represents the adjustment to establish the value of the common stock based on a par value of $0.0001 as applied to 101,588,967 shares of Blaize outstanding at the Effective Time.

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(O)	Additional paid-in capital — Represents the impact of the Business Combination on additional paid-in capital. The table below summarizes the pro forma adjustments as follows:

Description	Note	Amount
(Amounts in thousands)
Blaize Transaction Expenses	4(O)(i)	$1,023
Reclass of Deferred Transaction Costs	4(O)(ii)	(11,112)
Conversion of Blaize Convertible Notes	4(O)(iii)	411,462
Recognition of liability classified Earnout Shares	4(O)(iv)	(88,504)
Conversion of Blaize Warrants	4(O)(v)	98,248
Conversion of Blaize Redeemable Convertible Preferred Stock	4(O)(vi)	173,338
Reclassification of BurTech’s Redeemable Class A Common Stock	4(O)(vii)	36,735
Recognition of stock based compensation associated with performance condition awards	4(O)(viii)	3,937
Reclassification of BurTech’s accumulated deficit to additional paid-in capital (elimination)	4(O)(ix)	(30,617)
Issuance of PIPE Investment and Sponsor Note	4(O)(x)	24,157
Reversal of Derivative Liability	4(O)(xi)	1,085

Pro Forma Adjustment – Additional paid-in capital		$619,752

i.

Represents transaction costs of approximately $1.0 million incurred by Blaize related to financial advisory, legal, and other professional services, in connection with the Business Combination prior to the Closing. These costs are non-recurring in nature. Refer to Note 4(A)(ii), Cash and cash equivalents, for the corresponding pro forma adjusting entries.

ii.

Reflects the reclassification of $11.1 million of transaction costs incurred by Blaize in conjunction with the Business Combination and which are capitalized within prepaid expenses and other current assets as of December 31, 2024. Upon the close of the Business Combination, such costs were reclassified as an equity issuance cost, resulting in a $11.1 million decrease to prepaid expenses and other current assets and a $11.1 million decrease to additional paid-in capital. Refer to Note 4(C), Prepaid expenses and other current assets, for the corresponding pro forma adjusting entries.

iii.

Immediately prior to the closing of the Business Combination, all outstanding amounts of the convertible notes, including those issued to the Final Closing Lenders, together with all accrued and unpaid interest thereon, converted into shares of Blaize Common Stock. The remeasured value of $411.5 million was reclassified into additional paid in capital. Refer to Note 4(G), Convertible notes, for the corresponding adjusting pro forma entries.

iv.

Reflects the preliminary estimated fair value of liability classified Blaize Equityholders’ Earnout Shares of $88.5 million as of December 31, 2024, with a corresponding recognition of $88.5 million Earnout Shares liability. Refer to Note 4(H), Earnout shares liability, for the corresponding pro forma adjusting entries and Note 6 for further information.

v.

Reflects the conversion of the final remeasured warrant liability of $98.2 million which occurred in conjunction with the Closing and the settlement into Blaize Common stock as part of the Warrant Event. Refer to Note 4(I), Warrant liabilities, for the corresponding pro forma adjusting entries. The warrant treatment assumes that certain warrants were out of the money at Closing Date remain unexercised and therefore expire.

vi.

Represents the conversion of 44,494,703 shares of Blaize Redeemable Convertible Preferred Stock into 44,494,703 shares of Blaize Common Stock, immediately prior to the Closing of the Business Combination as part of the Blaize Security Conversion event, resulting in the reclassification of $173.3 million from mezzanine equity to permanent equity. Refer to Note 4(K), Convertible preferred stock, for the corresponding pro forma adjusting entries.

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vii.

Represents the reclassification of $36.7 million of BurTech’s Redeemable Class A Common Stock from temporary equity (mezzanine) to permanent equity after giving effect to redemptions Refer to Note 4(L), Class A Common Stock subject to redemption, for the corresponding pro forma adjusting entries.

viii.

Reflects the recognition of $3.9 million of stock-based compensation expense associated with Blaize performance-based equity awards that have a portion that are immediately vested upon the successful completion of a Business Combination. Refer to Note 4(P)(v), Accumulated deficit, for the corresponding pro forma adjusting entries.

ix.

Reflects the $30.6 million elimination of BurTech’s historical accumulated deficit as part of the reverse recapitalization at the Closing of the Business Combination, after giving effect to the $7.3 million of transaction costs expected to be incurred by BurTech related to the Business Combination (as described in Note 4(A)(ii), Cash and cash equivalents, and Note 4(P)(vi), Accumulated deficit).

x.

Reflects the recording of $24.2 million from the issuance and sale of (i) 1.5 million shares of Blaize common stock, with a per share par value of $0.0001, at $10.00 per share pursuant to the PIPE Investment, and (ii) 750 thousand shares of Blaize common stock, pursuant to the Sponsor Note Issuance. See Note 4(A)(v), Cash and cash equivalents, and Note 4(C), Prepaid expenses and other current assets for the corresponding pro forma adjusting entries.

xi.

Reflects the reversal of the $1.1 million BurTech derivative liability related to the Non-Redemption Agreement in connection with the consummation of the Business Combination. Refer to Note 4(Q), Derivative liability — Non-Redemption Agreement, for the corresponding adjusting pro forma entries.

(P)	Accumulated deficit — Represents the impact of the Business Combination on accumulated deficit. The table below reflects the pro forma adjustments as follows:

Description	Note	Assuming No Redemptions
(Amounts in thousands)
BurTech Transaction Expenses	4(P)(i)	$(7,255)
Blaize Transaction Expenses	4(P)(ii)	(1,154)
Remeasurement of Blaize Convertible Notes	4(P)(iii)	(262,833)
Remeasurement of Warrants	4(P)(iv)	(83,537)
Recognition of stock based compensation associated with performance condition awards	4(P)(v)	(3,937)
Reclassification of BurTech’s accumulated deficit to additional paid-in capital (elimination) and other charges	4(P)(vi)	30,617

Pro Forma Adjustment – Accumulated deficit		$(328,099)

i.

Amount represents certain transaction related expenses incurred subsequent to December 31, 2024 by BurTech prior to the Closing. Refer to Note 4(A)(ii), Cash and cash equivalents, for the corresponding adjusting pro forma entries.

ii.

Amount includes $0.9 million of transaction costs associated with issuance of the Earnout Shares to nonemployees, which are liability-classified instruments, and which are subsequently measured at fair value. Accordingly, these transaction costs were recorded to accumulated deficit, based on a relative fair value allocation compared to all financial instruments issued

17

as part of the Business Combination. Further amount includes $0.2 million of audit-related fees incurred with the transaction and expected to be paid at close that are not direct and incremental to the consummation of the Business Combination and therefore are expected to be expensed, with a corresponding increase to accumulated deficit. Refer to Note 4(A)(ii), Cash and cash equivalents, for the corresponding adjusting pro forma entries.

iii.

Represents the final remeasurement of Blaize convertible notes which are accounted for under the fair value option, at the time of the Blaize Security Conversion resulting in an increase to accumulated deficit of $262.8 million. Refer to Note 4(G), Convertible notes, for the corresponding adjusting pro forma entries.

iv.

Represents the final remeasurement of Blaize liability classified warrants at the time of the Warrant Event, which results in a $83.5 million loss on remeasurement to mark the warrants to fair value. Adjustment includes the recognition of $79 thousand of gain on expiration of certain Blaize warrants that are out of the money at the Warrant Event date and are assumed to not net exercise. Accordingly, the expiration of such warrants has been reflected as a decrease to the warrant liability and a decrease to accumulated deficit. Refer to Note 4(I), Warrant liabilities, for the corresponding adjusting pro forma entries.

v.

Reflects the recognition of $3.9 million of stock-based compensation expense associated with Blaize performance-based equity awards that have a portion that are immediately vested upon the successful completion of the Business Combination. Refer to Note 4(O) (viii), Additional paid-in capital, for the corresponding adjusting pro forma entries.

vi.

Reflects the reclassification of BurTech’s historical accumulated deficit to additional paid-in capital in connection with the consummation of the Business Combination, inclusive of the $7.3 million discussed in Note 4(A)(ii), Cash and cash equivalents. Refer to Note 4(O)ix, Additional paid-in capital, for the corresponding adjusting pro forma entries.

(Q)

Derivative liability — Non-Redemption Agreement — Reflects the reversal of the $1.1 million BurTech derivative liability related to the Non-Redemption Agreement in connection with the consummation of the Business Combination. Refer to Note 4(O)(xi), Additional paid-in capital, for the corresponding adjusting pro forma entries.

(R)

Restricted cash - Amount represents the reclassification of $33.1 million from cash and cash equivalents to restricted cash pursuant to the Non-Redemption Agreements, whereby the amounts are required to be held in a separate escrow account at the Closing of the Business Combination and held until such Non-Redeemed Shares are either sold in the market and/or put to the Company and such funds are then distributed to the Investors and Company accordingly. See Note 4(A)(vi), Cash and cash equivalents, for the corresponding pro forma adjusting entries.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2024

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, are as follows:

(A)

Reflects estimated stock-based compensation to be incurred assuming the Closing of the Business Combination occurred on January 1, 2023, with details of the effects on the impacted financial statement line items as follows:

Description	Note	Research and development	Selling, general and administrative
(Amounts in thousands)
Stock-based compensation associated with Earnout shares	5(A)(i)	$5,059	$6,572
Stock-based compensation upon achievement of performance condition	5(A)(ii)	3,462	475

Pro Forma Adjustment – Stock-based compensation		$8,521	$7,047

i.

Represents estimated stock-based compensation measured as of the closing date for the portion of the Earnout Shares issuable to existing option holders with continuing service requirements, and assuming no forfeitures (see Note 6) recognized stock-based compensation for the year as an increase of $5.1 million to research and development expense and $6.6 million to selling, general and administrative expense.

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ii.

Reflects incremental stock-based compensation expense associated with Blaize RSUs granted to employees which vest upon satisfaction of both a service condition and liquidity condition, which are satisfied upon completion of the Business Combination. The liquidity event has not been deemed probable for expense recognition in the historical unaudited condensed consolidated statement of operations and the triggering event only becomes probable upon a liquidity event, in this case, the Business Combination. The Company has recorded the incremental stock- based compensation expense for the year as an increase of $3.5 million to research and development expense and $0.5 million to selling, general and administrative expense.

(B)

Amount represents the transaction expenses incurred by both BurTech and Blaize prior to Closing. Impact is calculated as (i) $11.4 million of incurred transaction costs by BurTech to be expensed by BurTech prior to close, (ii) $0.9 million of transaction costs incurred by Blaize associated with issuance of the Earnout Shares to nonemployees, which are liability-classified instruments, and which are subsequently measured at fair value. Accordingly, these transaction costs were expensed, based on a relative fair value allocation compared to all financial instruments issued as part of the Business Combination and (iii) $0.2 million of audit related fees incurred with the transaction and paid at close that are not direct and incremental to the consummation of the Business Combination and therefore are expensed.

(C)

Reflects (i) the elimination of $10.0 million of loss on changes in the fair value of Blaize’s convertible notes, which were accounted for under the fair value option during the year ended December 31, 2024, offset by (ii) the reflection of a final fair value measurement associated with all convertible notes, assuming the date of the closing is January 1, 2023, resulting in a loss on remeasurement of $262.8 million.

(D)	Reflects estimated impacts to the pro forma statement of operations associated of the various warrants, the details of such effect are as follows:

Description	Note
(Amounts in thousands)
Elimination of loss on changes in fair value of warrants	5(E)(i)	$5,701
Final remeasurement of warrants at time of Warrant Event	5(E)(ii)	(83,537)

Pro Forma Adjustment – Warrants		$(77,836)

i.	Reflects the elimination of $5.7 million of loss on changes in the fair value of Blaize’s liability classified warrants during the year ended December 31, 2024.

ii.

Reflects the final fair value measurement associated with all liability classified warrants at the time of the Warrant event, assuming the date of the Closing is January 1, 2023. Such measurement results in a loss on remeasurement of $83.5 million.

(E)

Represents the elimination of $2.5 million of BurTech’s historical interest income earned on the funds held in the Trust Account, which was dissolved and liquidated upon the Closing of the Business Combination.

(F)	Represents the elimination of $1.1 million change in fair value of the derivative liability related to the Non-Redemption Agreement.

Note 6 — Earnouts

Following the Closing, the Eligible Blaize Equityholders (including holders of Blaize Options or Blaize RSUs) have the right to receive up to 15,000,000 Blaize Earnout Shares in four tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. Further, following the Closing, Burkhan have the right to receive up to 2,600,000 Burkhan Earnout Shares in four tranches upon the occurrence of the Earnout Triggering Events during the Earnout Period. The total amount of Burkhan Earnout Shares to be issued is dependent on the Proportionate Shares Number, which is equal to 325,000 Acquiror Class A Common Stock multiplied by the cash ratio.

•

upon the occurrence of Triggering Event I, a one-time issuance of 3,750,000 Company Earnout Shares to Blaize Equityholders will be made and a one-time issuance of Burkhan Earnout Shares in an amount equal to the sum of (x) 325,000 plus (y) the Proportionate Shares Number will be made. Triggering Event I means the first date during the Earnout Period on which the closing stock price of Blaize Class A Common Stock is greater than or equal to $12.50 per share for twenty (20) trading days within any thirty (30) consecutive trading day period;

19

•

upon the occurrence of Triggering Event II, a one-time issuance of 3,750,000 Company Earnout Shares to Blaize Equityholders will be made and a one-time issuance of Burkhan Earnout Shares in an amount equal to the sum of (x) 325,000 plus (y) the Proportionate Shares Number will be made. Triggering Event II means the first date during the Earnout Period on which the closing stock price of Blaize Class A Common Stock is greater than or equal to $15.00 per share for twenty (20) trading days within any thirty (30) consecutive trading day period;

•

upon the occurrence of Triggering Event III, a one-time issuance of 3,750,000 Company Earnout Shares to Blaize Equityholders will be made and a one-time issuance of Burkhan Earnout Shares in an amount equal to the sum of (x) 325,000 plus (y) the Proportionate Shares Number will be made. Triggering Event III means the first date during the Earnout Period on which the closing stock price of Blaize Class A Common Stock is greater than or equal to $17.50 per share for twenty (20) trading days within any thirty (30) consecutive trading day period;

•

upon the occurrence of Triggering Event IV, a one-time issuance of 3,750,000 Company Earnout Shares to Blaize Equityholders will be made and a one-time issuance of Burkhan Earnout Shares in an amount equal to the sum of (x) 325,000 plus (y) the Proportionate Shares Number will be made. Triggering Event IV means the first date during the Earnout Period on which the closing stock price of Blaize Class A Common Stock is greater than or equal to $20.00 per share for twenty (20) trading days within any thirty (30) consecutive trading day period.

Earnout shares issuable to any eligible recipient in respect of Blaize Options or Blaize RSUs held by such recipient as of immediately prior to the Closing shall be issued to such recipient only if such recipient continues to provide services (whether as an employee, director or individual independent contractor) to Blaize or one of its subsidiaries through the date of the occurrence of the corresponding Triggering Event.

1.	Earnout Shares Issued to Holders of Blaize Stock Options and Blaize RSUs

The preliminary accounting conclusion related to the grant of Blaize Earnout Shares to existing holders of stock options or restricted stock units is considered a compensatory award and accounted for under ASC 718, Share-Based Compensation as the Blaize Earnout Shares are subject to forfeiture based on the satisfaction of certain service conditions. Each Triggering Event is considered a market condition. The requisite service condition is the period of time it takes to achieve all four market conditions. As this is not explicitly stated in the earnout arrangement, the service period is implied from the expected period over which the shares are expected to achieve the market condition. Under this guidance, the award is measured at fair value at the grant (or issue) date using the Monte Carlo simulation model and expense is recognized over the derived service period of 5 years. Further these awards have been determined to be equity classified and accordingly will not be remeasured at each reporting date.

The preliminary estimated fair value of the Blaize Earnout Shares subject to ASC 718 was $58.2 million, assuming the service conditions were met and assuming no forfeitures. The vested amounts of $11.6 million for the year ended December 31, 2024 were recorded as stock- based compensation expense in the unaudited pro forma condensed combined statements of operations as it was probable the market condition would be met.

2.	Earnout Shares Issued to Blaize and Burkhan

The earnout shares to be issued to all other Blaize equityholders not within the scope of ASC 718 and to Burkhan were evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the earnout award agreements should be classified as a liability. As part of that analysis, it was determined that the earnout shares are freestanding and not liability classified under ASC 480. It was next evaluated whether the earnout shares represented a derivative instrument pursuant to ASC Topic 815, Derivatives and Hedging. Paragraph ASC 815-10-15-74(a) provides a scope exception to derivative accounting and states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position to be derivative instruments. In

20

order to conclude that the earnout shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the earnout shares meet both of these requirements. The preliminary accounting conclusions for the earnout shares under the arrangement resulted in liability classification pursuant to ASC 815-40. The liability for such Earnout Shares will be remeasured at each reporting date with changes in the fair value recorded to earnings.

The Company has placed a value of $88.5 million on the liability. The earnout liability will be remeasured at each reporting date with changes in the fair value recorded to earnings.

3.	Fair Value of Earnout Shares

The fair value of the Blaize Earnout Consideration that was not subject to ASC 718 was determined by using the assumed stock price of Blaize of $10.00 at the grant date and multiplying it by the expected probability of achieving the market conditions.

Note 7 — Net Loss Per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, and other related events, assuming such additional shares were outstanding since January 1, 2023. As the Business Combination and other related events are being reflected as if they had occurred as of January 1, 2023, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination and other related events have been outstanding for the entire periods presented.

For the year ended December 31, 2024
Pro forma net loss	$(425,506)
Weighted average shares outstanding – basic and diluted	101,588,967

Pro forma net loss per share, basic and diluted	$(4.19)

Weighted average shares outstanding for both basic and diluted was calculated as follows for the year ended December 31, 2024:

Weighted Average Shares Outstanding – Basic and Diluted

Blaize stockholders	55,571,107
BurTech’s public stockholders	5,456,999
Sponsor & related parties	14,456,132
Final closing lenders	25,673,479
Other	431,250

Total Weighted Average Shares Outstanding	101,588,967

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The following outstanding shares of Blaize Common Stock equivalents were excluded from the computation of pro forma diluted net loss per share because including them would have had an anti-dilutive effect for the year ended December 31, 2024:

Assuming No Redemptions
Blaize Stock Options and RSUs(1)	31,679,816
Earnout Shares	17,600,000
Public Warrants	28,750,000
Private Warrants	898,250

Total	78,928,066

(1)	Amount gives effect to the net impact of (399,000) options that have been granted or cancelled from January 1, 2025 through the date of this filing.

II-11

Exhibit 99.3

BLAIZE MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Blaize Inc., (“us”, “our”, “we” and “Blaize”) should be read together with our audited consolidated financial statements and related notes filed as Exhibit 99.1 to this Current Report on 8-K (the “Current Report”). Some of the information contained in this discussion and analysis, including information with respect to our plans, objectives, expectations, projections, and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set out in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2024 (our “Annual Report”), our actual results could differ materially from the results described in or implied by these forward-looking statements. See also the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report.” Certain amounts may not foot due to rounding, and all figures presented are in thousands.

Unless the context otherwise requires, references to the “Company,” “we,” “us,” and “our” in this section generally refer to Blaize, Inc. before the Business Combination (as defined below) or, from and after the Business Combination, Blaize Holdings Inc.

Overview

Blaize is a provider of purpose-built, transformative artificial intelligence (AI)-enabled edge computing solutions that unite software and silicon to optimize AI from the edge to the core. Blaize provides a full-stack programmable processor architecture suite and low-code/no-code software platform that enables AI processing solutions for highperformance computing at the network’s edge and in the data center. Blaize solutions deliver real-time insights and decision-making capabilities at low power consumption, high efficiency, minimal size and low cost. Our mission is to enable enterprises to harness the power of AI at the edge, delivering real-time insights and decision-making capabilities with compelling speed and efficiency. With our innovative hardware and software solutions, we believe we are at the forefront of transforming industries and unlocking new possibilities in an increasingly connected and data-driven world.

Our portfolio includes highly efficient programmable AI processors in a broad range of form factors, deployable across several verticals, including enterprise, commercial, industrial, defense and automotive. Blaize’s accelerated AI computing platforms enable applications such as computer vision, advanced video analytics and AI inference. The use of industry standards ensures rapid integration into existing workflows and systems by our customers. Our unique and rich set of software tools empower non-expert practitioners to deploy existing and novel AI applications on our hardware, with ease and speed, without the need to learn or use source code. All of this is combined into integrated AI solutions which are designed to deliver real- time insights and decision-making capabilities with substantial speed and efficiency.

We believe we are well positioned to empower organizations to process and analyze data in real time at the edge of the network, thereby enabling them to make informed decisions, unlock new business opportunities, and gain a competitive advantage in the rapidly evolving AI landscape. With a strong focus on innovation, performance, and partnership, we believe we will help to drive the future of AI accelerated computing at the edge.

Growth Strategy and Outlook

The key elements of our strategy for growth include focusing on the following areas:

•	Scaling through expansion of our current products to reach deeper into our own industry’s verticals and expanding into adjacent verticals.

•

Growing our ecosystem of hardware manufacturers and independent software vendors specializing across a variety of industry verticals and form new partnerships with them to bring innovative turn-key solutions to market.

•	Continuing to enhance the features available in AI Studio in order to target a wider community of developers, including universities and other institutes of higher education.

•	Incorporating market AI trends into the design of our next-generation SoC to further expand our total addressable market.

Our pipeline continues to expand, driven by strong and accelerating market interest in Edge AI[LW5] , and ongoing engagement with high-quality prospective customers across key sectors, including, but not limited to, Smart Cities, defense, and the automotive industry.

•	Joint technology agreement with KAIST to produce new edge AI computing applications across biomedical, neuromorphic, photovoltaics, thermoelectrics and green hydrogen

•	Partnership with alwaysAI to revolutionize real-time insights with AI Edge Computing and advanced computer vision applications

•	Partnership with VSBLTY to develop new AI-enabled hybrid technology for large-scale global safety and security solutions

•	Partnership with Turbo Federal to procure contracts to accelerate AI solutions for the U.S. Department of Defense

Recent Developments

On December 22, 2023, as amended on April 22, 2024, October 24, 2024 and November 21, 2024, the Company entered into a Merger Agreement with BurTech Merger Sub, Inc (“Merger Sub”), Blaize, Inc. (“Legacy Blaize”), and solely for the limited purposes of the transaction, Burkhan Capital LLC, a Delaware limited liability company and affiliate of BurTech (“Burkhan”), pursuant to which Merger Sub would merge with and into Legacy Blaize, with Legacy Blaize surviving the Business Combination as a wholly owned subsidiary of the Company.

On and around December 31, 2024, the Company and certain unaffiliated stockholders of the Company named therein (each, an “Investor” and collectively, the “Investors”), entered into agreements (each, a “Non-Redemption Agreement” and collectively, the “Non-Redemption Agreements”) pursuant to which the Investors agreed not to redeem (or validly rescind any redemption requests on) their shares of Common Stock (“Non-Redeemed Shares”) and, in exchange, Legacy Blaize and the Sponsor have agreed to guarantee that each Investor receives a return of $1.50 per Non-Redeemed Share whether Investor (i) sells the Non-Redeemed Shares in the open market or (ii) exercises its option to require the Company to repurchase the Non-Redeemed Shares in accordance with the Non-Redemption Agreement (collectively, the “NRA Financing”).

From December 31, 2024 through January 13, 2025, BurTech Acquisition Corp. (“BurTech”), Legacy Blaize and certain subscribers (each, a “Subscriber” and collectively, the “Subscribers”) entered into subscription agreements (each, a “PIPE Subscription Agreement” and collectively, the “PIPE Subscription Agreements”) pursuant to which BurTech issued and sold to the Subscribers, immediately prior to the closing of the Business Combination, collectively, 1,540,300, shares of Class A Stock (the “PIPE Shares”) at a price per share equal to $10.00 (the “PIPE Investment”).

Immediately before the closing of the Business Combination and pursuant to the terms of the Merger Agreement, the Legacy Blaize convertible notes outstanding plus all accrued and unpaid interest, each of the issued and outstanding shares of redeemable convertible preferred stock, and all outstanding warrants, net exercised, were automatically converted into shares of the Company’s common stock. Upon the consummation of the Business Combination, each share of Blaize common stock issued and outstanding were canceled and converted into the right to receive shares of Blaize Holdings Class A common stock and each share of Merger Sub Capital Stock was converted into one share of Blaize Holdings Class A common stock, par value $0.0001. Further upon the Closing Date, (i) each Company option granted was converted into (a) the right to receive a number of Blaize Holdings Earnout Shares and (b) a Blaize Holdings option, upon substantially the same terms and conditions as in effect with respect to the corresponding Company option and (ii) each Company RSU granted was converted into (a) the right to receive a number of Blaize Holdings Earnout Shares and (b) a Blaize Holdings restricted stock unit (“RSU”), upon substantially the same terms and conditions as in effect with respect to the corresponding Blaize RSU.

Immediately prior to the consummation of the Business Combination and pursuant to the terms of the Merger Agreement, on January 13, 2025, BurTech, Merger Sub, Blaize and Burkhan confirmed to one another that all conditions to the closing set forth in Article IX of the Merger Agreement have been satisfied, and expressly waived the conditions that remained unsatisfied on such date through the execution of that certain Letter Agreement (the “Letter Agreement”), dated as of January 13, 2025, by and among BurTech, Merger Sub, Blaize, Burkhan, and BurTech’s sponsor, BurTech LP LLC, a Delaware corporation (the “ Sponsor”) which is attached hereto as Exhibit 10.15 to this Report, and which is incorporated herein by reference. Pursuant to the Letter Agreement, Blaize waived the conditions to Closing (1) under Section 9.3(d) of the Merger Agreement that BurTech have available proceeds of not less than $125,000,000 remaining upon the consummation of the Merger, and (2) under Section 9.3(f) of the Merger Agreement that the sum of the BurTech trust account plus the amount of immediately available funds received by BurTech pursuant to purchases of shares of Class A Stock on the terms provided in the Backstop Subscription Agreement (the “Backstop Agreement”), dated as of April 22, 2024, by and among BurTech, Blaize and the Sponsor, shall be no less than $30,000,000, to allow the parties to proceed to Closing. Pursuant to the Letter Agreement, BurTech waived the obligations of the Sponsor under the Backstop Agreement and, in lieu of such obligations, Burkhan entered into a PIPE Subscription Agreement to purchase an aggregate of 1,200,000 shares of Class A Stock at a purchase price of $10.00 per share for aggregate proceeds of $12,000,000 to the Company. Pursuant to the Letter Agreement, the Company agreed to register for resale within four (4) business days of the closing of the Business Combination, pursuant to the Securities Act, certain shares of the Sponsor and the Sponsor Group (as defined in the A&R Registration Rights Agreement) on the same terms and subject to the same conditions as the Registration Rights Agreement.

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Sponsor issued a secured promissory note and pledge agreement (the “Sponsor Note”) to BurTech (the “Holder”) in the principal amount of $8,753,744.21, bearing an interest rate of 7% with annual compounding, compounded on December 31 each year the Sponsor Note remains outstanding for the remaining principal amount of the Sponsor Note as at the maturity date, until such remaining principal amount is paid. Pursuant to the Sponsor Note, the Sponsor agreed to pay certain of the Acquiror Transaction Expenses (as defined in the Merger Agreement) set forth in the Sponsor Note. As consideration for entry into the Sponsor Note, the Company issued 750,000 shares of Class A Stock (“Sponsor Note Shares”) to the Sponsor in accordance with the terms of the Sponsor Note (the “Sponsor Note Issuance” and together with the PIPE Investment, the “Private Placements”). The shares of Class A Stock issued in consideration for the Sponsor Note were offered in a private placement under the Securities Act, pursuant to the Sponsor Note. The Sponsor is obligated to pay the Acquiror Transaction Expenses set forth in the Sponsor Note within ninety days after the date that the Sponsor Note Shares have been registered for resale under the Securities Act. The Sponsor granted a first priority security interest in, and pledged, 2,000,000 shares of Class A Stock and all additions, accessions and substitutions to the Holder to secure the satisfaction by the Sponsor of all its obligations to the Holder under this Sponsor Note. Additionally, in the event that the Company is required to pay any of the Acquiror Transaction Expenses subject to the Sponsor Note, the Sponsor is obligated to reimburse the Company for such payments within 90 days of such payment by the Company.

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, Blaize and certain stockholders of Legacy Blaize entered into that certain Registration Rights Agreement (the “Ava Registration Rights Agreement”).

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, certain former Legacy Blaize stockholders entered into that certain Lock-Up Agreement (the “Stockholder Lock-Up Agreement”) pursuant to which they each agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Lock-Up Period (as defined below), the “Stockholder Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Stockholder Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise with respect to the Stockholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction of the types specified in clause (i) or (ii) until the date that is 180 days after the Closing Date (the period from the date of the agreement until such date, the “Lock-Up Period”). At Closing, approximately 34.39% of the total issued and outstanding shares of Common Stock are subject to lock-up restrictions in connection with the Stockholder Lock-Up Agreement.

On January 13, 2025, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, certain former Legacy Blaize convertible noteholders entered into that certain Lock-Up Agreement (the “Noteholder Lock-Up Agreement”) pursuant to which they each agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, seventy-five percent (75%) of the shares of Common Stock held by them (such shares, together with any securities convertible into or exchangeable for or representing the rights to receive shares of Common Stock if any, acquired during the Noteholder Lock-Up Period (as defined below), the “Noteholder Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Noteholder Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise with respect to the Noteholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction of the types specified in clause (i) or (ii) until the date that is 180 days after the Closing Date (the period from the date of the agreement until such date, the “Noteholder Lock-Up Period”).

On January 13, 2025, upon closing of the Business Combination, 28,750,000 of public warrants and 898,250 of private warrants of BurTech that were outstanding immediately before to the Merger became warrants of Blaize Holdings.

Concurrent with the Business Combination, holders of Blaize common stock and outstanding equity awards (including stock options and RSU holders) agreed to the right to receive up to an aggregate amount of 15,000,000 shares of Blaize Holdings Class A Common Stock (the “Earnout Shares”) during specified periods following the Merger (the “Earnout Period”) that will be issued if the following targets or triggering events are achieved:

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $12.50 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $15.00 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $17.50 per share for twenty (20) trading days within a thirty (30) consecutive trading day period;

•

3,750,000 Earnout Shares will be issued upon the occurrence of the first date during the Earnout Period on which the closing stock price of Blaize Holdings Class A Common Stock is greater than or equal to $20.00 per share for twenty (20) trading days within a thirty (30) consecutive trading day period.

Employees entitled to receive Earnout Shares with respect to Blaize Holdings options and RSUs, must provide service through the date the target is achieved and if an employee departs, the Earnout Shares are reallocated to the remaining pool of recipients who received the right to the Earnout Shares on the closing Date.

On January 13, 2025, pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Blaize (the “Merger”), the separate corporate existence of Merger Sub ceased and Legacy Blaize survived as a wholly owned subsidiary of the Company (collectively, the Business Combination”). Following the closing of the Business Combination, we changed our name to Blaize Holdings, Inc. While we are the legal acquiror of Legacy Blaize in the Business Combination, Legacy Blaize is deemed to be the accounting acquiror, and the historical financial statements of Legacy Blaize became the historical financial statements of the Company upon the closing of the Business Combination.

Capital Markets Advisor Fees

In connection with the Business Combination, BurTech engaged Jefferies as capital markets advisor. Pursuant to the engagement, Jefferies is entitled to receive a fee of $4.5 million upon the Closing of the Business Combination, with the option for the Company to defer up to $1 million of this fee for up to 12 months post-closing. As of the date of this Form 8-K/A, no fees have been paid to Jefferies under its engagement.

Liquidity and Going Concern

Since inception of Blaize and through December 31, 2024, we have funded our operations primarily with cash flows from contributions from founders or other investors and other financing activities. We have incurred recurring losses and negative cash flows since our inception, including a net loss of $61.2 million and $87.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had cash and cash equivalents of approximately $50.2 million, a net working capital deficit of $114.5 million, and an accumulated deficit of $429.3 million.

Our ability to continue to meet our obligations, to achieve our business objectives and continue as a going concern is dependent upon several factors, including our revenue growth rate, the timing and extent of spending to support further sales and marketing initiatives as well as our research and development efforts. In order to finance these opportunities, we will need to raise additional financing. While there can be no assurances, we intend to raise such capital through issuances of additional debt financing and public or private equity offerings or other means. If additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

The Business Combination

On December 22, 2023, as amended on April 22, 2024, October 24, 2024 and November 21, 2024, we entered into the Merger Agreement with BurTech, Merger Sub, and, solely for the limited purposes of the transaction, Burkhan. On January 13, 2025, upon closing of the Business Combination, Merger Sub merged with and into Blaize, with Blaize surviving as the surviving company as a direct, wholly owned subsidiary of BurTech.

The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, Blaize is treated as the accounting acquirer and BurTech is treated as the acquired company for financial statement reporting purposes. We are deemed as the accounting acquirer and the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

As a consequence of the Business Combination, Blaize is the successor to an SEC-registered and Nasdaq- listed company, which requires Blaize to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Business Metrics

Pipeline

We have identified a potential $458 million of future business opportunities that could significantly accelerate growth through near-term customer implementations. Although Blaize is under no contractual arrangement(s) with respect to such pipeline and there is no assurance of a future contractual arrangement, the pipeline contains target accounts and opportunities that have been identified and verified as potential customers for Blaize products and services. We classify certain key metrics related to our pipeline into the following categories: proof of concept stage, partners and design wins.

Proof of Concept Stage

A proof-of-concept stage (“POC”) represents that a proposal for a proof of concept has either been initiated or is in progress with a potential customer or partner. We utilize POCs to demonstrate the Blaize technology’s significant value proposition along with its tailored use scenarios and satisfaction of customer and/or partner requirements. As of November 11, 2024, a total of 23 POCs have been initiated or are in progress with a potential customer.

Partners

A partner (“Partner”) consists of either an independent software vendor or independent hardware vendor with whom Blaize is working to integrate Blaize products and services into the vendor’s offerings for their customers. Such vendors may include OEMs, original design manufacturers, system integrators or hardware resellers or distributors, among others. As of October 25, 2024, Blaize has a total of 30 Partners.

Design Wins

A design win (“Design Win”) represents that a Partner or a customer has selected Blaize’s products and/or services to be incorporated into a product that it intends to produce or consume, as applicable, and has confirmed that Blaize’s offerings integrate into such product accordingly. As of November 11, 2024, a total of 11 Design Wins have been confirmed with a Partner or customer.

Key Financial Definitions/Components of Results

Revenue

We currently derive revenue through a combination of:

•	Engineering services revenue, this involves providing customized design services to our customers, tailored to their specific requirements.

•	Hardware revenue — this encompasses the sale of our semiconductor products through various supply agreements.

Costs and Expenses

We classify our costs and expenses into the following categories: Cost of revenue (exclusive of depreciation and amortization), Research and development expenses, Selling, general and administrative expenses, Depreciation and amortization expenses, Loss on purchase commitments and Transaction costs.

Cost of Revenue (exclusive of depreciation and amortization)

Cost of revenue (exclusive of depreciation and amortization) is primarily comprised of the cost of semiconductors purchased from subcontractors, including wafer fabrication, assembly, testing and packaging, board and device costs as well as indirect costs such as inventory carrying costs and inventory valuation reserves.

In addition, cost of revenue (exclusive of depreciation and amortization) also includes direct labor costs associated with the servicing of our engineering services revenue contracts.

Research and development expense

Research and development expense primarily consists of personnel costs for our research and development activities. Research and development expense also includes costs associated with the design and development of our application-specific integrated circuit and intellectual property (IP) solutions, such as third-party foundry costs, third party computer-aided tools and software licenses, third party IP licenses, reference design development, and allocated costs, such as facilities and information technology costs.

Selling, general and administrative expense

Selling, general and administrative expense primarily consists of personnel-related expenses for our finance human resources, information technology, and legal organizations. These expenses also include non- personnel costs, such as legal, audit, accounting services, advertising expenses, other professional fees as well as certain tax, corporate software licenses, and insurance-related expenses.

Depreciation and amortization expense

Depreciation and amortization expense consists of depreciation and amortization on long-lived assets such as computer equipment, capitalized software licenses, furniture and fixtures, leasehold improvements, office equipment and vehicles.

Loss on purchase commitments

Loss on purchase commitments consists of contractual obligations to procure inventory from our third-party contract manufacturer and other suppliers that are in excess of expected demand and where the value of these purchase commitments may not be recoverable.

Transaction costs

Transaction costs primarily consist of legal fees, consultant fees and other direct costs incurred to explore prior potential merger transactions.

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

Year ended December 31, 2024 compared to year ended December 31, 2023

The following table sets forth Blaize’s consolidated statements of operations data for the years ended December 31, 2024 and 2023, respectively.

Year Ended December 31, (in thousands)	2024	2023	Change Dollar	Change Percentage
Revenue
Engineering services revenue - related party	$1,525	$3,840	$(2,315)	(60)%
Hardware revenue	29	16	13	81%

Total revenue	1,554	3,856	(2,302)	(60)%
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization)	579	3,656	(3,077)	(84)%
Research and development	25,094	18,115	6,979	39%
Selling, general and administrative	22,413	17,303	5,110	30%
Depreciation and amortization	886	2,040	(1,154)	(57)%
Loss on purchase commitments	—	1,165	(1,165)	(100)%
Transaction costs	217	105	112	107%

Total costs and expenses	49,189	42,384	6,805	16%

Loss from operations	(47,635)	(38,528)	9,107	24%
Other income (expense), net:
Pay-to-Play financing charge	—	(35,832)	(35,832)	(100)%
Debt financing charge on convertible notes	(464)	(3,145)	(2,681)	(85)%
Other (expense) income, net	1,903	(255)	2,158	846%
(Loss) gain on foreign exchange transactions	(228)	50	278	556%
Change in fair value of convertible notes	(10,022)	(9,532)	490	5%
Change in fair value of warrant liabilities	(5,701)	(945)	4,756	503%

Total other expense	(14,512)	(49,659)	(35,147)	(71)%

Loss before income taxes	(62,147)	(88,187)	(26,040)	(30)%
Benefit from income taxes	(952)	(598)	354	59%

Net loss	$(61,195)	$(87,589)	(26,394)	(30)%

Revenue

Revenue decreased 60% to $1.6 million for the year ended December 31, 2024 compared to approximately $3.9 million for the year ended December 31, 2023, primarily due to us reaching the end of our multi-year license and development contract with a strategic investor resulting in a $2.6 million decrease compared to the year ended December 31, 2023. This reduction was partially offset by $0.3 million associated with a new development arrangement entered into with a separate strategic investor during the year ended December 31, 2024.

Cost of revenue (exclusive of depreciation and amortization)

Cost of revenue (excluding depreciation and amortization) for the year ended December 31, 2024 reflects a decrease of $3.1 million, or 84%, compared to the year ended December 31, 2023. This decrease was primarily driven by a $2.9 million decrease in charges for excess inventory and a $0.4 million decrease in direct labor costs commensurate with the decrease in engineering services revenue, partially offset by a $0.1 million increase in costs for inventory carrying costs with an outside supplier and a $0.1 reduction in other miscellaneous costs

Research and development

Research and development expense for the year ended December 31, 2024 increased $7.0 million or 39% compared to the year ended December 31, 2023. The increase was primarily driven by an increase in personnel costs of $4.4 million, an increase in IP licenses and design services of $2.4 million associated with the development of our new chip, an increase in other miscellaneous research and development costs of $0.2 million, and an increase in integration service of $0.6 million, partially offset by a $0.6 million reduction in external engineering services. We expect research and development to continue to increase to support the development of our next generation product portfolio in future years.

Selling, general and administrative

Selling, general and administrative expense for the year ended December 31, 2024 increased $5.1 million or 30% compared to the year ended December 31, 2023. The increase was primarily due to a $3.5 million increase in employee related costs, a $1.1 million increase in legal and accounting costs incurred in support of public company readiness efforts, a $0.5 million increase in marketing costs, and a $0.5 million increase in business development costs. The increases were partially offset by a $0.5 million reduction in facility costs.

Depreciation and amortization

Depreciation and amortization expense for the year ended December 31, 2024 decreased $1.2 million or 57% compared to the year ended December 31, 2023. The decrease was primarily due to a decrease in depreciation costs for computer equipment and server and network equipment that were fully depreciated in the comparative period.

Loss on purchase commitments

We did not record a loss on purchase commitments for the year ended December 31, 2024 as compared to $1.2 million for the year ended December 31, 2023 as a result of not having any additional purchase commitments requiring a loss on purchase commitment accrual.

Total other expense

Total other expense for the years ended December 31, 2024 and 2023 amounted to a net expense of $14.5 million and $49.7 million, respectively, for a decrease of net expense period over period of $35.1 million.

Total other expense for the year ended December 31, 2024 was primarily comprised of the total net change in fair value of our convertible notes and warrant liabilities of $15.7 million, additional expenses of $0.7 million, offset by other income from investments of $1.9 million.

Total other expense for the year ended December 31, 2023 was primarily comprised of the Pay-to-Play financing charge of $35.8 million and the debt financing charge on the convertible notes issued under the 2023 NPA of $3.1 million as well as the total change in fair value of the convertible notes and warrant liabilities of $10.5 million.

Income tax expense

The benefit from the provision for income taxes amounted to approximately $1.0 million for the year ended December 31, 2024 and our effective tax rate was approximately 1.53%. The effective income tax rate was primarily driven by remeasurement of our warrant liability as well as our valuation allowance which is driven by the deferred tax assets arising from capitalized research and experimental expenditures and the net operating losses.

The benefit from the provision for income taxes amounted to approximately $0.6 million for the year ended December 31, 2023 and our effective tax rate was approximately 0.68%. Income tax benefit for the year ended December 31, 2023 was primarily attributable to foreign taxes payable on net income generated outside the United States. The effective income tax rate was primarily driven by the impact of the tax treatment of the Pay-to-Play equity financing charge and the valuation allowance which is driven by the deferred tax assets arising from capitalized research and experimental expenditures and the net operating losses.

Net loss

Net loss was approximately $61.2 million for the year ended December 31, 2024 compared to net loss of approximately $87.6 million for the year ended December 31, 2023. The decrease in net loss for the year ended December 31, 2024 of $26.4 million compared to the year ended December 31, 2023 was primarily attributable to the nonrecurring Pay-to-Play financing charge of $35.8 million, the decrease in debt financing charge of $2.7 million, and an increase in other income (expense), net of $2.2 million which was partially offset by the $9.1 million increase in loss from operations and the $5.2 million increase in expense associated with the change in fair value of convertible notes and warrant liabilities as discussed above.

Liquidity and Capital Resources

Blaize’s consolidated financial statements have been prepared on a going concern basis, which assumes that we will be able to meet our obligations and continue our operations for the foreseeable future. Our consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Since inception of Blaize and through December 31, 2024, we have funded our operations primarily with cash flows from contributions from founders or other investors and other financing activities. We have incurred recurring losses and negative cash flows since its inception, including a net loss of $61.2 million and $87.6 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had cash and cash equivalents of approximately $50.2 million, a net working capital deficit of $114.5 million, and an accumulated deficit of $429.3 million.

Our ability to continue to meet our obligations, to achieve our business objectives and continue as a going concern is dependent upon several factors, including our revenue growth rate, the timing and extent of spending to support further sales and marketing and research and development efforts. To finance these opportunities, we will need to raise additional financing. While there can be no assurances, we intend to raise such capital through issuances of additional equity raises. If additional financing is required from outside sources, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations and financial condition would be materially and adversely affected.

While we are currently taking actions to source cash through a combination of the issuances of additional debt financing and public or private equity offerings or other means, we cannot be assured that we will be able to enter into any such contracts or raise capital on terms acceptable to the Company. As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern, we have determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through a year from the date that our consolidated financial statements were available to be issued.

Debt Financings

We were a party to the following debt financing agreements during the years ended December 31, 2024 and 2023:

Convertible Notes Under the July 2023 Note Purchase Agreement (as amended and restated, the “2023-2024 Convertible Notes”)

In July 2023, we entered into a Note Purchase Agreement, as amended on August 1, 2023 and as amended and restated on April 22, 2024 (the “2023 NPA”). During the year ended December 31, 2024, we issued approximately a total of $110.7 million in convertible notes under the 2023 NPA, of which $11.5 million in convertible notes under the 2023 NPA to the Sponsor. During the year ended December 31, 2023, we issued approximately $12.3 million in convertible notes under the 2023 NPA, of which $5 million was issued to the Sponsor and another $5 million was issued to a related party investor. The 2023-2024 Convertible Notes are secured by all our assets and accrue interest at 10%. Following the April 2024 amendment and restatement, principal and accrued interest on the 2023-2024 Convertible Notes mature on December 31, 2025.

The 2023-2024 Convertible Notes provides that the notes may be converted as follows:

•

Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined therein), Maturity Conversion (as defined therein), SPAC Conversion (as defined therein) or repayment has not occurred wherein the Next Equity Financing, defined as the next sale of Company equity securities or other securities issued in connection with Senior Indebtedness, following the date of the 2023-2024 Convertible Notes for the purpose of raising capital.

•

For Lenders who purchased a 2023-2024 Convertible Note on or before July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms and conditions applicable to the equity securities sold in the Next Equity Financing, except that (A) the per share liquidation preference shall be 1.5 times the conversion price, (B) the initial conversion price for purposes of price-based anti-dilution protection will equal the conversion price, (C) the basis for any dividend rights will be based on the conversion price, and (D) such shares will rank senior to the other equity securities existing at the time of the applicable conversion with respect to liquidation preference.

•

For any Lender who purchased a 2023-2024 Convertible Note after July 3, 2023, the issuance of shares pursuant to the conversion of each note shall be subject to the same terms as described in the preceding paragraph except that the per share liquidation preference will equal the conversion price.

•

The conversion price for all Lenders, regardless of purchase date, for this Next Equity Financing is defined as the lesser of 80% of the per share issue price of the equity securities sold in this financing event or a calculated per share value based on a defined valuation cap and fully- diluted capital.

•

If the Next Equity Financing conversion, Corporate Transaction conversion, SPAC conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date, the principal and unpaid accrued interest of each 2023-2024 Convertible Note shall, at the written election of the Requisite Noteholders (which must include certain noteholder), pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and the Company, provided that the conversion price shall not be based on a valuation in excess of the defined valuation cap.

•

If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred prior to a SPAC transaction, the principal and unpaid accrued interest of each 2023-2024 Convertible Note, with the exception of notes issued to a Final Closing Lender shall automatically convert (the “SPAC Conversion”) into a number of common shares equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest on each 2023-2024 Convertible Note by the applicable conversion price.

•

For any Lender who purchased a 2023-2024 Convertible Note before April 22, 2024, the conversion price in this SPAC Conversion is the lesser of 80% of $11.50 per share or a calculated per share value based on a defined valuation cap and fully-diluted capital immediately prior to the SPAC transaction.

•

For any Lender who purchased a 2023-2024 Convertible Note on or after April 22, 2024, the conversion price in this SPAC Conversion is a price per share that would entitle such lender to receive a number of shares of BurTech Class A common stock equal to the outstanding principal and unpaid accrued interest on such 2023-2024 Convertible Note divided by five.

•

In the event of a Corporate Transaction (any “Liquidation Event” as defined in Blaize’s existing certificate of incorporation), the 2023-2024 Convertible Notes shall be repaid as follows at the closing of the Corporate Transaction:

•

For any Lender who purchased a 2023-2024 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs on or before July 3, 2024, an amount equal to the then accrued but unpaid interest plus three (3) times the then outstanding principal.

•

For any Lender who purchased a 2023-2024 Convertible Note on or before July 3, 2023, in respect of a Corporate Transaction that occurs following July 3, 2024, an amount equal to the then accrued but unpaid interest plus five (5) times the then outstanding principal.

•

For any Lender who purchased a note after July 3, 2023, in respect of any such Corporate Transaction, an amount equal to the then accrued but unpaid interest plus one and a half (1.5) times the then outstanding principal.

Investors in the 2023-2024 Convertible Notes received warrants (“2023-2024 Convertible Note Warrants”) exercisable upon the earliest to occur of a Next Equity Financing Conversion, Maturity Conversion, SPAC Conversion or Corporate Transaction, as defined, and expire five years from issuance. The number of warrant shares issuable upon exercise is equal to the quotient obtained by dividing (i) 25% or 10% (the higher percentage which applies only to investors who purchased a convertible note on or before July 3, 2023) of the original principal amount of the corresponding note by (ii) (y) with respect to a Next Equity Financing Conversion, Maturity Conversion, or a SPAC Conversion, the Exercise Price (as defined herein) or (z) with respect to a Corporate Transaction, a per share price equal to the value of the consideration payable to the holder of each share of common stock of the Company. The Exercise price is defined as follows:

•	With respect to a Next Equity Financing Conversion, the per share issue price by new money investors for the equity securities;

•	With respect to a Maturity Conversion, a per share price mutually agreed upon by the Company and the Requisite Noteholders;

•	With respect to a SPAC Conversion, $11.50 per share and

•	With respect to a Corporate Transaction, the Corporate Transaction Exercise Price, as defined

Additionally, the expiration date of the warrants was amended in April 2022 from 10 years to 5 years from the original date of issuance.

On January 13, 2025, as provided by the terms of the 2023-2024 Convertible Notes, the outstanding notes were converted, at the option of the holders, to common stock upon the execution of the Merger.

Demand Notes

During the year ended December 31, 2023, we issued approximately $5.1 million of demand notes, of which approximately $0.3 million in principal with related accrued interest was repaid. The remaining $4.8 million of demand notes principal and related accrued interest was repaid in April 2024.

Pay-to-Play Notes

In December 2022, in connection with the P2P Transaction, we entered into a P2P NPA with a group of Lenders. Total proceeds from the issuance of convertible promissory notes under the P2P NPA received in November and December of 2022 approximated $2.9 million. In January and February of 2023, we received an additional $9.3 million in convertible promissory note proceeds. Pursuant to the P2P NPA, each Lender will pay Consideration in return for one or more promissory notes. The P2P Notes have a 24-month term from the date of the P2P NPA or December 9, 2024.

The P2P NPA provides that the P2P Notes may be converted as follows:

•

Automatically upon a “Next Equity Financing” assuming a Corporate Transaction (as defined), Maturity Conversion (as defined) or repayment has not occurred wherein the Next Equity Financing is defined as the next sale of Company equity securities, including warrants, other than Series D-2 Preferred stock or warrants to purchase Series D-2 preferred stock, following the date of the P2P NPA for the purpose of raising capital with gross proceeds of at least $5 million excluding the P2P Notes.

•

If the Next Equity Financing conversion, Corporate Transaction conversion or repayment of the outstanding principal and unpaid accrued interest has not occurred on or before the maturity date (December 9, 2024), the principal and unpaid accrued interest of each P2P Note shall, at the written election of the Requisite Noteholders (holders of a majority interest in the aggregate outstanding principal amount of the P2P Notes) and we, pursuant to mutually agreed-upon terms, be automatically converted (the “Maturity Conversion”) into a class of equity shares subject to mutual agreement between the Lenders and Blaize.

•

In the event of a Corporate Transaction (any “Liquidation Event” as defined in Blaize’s existing certificate of incorporation), the P2P Notes shall either be repaid or, at the option of the Requisite Noteholders, converted. If conversion is elected upon a Corporate Transaction, the P2P NPA provides that all outstanding principal and unpaid accrued interest due on the P2P Notes shall be converted into common stock.

If upon a Corporate Transaction, repayment is elected by the Requisite Noteholders, the outstanding amount of the P2P Note balance will be repaid based on (i) whether or not the Lender provided consideration less than, equal to or greater than their Pro Rata Portion (calculated as the percentage ownership in Preferred Stock held by the lender) of $20 million (the “Insider Amount”) by (2) the date of Contribution being either prior to November 30, 2022 (the “Initial Commitment Date”) or February 24, 2023 (“Final Closing date”).

New Lenders will receive payment equal to the then accrued and unpaid interest plus one and a half times (1.5X) the then outstanding principal, plus two times (2X) the outstanding principal (with respect only to the outstanding principal in excess of $1 million but less than $5 million), as applicable, plus three times (3X) the outstanding principal with respect only to the outstanding principal in excess of $5 million on the P2P Note.

Under the terms of the P2P NPA, any existing investor that purchased any P2P Note, received the right to exchange the common stock held following the November 30, 2022 conversion event (the “Converted Common Stock”) for a number of shares of shadow preferred stock mirroring the respective classes of preferred stock held prior to the conversion (the “Pull-Through Exchange”), however, due to their recent capital investments in the Company in the fourth quarter of 2022 that were critical to funding the ongoing business and operations of the Company, all Senior Series D shareholders received an automatic pull- through of their Converted Common Stock into their respective Senior Series D Shadow preferred stock regardless of whether they invested in a P2P Note. The exchange was calculated using a defined “Exchange Formula” based on the existing investor’s amount of investment in the P2P Note in relation to the designated pro-rata share portion of the Insider Amount. To the extent that an eligible existing investor purchased a P2P Notes representing less than its pro rata portion of the Insider Amount, such investors Converted Common Stock remain as Converted Common Stock for that portion equal to the shortfall in its pro-rata contribution. Additionally, certain investors in the P2P Notes also are entitled to receive warrants (the “P2P Warrants”) whose total exercise price is determined based on the timing of investment as well as the level of investor participation vis-à-vis each investor’s designated pro- rata portion.

On January 13, 2025, as provided by the terms of the P2P notes, the outstanding P2P Notes were converted, at the option of the holders, to common stock upon the execution of the Merger.

Equity Financings

We were a party to the following equity financing agreements during the years ended December 31, 2023 and 2022:

Series D, D-1 and D-2 redeemable convertible preferred stock

In September 2022, with the conversion of $32.0 million in existing Series D-2 Notes and incremental cash proceeds of $5.6 million, we issued a total of 7,561,820 Series D-2 redeemable convertible preferred stock. The total carrying value recognized from conversion and new proceeds, approximated $32.0 million and $5.6 million, prior to issuance costs, respectively. The original issue price and conversion price of Series D-2 redeemable convertible preferred stock was $4.9717 per share. The Series D-2 convertible preferred shares were issued with detachable Series D-2 Preferred Stock warrants expiring September 2025. The Series D-2 Preferred Stock warrants were valued at $1.6 million in total value allocated to the preferred stock warrant liability.

In connection with the issuance of Series D-2 redeemable convertible preferred stock, we amended our authorized capital stock to increase the total shares to 246,530,097, allocating 149,880,000 for common stock and 96,650,097 to preferred stock. The authorized shares of Seed Preferred, Series A, Series B, Series C and Series D-1 remained unchanged. Series D authorized shares decreased to 4,707,494 and 27,042,965 shares were designated as Series D-2 preferred stock. Additionally, two new series of redeemable convertible preferred stock were created; Series D Exchange Preferred Stock (“Series D Exchange shares”) and Series D-1 Exchange Preferred Stock (Series D-1 Exchange Shares). These two new series, when combined with the new Series D-2 stock became the new senior preferred group of preferred stock (“Senior Series D”).

Under the terms of the Series D-2 Stock Purchase Agreement, each investor that was a holder of our Series D Preferred Stock and/or Series D-1 Preferred Stock immediately prior to the Series D-2 issuance who purchased Series D-2 shares with new cash on or before the subsequent closing date, in an investment amount equal to or greater than its Exchange Pro Rata Share, as defined, was entitled to exchange such number of shares of Series D preferred stock and/or Series D-1 Preferred Stock held by such investors for an equivalent number of Series D Exchange Preferred Stock and/or Serie D-1 Exchange preferred stock based on the defined formula of total new cash investment divided by the original issuance price of the Series D Preferred Stock and/or Series D-1 Preferred stock. Shares of Series D and D-1 that are exchanged for shares of Series D Exchange and/or Series D-1 Exchange shares were cancelled and no longer available for issuance. As a result of the new proceeds received, we exchanged 239,405 Series D Shares for Series D Exchange shares. We accounted for the exchange as an extinguishment of preferred stock, reducing the carrying value of the exchanged Series D stock totaling $2.5 million, recording the fair value of the new Series D Exchange shares equaling $0.9 million, with the difference of $1.6 million recognized as a credit to accumulated deficit.

On November 30, 2022, we converted all outstanding shares of preferred stock into common stock and shortly thereafter effected a one-for-ten reverse stock split. No fractional shares of common stock were issued as a result of the reverse split. In lieu of any fractional shares to which a holder was otherwise entitled, the number of shares issued were rounded to the nearest whole share. The reverse stock split did not result in any change to the conversion rate of any series of preferred stock.

On January 13, 2025, as provided by the terms of the redeemable preferred stock, the outstanding shares were converted, at the option of the holders, to common stock upon the execution of the Merger.

Shadow Preferred stock

In conjunction with our P2P Transaction, on December 12, 2022, we executed an Amended and Restated Certificate of Incorporation which introduced “Shadow Preferred” classes of stock. A Shadow Preferred class of stock was created for each series of preferred stock outstanding prior to the Conversion Event. Those shareholders who participated in our P2P Transaction obtained the benefit of the Pull-Through Exchange of the common shares into which their prior preferred stock was converted into at the time of the conversion and reverse stock-split event (the “Converted Common Stock”) into shares of the class(es) of Shadow Preferred Stock identical to those previously held. Investors who did not participate, retained ownership only in Converted Common Stock. For the year ended December 31, 2022, the Pull-Through Exchange resulted in incremental value to the investors in the 2022 P2P Notes of $55.9 million, measured as the difference in the fair value of the Shadow Preferred Stock shares held after the Pull-Through Exchange to the fair value of the Converted Common Stock held just prior to the Pull-Through Exchange, which has been accounted for as a Pay-to-Play financing charge in the consolidated statements of operations.

In January and February 2023, we raised $9.4 million in additional P2P Notes. Those shareholders who participated in providing additional funding in 2023 obtained the benefit of the Pull-Through Exchange of their Converted Common Stock into shares of the class(es) of Shadow Preferred Stock identical to those previously held. Investors who did not participate, retained ownership only in Converted Common Stock. For the year ended December 31, 2023, the Pull-Through Exchange resulted in incremental value to the investors in the P2P Notes of $30.6 million, measured as the difference in the fair value of the Shadow Preferred Stock shares held after the Pull-Through Exchange to the fair value of the Converted Common Stock held just prior to the Pull-Through Exchange, which has been accounted for as a Pay-to-Play financing charge in the consolidated statements of operations.

The P2P NPA provided Blaize a right, subject to the approval of our Board of Directors (the “Board”), to conduct a common rights offering (the “Offering”) with holders of Blaize Common Stock that held shares of Blaize Common Stock as of immediately prior to the reverse stock split consummated in connection with the P2P Transaction (the “Eligible Common Stockholders”) to raise additional funds. In November 2023, we entered into the P2P NPA with participating Eligible Common Stockholders, whereby, each participating Eligible Common Stockholder received a P2P Note, subject to the same terms as existing P2P Notes with the exception that the P2P Notes issued to these common stockholders did not include the right to receive P2P Warrants. Proceeds received under the Offering totaled $0.1 million. In addition to the P2P Note, we entered into an Exchange Agreement with each participating Eligible Common Stockholder, pursuant to which each participating Eligible Common Stockholder had the right to restore all or a portion of their pre- P2P Transaction holdings by exchanging a certain number of shares of Blaize Common Stock held immediately following the reverse split, to the extent then-held, for ten (10) shares of Blaize Common Stock (the “Common Stock Restoration”). To the extent that an Eligible Common Stockholder purchased P2P Notes in the Offering representing at least its full Pro Rata Amount (as defined below), such Eligible Common Stockholder was eligible to exchange each share of Blaize Common Stock held immediately following the reverse split, to the extent then-held, for ten (10) shares Blaize Common Stock, such that such Eligible Common Stockholder would then hold such number of shares of Blaize Common Stock held as of immediately prior to the reverse stock split. If an Eligible Common Stockholder purchased P2P Notes in the Offering representing less than its Pro Rata Amount, such percentage representing the shortfall of the Pro Rata Amount was not eligible for the Common Stock Restoration. “Pro Rata Amount” means the product of $150,000 and the quotient obtained by dividing (i) the total number of shares of Blaize Common Stock held by an Eligible Common Stockholder by (ii) the total number of shares of Blaize Common Stock outstanding and held by the Eligible Common Stockholder as of November 16, 2023. For the year ended December 31, 2023, this Common Stock Restoration resulted in incremental value to the participating Eligible Common Stockholders of $5.2 million, measured as the fair value of the incremental shares of Blaize Common Stock received or restored following the Offering. This incremental value has been accounted for as a Pay-to-Play financing charge in the consolidated statements of operations.

On January 13, 2025, as provided by the terms of the redeemable preferred stock, the outstanding shares were converted, at the option of the holders, to common stock upon the execution of the Merger.

Contractual Obligations and Commitments

As of December 31, 2024 and December 31, 2023, we had outstanding purchase orders and contractual obligations totaling $0.2 million and $4.4 million, respectively, to procure inventory. The majority of our outstanding inventory purchase orders and preauthorized commitments to procure strategic components based on our expected demand are placed with our primary third-party contract manufacturer and a semiconductor supplier. We have an obligation to purchase inventories that have been purchased by the contract manufacturer when components have not been consumed within a period defined in the terms of our agreement. While we expect such purchased components to be used in future production of our finished goods, these components are considered in our reserve estimate for excess and obsolete inventory. Furthermore, we accrue for losses on commitments for the future purchase on non-cancelable and non- returnable components from this contract manufacturer at the time that circumstances, such as changes in demand, indicated that the value of the components many not be recoverable, the loss is probable and management has the ability to reasonably estimate the amount of the loss. As of December 31, 2024, the liability balance of our accrued loss on accrued purchase commitments equaled $0.6 million. As of December 31, 2023 the liability balance of our accrued losses on accrued purchase commitments equaled $3.6 million. The accrued losses on accrued purchase commitments as of December 31, 2024 and 2023 are included in the purchase orders and contractual obligations amount.

Cash flows for the years ended December 31, 2024 and 2023

The following table summarizes our cash flows from operating, investing and financing activities for the years ended December 31, 2024 and 2023:

For the years ended	December 31,
(in thousands)	2024	2023
Net cash used in operating activities	$(53,532)	$(27,955)
Net cash used in investing activities	$(902)	$(220)
Net cash provided by financing activities	$101,709	$26,475

Cash flows used in operating activities

Net cash used in operating activities was $53.5 million during the year ended December 31, 2024 compared to $28.0 million for the year ended December 31, 2023. For the year ended December 31, 2024, cash used in operating activities resulted from a net loss of $61.2 million, partially offset by $21.0 million in noncash items, the largest of which related to the $15.7 million change in the fair value of our convertible notes and warrant liabilities, $3.8 million in stock-based compensation, and $1.5 million of other miscellaneous non-cash expenses including depreciation and amortization, lease expense, deferred income taxes, deferred financing charges on convertible notes, and credit losses, offset by the impact of a net cash outflow of $13.4 million from changes in our net operating assets and liabilities. For the year ended December 31, 2023, cash used in operating activities resulted from a net loss of $87.6 million, offset by $56.3 million of noncash items, the largest two of which related to the Pay-to-Play financing charge of $35.8 million and $3.1 million of debt financing charges on convertible notes, offset by a net cash inflow of $3.4 million from changes in our net operating assets and liabilities

Cash flows used in investing activities

For the years ended December 31, 2024 and 2023, we used $ 0.9 million and $0.2 million of cash to purchase property and equipment, respectively. The increase of $0.7 million during the year ended December 31, 2024 was primarily due to the licensing of software.

Cash flows provided by financing activities

For the year ended December 31, 2024, net cash provided by financing activities was $101.7 million, which primarily consisted of $110.7 million of proceeds from the issuance of secured convertible notes under the 2023 NPA, partially offset by the $4.8 million repayment of the short-term demand notes and $4.4 million payment of deferred offering costs. This compares to net cash provided by financing activities for the year ended December 31, 2023 of $26.5 million, which primarily consisted of $12.3 million in proceeds from the issuance of secured convertible notes under the 2023 NPA, $9.4 million in the issuance of Pay-to-Play convertible notes and $4.9 million raised via the issuance of demand notes.

Off balance-sheet arrangements

As of the date of this Form 8-K/A, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Blaize is a party, under which it has any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Currently we do not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

Blaize is an emerging growth company (“EGC”) as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they apply to private companies. We have elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, it is not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd- Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Blaize will remain an EGC under the JOBS Act until the earliest of (i) the last day of its first fiscal year following the fifth anniversary of the closing of BurTech’s initial public offering, (ii) the last date of our fiscal year in which it has total annual gross revenue of at least $1.235 billion, (iii) the date on which it is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which it have issued more than $1.0 billion in non- convertible debt securities during the previous three-years.

Quantitative and Qualitative Disclosures About Market Risk

Our operations expose us to a variety of market risks. We monitor and manage these financial exposures as an integral part of our overall risk management program.

Foreign Currency Exchange Rate Risk

We are exposed to foreign currency exchange rate risk by virtue of our international operations. This risk arises because we use different currencies to recognize revenue and pay operating expenses. We derived 21.8% and less than 1% of our revenue for the years ended December 31, 2024 and 2023 respectively, from operations outside of the United States. Our strategy for managing foreign currency risk relies on efforts to negotiate customer contracts to receive payment in the same currency used to pay expenses or, in some cases, we have historically entered into foreign currency exchange rate fluctuation provisions in our contracts with our customers. The exchange rate fluctuation provisions may result in increases or decreases in revenue or operating income in periods of significant exchange rate volatility when such exchange rates increase over a stated exchange rate or dollar threshold in the contract with a customer.

Our reporting and functional currency is the United Stated dollar (“U.S. dollar”). We are primarily exposed to movements in foreign currencies, predominately in the Indian rupee, British pound, and the Philippine peso, which are the local currencies of our foreign subsidiaries whose functional currency is also the US dollar.

Changes in exchange rates between the applicable foreign currency and the U.S. dollar will affect the remeasurement of our foreign subsidiaries’ financial results into U.S. dollars for purposes of reporting our consolidated financial results. For the year ended December 31, 2024, the loss on foreign exchange transactions was $0.2 million. For the year ended December 31, 2023, the gain on foreign exchange transactions was not material.

Interest Rate Risk

We maintain cash in checking and savings accounts. We investment securities in U.S. government treasury securities, U.S. government money market funds, and mutual funds. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.

Credit Risk

Our cash accounts in financial institutions may at times exceed the Federal Depository Insurance coverage of $250,000.

We are exposed to credit risk in the event of nonpayment by customers up to the amounts recorded on the consolidated balance sheets. We manage our accounts receivable credit risk through ongoing credit evaluation of its customers’ financial conditions. We establish an allowance for credit losses as the estimate of the amount of probable credit losses in the Company’s existing accounts receivable. We determine that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for credit losses was $0.4 million as of December 31, 2024 and 2023, respectively.

As of December 31, 2024, one customer accounted for approximately 98% of our total accounts receivable. As of December 31, 2023, one customer, a related party, accounted for approximately 98% of our total accounts receivable.

Historically, a relatively small number of customers have accounted for a significant portion of our revenue. For the year ended December 31, 2024, two customers, both related parties, accounted for approximately 77% and 21% of our revenue. For the year ended December 31, 2023, one customer, a related party, accounted for nearly 100% of our revenue.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reported periods. The more critical accounting estimates include estimates related to revenue, the valuation of accounts receivable, research and development costs, the net realizable value of inventories, impairment of long-lived assets, the fair value of convertible notes and related financing charges, the fair value of warrant liabilities, the valuation of stock-based compensation awards and the accounting for income taxes. These estimates and assumptions are based on historical experience and on various other factors which we believe to be reasonable under the circumstances. We engage, as needed, third-party valuation specialists to assist with estimates related to the valuation of our convertible notes and related financing charges, the valuation of warrant liabilities and the valuation assumptions underlying our stock-based compensation.

Revenue Recognition

We derive revenue from product sales, software license and development arrangements, joint marketing arrangements and cloud services. We recognize revenue under ASC Topic 606, Revenue from Contracts with Customers (ASC 606), in which it determines revenue recognition through the following steps:

Step 1: Identify the contract with the customer.

We consider the terms and conditions of the engagement in identifying the contracts. We determine a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, we will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

Step 2: Identify the performance obligations in the contract.

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from we and are distinct in the context of the contract.

Step 3: Determine the transaction price.

The transaction price is determined based on the consideration to which we expect to be entitled in exchange for transferring services to the customer. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”).

Step 5: Recognize revenue when we satisfy a performance obligation.

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of services, including nonrecurring engineering services or marketing services, is recognized over the contractual terms during which we provide services over period of time.

Revenue from hardware sales is recognized upon transfer of control of products to customers in an amount that reflects the consideration we expect to receive in exchange for the hardware. We offer unspecified upgrades and support on certain products; however, the related revenue has historically not been significant. Our software license and development arrangements entail revenue from the licensing of our intellectual property (“IP”) and also include nonrecurring engineering development services to configure our IP and hardware to a customer’s needs. For each contract, we consider the promise to deliver a license that grants the customer the right to use the IP, as well as any professional services provided under the contract, as distinct performance obligations. We recognize licensing revenue from such arrangements over the term of the arrangements and recognize professional services over time as the services are provided. We measure progress to completion based on actual costs incurred to date as a percentage of the estimated total cost required to complete the project.

The timing of our revenue recognition may differ from the timing of payment by its customers. An unbilled receivable is recorded when revenue is recognized prior to invoicing and we have an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied.

We defer incremental costs of obtaining a customer contract and amortize the deferred costs over the period that the related revenue is recognized. We had no material incremental costs to obtain customer contracts in any period presented.

We have elected to account for shipping and handling fees as fulfillment activities and not separate performance obligations. Accordingly, these fees are reflected in revenue and the related fulfillment costs are accrued as cost of goods sold as the related fulfillment costs incurred. We offer a standard assurance type warranty to customers for hardware sales.

Research and Development Costs

Costs related to our research and development (“R&D”) activities are expensed as incurred. R&D expense consists primarily of personnel costs for our R&D activities. R&D expense also includes costs associated with the design and development of our application-specific integrated circuit (“ASIC”) and IP solutions, such as third-party foundry costs, third-party computer-aided design tools and software licenses, third-party IP licenses, reference design development, and allocated costs, such as facilities and information technology costs.

Accounts Receivable, Net

Accounts receivable, net is recorded at the invoiced amount and does not accrue interest. The allowance for credit losses represents our estimate of the amount of probable credit losses in our existing accounts receivable. We determine that allowance based upon a review of each receivable and all known factors that could affect collectability. These factors include but are not limited to a customer’s past payment performance, customer financial condition, general economic or industry conditions and disputes regarding the invoiced amount or regarding the product or service rendered. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories consist of raw materials, work in process inventories, and finished goods. Inventories are stated at the lower of cost or net realizable value, with cost being determined on a first-in, first-out basis. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the newly established cost basis. Any write-downs of inventories are reflected as a part of cost of revenue in the consolidated statement of operations.

Impairment of Long-Lived Assets

Long-lived assets, which primarily consist of property and equipment and operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. If the sum of the expected undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. We estimate the expected undiscounted future cash flows from the use of those assets and their eventual disposition.

Convertible Notes

We account for our convertible notes, some of which contain, complex conversion features or predominantly, fixed rate conversion features, whereby the outstanding principal and accrued interest may be converted by the holder, into a variable number of shares of preferred stock at a fixed discount to the market price of the common stock at the time of conversion under ASU Debt — Debt with Conversion and Other Options (Subtopic 470-20), Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) and Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (ASU 2020-06). We record the convertible note liability at fair value at each period end. Changes in the fair value are recorded as change in fair value of convertible notes in the consolidated statements of operations.

Warrant Liabilities

We have issued freestanding warrants in connection with certain convertible debt arrangements and preferred stock issuances which have been recorded as liabilities in the consolidated balance sheets at their estimated fair value. At initial recognition, the warrants are recorded at their estimated fair value calculated using the Black-Scholes-Merton (“Black-Scholes”) option pricing model wherein, depending on the terms of the warrants, certain inputs to the Black-Scholes model are required to be determined via a Monte Carlo Simulation model. The liability associated with these warrants is subject to remeasurement at each balance sheet date, with changes in fair value recorded as remeasurement of warrant liability in the consolidated statements of operations. The warrants continue to be remeasured until the earlier of the expiration or exercise of the warrants.

Income Taxes

We are subject to income taxes in the United States and various foreign jurisdictions. We use the asset and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established on a jurisdiction-by-jurisdiction basis when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized. We are subject to tax audits in various jurisdictions. We regularly assess the likely outcomes of such audits in order to determine the appropriateness of liabilities for uncertain tax benefits. The Company accounts for uncertain tax positions based on an evaluation as to whether it is more likely than not that a tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the appropriate tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is based on the largest amount that is greater than 50% likely of being realized upon ultimate settlement. We include interest expense and penalties related to its uncertain tax positions in income tax expense.

Stock-Based Compensation

We have granted stock options to our employees, non-employee consultants and non-employee directors in exchange for services pursuant to the 2011 Plan, which vest upon satisfaction of service-based conditions. We recognize the cost of such stock options based on the fair value of those awards at the date of grant over the requisite service period. The fair value of the stock options granted is determined using the Black-Scholes option pricing model using various inputs, including our estimates of expected stock price volatility, term, risk-free rate and future dividends. We have elected the simplified method to determine the expected term of the stock option grants. We have also granted RSUs to employees and directors in exchange for services pursuant to the 2011 Plan, which vest upon the satisfaction of both a service-based condition and a liquidity event condition, as defined. The fair value of restricted stock units is determined based on our estimated fair value of common stock at the date of grant. We have not recorded any stock-based compensation expense associated with these RSUs as a liquidity event has not occurred. If a liquidity event occurs in the future, we will record service condition has been satisfied prior to the liquidity event, and we will record the remaining unrecognized stock-based compensation over the remainder of the requisite service period.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. We adopted this standard during the year ended December 31, 2024. The adoption resulted in expanded disclosures for the Company’s single reportable segment, but did not have a material impact on our consolidated financial statements.

On October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The FASB issued authoritative guidance that clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, Revenue from Contracts with Customers. We adopted this standard as of January 1, 2024. The adoption of this standard did not have an impact on our consolidated financial statements.

Certain Relationships and Related Person Transactions — Blaize

Preferred Stock Conversion and Exchange

Blaize is a party to the P2P NPA, pursuant to which Blaize issued, in accordance with the exchange formula therein and the subsequent rights offering completed in November 2023 (the “Rights Offering”), the following shadow preferred shares: (i) an aggregate of 2,020,309 shares of Blaize Series Seed Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series Seed Preferred Stock; (ii) an aggregate of 4,573,935 shares of Blaize Series A Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series A Preferred Stock; (iii) an aggregate of 12,234,661 shares of Blaize Series B Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series B Preferred Stock; (iv) an aggregate of 10,211,548 shares of Blaize Series C Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series C Preferred Stock; (v) an aggregate of 239,405 shares of Blaize Series D Exchange Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series D Exchange Preferred Stock; (vi) an aggregate of 3,990,707 shares of Blaize Series D Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series D Preferred Stock; (vii) an aggregate of 3,662,318 shares of Blaize Series D-1 Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series D-1 Preferred Stock; and (viii) an aggregate of 7,561,820 shares of Blaize Series D-2 Shadow Preferred Stock in exchange for Blaize’s common stock acquired upon conversion of Blaize Series D-2 Preferred Stock (collectively, the “Conversion and Exchange”). Collectively, Blaize issued P2P Notes in connection with the Conversion and Exchange in the aggregate principal amount of $12.2 million, plus interest.

The following tables summarize the Conversion and Exchange by Blaize’s related persons and their affiliated entities:

Bess Ventures and Advisory, LLC

Name(1)	Number of Shares of Preferred Stock	Purchase Price for Original Preferred Stock Pre- Conversion	Shares of Common Stock issued upon Conversion (Note Purchase and Exchange)	Total Number of Shares of Shadow Preferred Stock Acquired upon Exchange (Note Purchase and Exchange)
Blaize Series D-2 Shadow Preferred Stock(2)	4,167,698	$20,720,547.94	4,167,698	4,167,698

Total	4,167,698	$20,720,547.94	4,167,698	4,167,698

(1)

Lane Bess is a member of the Blaize board of directors and is affiliated with Bess Ventures and Advisory, LLC (“Bess Ventures”). As of December 31, 2024, Bess Ventures held more than 5% of Blaize’s outstanding capital stock.

(2)

Prior to the Conversion and Exchange, Bess Ventures received 4,167,698 shares of Blaize Series D-2 Preferred Stock upon conversion of certain convertible securities in the aggregate principal amount of $20,720,547.94, including interest, pursuant to that certain Series D-2 Preferred Stock Purchase Agreement, dated September 19, 2022, between Blaize and certain investors of Blaize listed on Schedule A thereto (the “Series D-2 Purchase Agreement”).

Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund and Franklin Templeton Variable Insurance products Trust — Franklin Small-Mid Cap Growth VIP Fund

Name(1)	Number of Shares of Preferred Stock	Purchase Price for Original Preferred Stock Pre- Conversion	Shares of Common Stock issued upon Conversion (Note Purchase and Exchange)	Total Number of Shares of Shadow Preferred Stock Acquired upon Exchange (Note Purchase and Exchange)	P2P Note Principal
Blaize Series D Exchange Shadow Preferred Stock(2)	239,405	—	239,405	239,405	—
Blaize Series D Shadow Preferred Stock(3)	1,915,251	$22,500,008.58	1,915,251	1,915,251	—
Blaize Series D-2 Shadow Preferred Stock(4)	1,550,417	$7,708,213.67	1,550,417	1,550,417	—

Total	3,705,073	$30,208,222.25	3,705,073	3,705,073	$634,489.56

(1)

As of December 31, 2024, Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund and Franklin Templeton Variable Insurance Products Trust — Franklin Small-Mid Growth VIP Fund (collectively, “Franklin Funds”) beneficially owned more than 5% of Blaize’s outstanding capital stock.

(2)

Prior to the Conversion and Exchange, Franklin Funds received 239,405 shares of Blaize Series D Exchange Preferred Stock in exchange for Blaize Series D Preferred Stock in accordance with the exchange pro rata share, pursuant to the Series D-2 Purchase Agreement.

(3)

Prior to the Conversion and Exchange, Franklin Funds received 1,915,251 shares of Blaize Series D Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $22,500,008.58, including interest, pursuant to that certain Series D Preferred Stock Purchase Agreement, dated March 22, 2021, between Blaize and certain investors of Blaize listed on Schedule A thereto (the “Series D Purchase Agreement”).

(4)

Prior to the Conversion and Exchange, Franklin Funds received 1,550,417 shares of Blaize Series D-2 Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $7,708,213.67, including interest, pursuant to the Series D-2 Purchase Agreement.

Anderson Investments Pte. Ltd.

Name(1)	Number of Shares of Preferred Stock	Purchase Price for Original Preferred Stock Pre- Conversion	Shares of Common Stock issued upon Conversion (Note Purchase and Exchange)	Total Number of Shares of Shadow Preferred Stock Acquired upon Exchange (Note Purchase and Exchange)	P2P Note Principal
Blaize Series C Shadow Preferred Stock(2)	3,147,755	$14,999,996.91	3,147,755	3,147,755	—
Blaize Series D Shadow Preferred Stock(3)	1,436,437	$14,999,993.38	1,436,437	1,436,437	—
Blaize Series D-1 Shadow Preferred Stock(3)	2,394,063	$20,000,000.00	2,394,063	2,394,063	—

Total	6,978,255	$49,999,990.29	6,978,255	6,978,255	$2,312,010.00

(1)	As of December 31, 2024, Anderson Investments Pte. Ltd. (“Anderson Investments”) held more than 5% of Blaize’s outstanding capital stock.
(2)

Prior to the Conversion and Exchange, Anderson Investments received 3,147,755 shares of Blaize Series C Preferred Stock upon the purchase of certain convertible securities in the aggregate principal amount of $14,999,996.91, pursuant to that certain Series C Preferred Stock Purchase Agreement, dated July 6, 2018, between ThinCI, Inc. and certain investors of Blaize listed on Schedule A thereto (the “Series C Purchase Agreement”).

(3)

Prior to the Conversion and Exchange, Anderson Investments received 1,436,437 shares of Blaize Series D Preferred Stock and 2,394,063 shares of Blaize Series D-1 Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $34,999,993.38, pursuant to the Series D Purchase Agreement.

A certain related party and its affiliate

Name(1)	Number of Shares of Preferred Stock	Purchase Price for Original Preferred Stock Pre- Conversion	Shares of Common Stock issued upon Conversion (Note Purchase and Exchange)	Total Number of Shares of Shadow Preferred Stock Acquired upon Exchange (Note Purchase and Exchange)	P2P Note Principal
Blaize Series B Shadow Preferred Stock(2)	5,797,101	$3,999,999.69	5,797,101	5,797,101	—
Blaize Series C Shadow Preferred Stock(3)	3,147,755	$15,000,000.00	3,147,755	3,147,755	—
Blaize Series D-1 Shadow Preferred Stock(4)	957,625	$8,000,000.00	957,625	957,625	—

Total	9,902,481	$26,999,999.69	9,902,481	9,902,481	$1,920,674.00

(1)

Tony Cannestra is a member of the Blaize board of directors and is affiliated with DENSO, DENSO Corporation and NSITEXE, Inc. (“NSITEXE”). As of December 31, 2024, DENSO and its affiliate, DENSO Corporation (previously held by NSITEXE, which was absorbed by and merged into DENSO on January 1, 2024), held approximately 5% of Blaize’s outstanding capital stock.

(2)

Prior to the Conversion and Exchange, DENSO received 5,797,101 shares of Blaize Series B Preferred Stock upon the purchase of certain convertible securities in the aggregate principal amount of $3,999,999.69, pursuant to that certain Series B Preferred Stock Purchase Agreement, dated August 25, 2016, between ThinCI, Inc. and certain investors of Blaize listed on Schedule A thereto (the “Series B Purchase Agreement”).

(3)

Prior to the Conversion and Exchange, NSITEXE received 3,147,755 shares of Blaize Series C Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $15,000,000.00, pursuant to the Series C Purchase Agreement. Subsequent to the Conversion and Exchange, the affiliate of the certain related party transferred 3,147,755 shares of Series C Shadow Preferred Stock to DENSO Corporation pursuant to that certain Stock Transfer Agreement, dated December 31, 2023, by and between NSITEXE and DENSO Corporation (the “DENSO Transfer Agreement”).

(4)

Prior to the Conversion and Exchange, NSITEXE received 957,625 shares of Blaize Series D-1 Preferred Stock upon the purchase and conversion of certain convertible securities in the aggregate principal amount of $8,000,000.00, pursuant to the Series D Purchase Agreement. Subsequent to the Conversion and Exchange, the affiliate transferred 957,625 shares of Series D-1 Shadow Preferred Stock to DENSO Corporation pursuant to the DENSO Transfer Agreement.

Agreements with Shareholders

Common Rights Offering

In connection with the P2P NPA, Blaize completed the Rights Offering in November 2023, whereby any common stockholder of Blaize that held shares of common stock as of immediately prior to the 10:1 reverse stock split completed in November 2022 had the opportunity to purchase a pro-rata portion of the P2P Notes and partially or fully undo the effects of the reverse stock split. The P2P Notes bore simple interest at a rate of ten percent (10%) and, unless converted earlier into shares pursuant to the P2P NPA, was payable on the earlier of (i) immediately prior to Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize or (ii) an event of default with respect to the P2P Notes. Proceeds received under the Rights Offering totaled $0.1 million. Under the Rights Offering, Satyaki Koneru, the Chief Technical Officer of Blaize, purchased a P2P Note in the aggregate principal amount of $28,924.76; Ke Yin, the Vice President of Engineering of Blaize purchased a P2P Note in the aggregate principal amount of $28,924.76; and Dinakar Munagala, Chief Executive Officer and a member of the Blaize board of directors, purchased two P2P Notes in the aggregate principal amounts of $19,637.14 and $7,797.04, respectively. Since January 1, 2023, the largest aggregate amount of principal outstanding under the P2P Notes was approximately $12.4 million, and no amount of principal or interest has been paid under the P2P Notes. As of June 24, 2024, Blaize had approximately $12.4 million in borrowings outstanding under the P2P Notes, inclusive of P2P Notes issued under the Rights Offering.

Investors’ Rights Agreement

Blaize is a party to the Amended and Restated Investors’ Rights Agreement, dated September 19, 2022, as amended by that certain Omnibus Amendment and Agreement, dated December 8, 2022, which provides, among other things, that certain holders of its capital stock, including entities affiliated with NSITEXE and DENSO, each of which is affiliated with a member of the Blaize board of directors, Tony Cannestra, Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and Franklin Funds (each of which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock) and Dinakar Munagala, Chief Executive Officer and a member of the Blaize board of directors, have the right to demand that Blaize file a registration statement or request that their shares of Blaize capital stock be covered by a registration statement that Blaize is otherwise filing. This agreement will terminate upon completion of the Business Combination.

First Refusal and Co-Sale Agreement

Pursuant to certain agreements with its stockholders, including the Amended and Restated First Refusal and Co-sale Agreement, dated September 19, 2022, as amended by that certain Omnibus Amendment and Agreement, dated December 8, 2022 (the “ROFR Agreement”), Blaize or its assignees have the right to (i) purchase shares of Blaize capital stock which certain stockholders propose to sell to other parties and (ii) participate in the sale of shares of Blaize capital stock alongside certain stockholders. Certain holders of Blaize capital stock, including entities affiliated with NSITEXE and DENSO, each of which is affiliated with a member of the Blaize board of directors, Tony Cannestra, Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and Franklin Funds (each of which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock) and Dinakar Munagala, Chief Executive Officer and Director of Blaize, have rights of first refusal and co-sale under the ROFR Agreement. The ROFR Agreement will terminate upon completion of the Business Combination.

Voting Agreement

Blaize is a party to the Amended and Restated Voting Agreement, dated September 19, 2022, as amended by that certain Omnibus Amendment and Agreement, dated December 8, 2022, and as further amended by that certain Amendment, dated July 3, 2023, pursuant to which certain holders of its capital stock, including entities affiliated with NSITEXE and DENSO, each of which is affiliated with a member of the Blaize board of directors, Tony Cannestra, Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and Franklin Funds (each of which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock) and Dinakar Munagala, Chief Executive Officer and a member of the Blaize board of directors, have agreed to vote their shares of our capital stock on certain matters, including with respect to the board size and the election of directors. This agreement will terminate upon completion of the Business Combination.

Stockholder Support Agreement

Blaize is a party to the Stockholder Support Agreement, dated December 22, 2023 (the “Company Support Agreement”), pursuant to which certain holders of its capital stock, including Dinakar Munagala, Chief Executive Officer and a member of the Blaize board of directors, and entities affiliated with NSITEXE and DENSO, which are affiliated with a member of the Blaize board of directors, Tony Cannestra, Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and Franklin Funds (each of which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock) have agreed to, among other things: (i) support and vote in favor of (a) the approval and adoption of the Merger Agreement and the Business Combination, (b) the conversion of each issued and outstanding share of Blaize Preferred Stock into one share of Blaize Common Stock as of immediately prior to the Effective Time, and (c) any other circumstances upon which a consent or other approval with respect to the Merger Agreement and the Business Combination; (ii) vote against and withhold consent with respect to any Company Acquisition Proposal or other business combination transaction (other than the Merger Agreement and the Business Combination); (iii) vote against any proposal, action or agreement that would (a) impede, frustrate, prevent or nullify any provision of the Company Support Agreement, the Merger Agreement or the timely consummation of the Business Combination, (b) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Blaize under the Merger Agreement, (c) result in any of the conditions set forth in the Merger Agreement not being fulfilled, or (d) result in a breach of any covenant, representation or warranty or other obligation or agreement of such stockholder contained in the Company Support Agreement; and (iv) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on the transfer of the Blaize Capital Stock, subject to certain exceptions, and termination of certain stockholder agreements and other affiliate agreements of Blaize. This agreement will terminate upon completion of the Business Combination.

Side Letters

In connection with the Bess Note (as defined below), pursuant to which Blaize has borrowed an aggregate principal amount of $5,000,000 from Bess Ventures, Blaize and Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock, entered into a Management and Board Observer Rights Agreement, dated as of July 3, 2023 (the “Bess Side Letter”), pursuant to which Blaize has agreed to grant certain management consultation rights, access to books and records rights, inspection rights and board observer rights to Bess Ventures. The Bess Side Letter terminates upon the earlier to occur of (i) the consummation of the sale of Blaize’s securities pursuant to a registration statement in connection with a firm commitment underwritten offering of its securities to the general public or (ii) the date upon which Bess Ventures ceases to hold any shares of Blaize.

In connection with the Note Purchase and Exchange Agreement, pursuant to which Blaize has borrowed an aggregate principal amount of $634,489.56 in aggregate from Franklin Funds, Blaize and Franklin Advisers, Inc., as the investment manager on behalf of Franklin Funds, which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock (collectively, the “Franklin Parties”), entered into a Side Letter, dated as of January 19, 2023 (the “Franklin P2P Side Letter”), pursuant to which Blaize has agreed to waive the lock-up provisions applicable to Blaize’s common stock or its convertible securities acquired by the Franklin Parties following the effective date of the first firm commitment underwritten public offering of Blaize’s securities. The Franklin P2P Side Letter terminates upon the earliest to occur of (i) immediately prior to such underwritten public offering, (ii) immediately prior to the consummation of a direct listing, (iii) such time as all of the Franklin Parties no longer hold any of the notes pursuant to the Note Purchase and Exchange Agreement or (iv) immediately prior to Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize.

In connection with the Note Purchase Agreement, dated as of July 3, 2023 (as amended and restated on April 22, 2024, the “Amended and Restated Note Purchase Agreement”), pursuant to which Blaize has borrowed an aggregate principal amount of $2,000,000 in aggregate from Franklin Funds, Blaize and the Franklin Parties, entered into a Side Letter, dated as of August 23, 2023 (the “Franklin 2023 Side Letter”), pursuant to which Blaize has agreed to the satisfaction of certain investment obligations of the Franklin Parties, and to waive the lock-up provisions applicable to Blaize’s common stock or its convertible securities acquired by the Franklin Parties following the effective date of the first firm commitment underwritten public offering of Blaize’s securities. The Franklin 2023 Side Letter terminates upon the earliest to occur of (i) immediately prior to such underwritten public offering, (ii) immediately prior to the consummation of a direct listing, (iii) such time as all of the Franklin Parties no longer hold any of the notes pursuant to the Amended and Restated Note Purchase Agreement or (iv) immediately prior to Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize.

Blaize is a party to the Blaize 2011 Stock Plan Notice of Restricted Stock Unit Award, dated as of July 3, 2023 (the “Bess RSU Agreement”), pursuant to which Blaize granted 6,000,000 restricted stock units representing common stock of Blaize (the “Bess RSUs”), with a deemed grant date value of $2.6 million and an additional value of $1.7 million associated with a subsequent acceleration of vesting, to Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock. The Bess RSUs are subject to various anti-dilution protections, and under the original terms vested upon the earlier to occur of (i) July 3, 2024, provided that Bess Ventures remains in continuous service as an employee, consultant or outside director through such date or (ii) Blaize’s completion of an initial public offering, a SPAC IPO (as defined in the Bess RSU Agreement), direct listing or sale event. On December 20, 2023, the Blaize Board unanimously approved a modification to the Bess RSU terms to immediately accelerate the vesting of the 6.0 million awards outstanding and issue 6.0 million shares of common stock, which were otherwise set to fully vest on July 3, 2024 on the terms of the Bess RSU Agreement.

Administrative and Operating Agreements

Blaize is a party to a Long-Term Joint Development Agreement with an affiliate of a certain related party, dated as of February 15, 2022, pursuant to which Blaize and an affiliate of a certain related party, which held more than 5% of Blaize’s outstanding capital stock within Blaize’s last fiscal year and is affiliated with a member of the Blaize board of directors, Tony Cannestra, have agreed to jointly develop AI solutions based on one or more Blaize Products and market and sell the AI solutions to customers in various automotive market segments until the end of December 2029. Blaize has not recognized any revenue to date associated with the Long-Term Joint Development Agreement as it has yet to be commercialized.

Blaize expects commercialization of the Long-Term Joint Development Agreement to begin in 2025.

Intercompany Transactions, Accounts Payable and Account Receivable

Pursuant to an Intercompany Service Agreement, dated February 25, 2020, by and between Blaize and Blaize New Computing Technologies India Private Limited, a subsidiary of Blaize (“Blaize India”), Blaize India has agreed to provide software development services to Blaize in exchange for a fee equal to Blaize India’s costs plus a markup of approximately 15%. The Intercompany Service Agreement remains in effect and the amounts expensed by Blaize to Blaize India under this agreement were approximately $13.5 million and $11.5 million for the fiscal years ended December 31, 2024 and 2023, respectively.

Blaize is a party to the Research and Development Services Agreement, dated as of June 15, 2019, pursuant to which Blaize U.K. Limited f/k/a ThinCI Limited, a subsidiary of Blaize (“Blaize UK”), has agreed to perform certain research and development services for Blaize in exchange for a grant of a limited intellectual property license and a fee equal to the amount of Blaize UK’s costs plus an appropriate markup, which is amended from time to time as necessary to reflect market pricing. The Research and Development Services Agreement remains in effect and the amounts expensed by Blaize to Blaize UK under this agreement were approximately $6.6 million and $6.1 million for the fiscal years ended December 31, 2024 and 2023, respectively.

Licensing and Trademark Agreements

Blaize is a party to the Blaize-DENSO Compiler Project Statement of Work, dated as of February 4, 2024, pursuant to which DENSO Corporation, an affiliate of Blaize which beneficially owns more than 5% of Blaize’s outstanding capital stock through its subsidiary, DENSO, and is affiliated with a member of the Blaize board of directors, Tony Cannestra, has agreed to jointly develop certain AI projects with Blaize. The approximate dollar value of the amount involved in the transaction is $326,658.60.

Related Party Loans

Blaize is a party to that certain intercompany Loan Agreement, dated June 14, 2019, between Blaize, Inc. (formerly known as M/s ThinCI Inc.), as lender, and Blaize New Computing Technologies India Private Limited (formerly known as M/s ThinCI Semiconductor Technologies India Private Limited), as borrower, in the initial principal amount of $4,462,416 (the “Blaize India Loan”). The Blaize India Loan bore simple interest at a rate of 7.99 percent (7.99%) and was payable within seven (7) working days from the expiry of interest period of six consecutive months. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Blaize India Loan was $3,569,932. The amount of principal and interest paid under the Blaize India Loan since the inception of loan to date amounts to $1,784,969 and $505,190, respectively. As of December 31, 2024, Blaize India had $2,677,448 of borrowings outstanding under the Blaize India Loan.

Blaize is a party to the Note Purchase and Exchange Agreement, pursuant to which Blaize has borrowed an aggregate principal amount of $12,244,033.56 from certain holders of its capital stock, including the following related persons and their affiliated entities: (i) $2,312,010.00 from Anderson Investments (the related note, the “Anderson Note”), which currently holds more than 5% of Blaize’s outstanding capital stock, (ii) $3,280,853.00 from DENSO Corporation (the related note, the “DENSO Note”), an affiliate of Blaize which beneficially owns more than 5% of Blaize’s outstanding capital stock together with its subsidiary, DENSO, and is affiliated with a member of the Blaize board of directors, Tony Cannestra, and (iii) $634,489.56 in aggregate from Franklin Funds (the related notes, the “Franklin 2022 Notes”), which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock. The notes issued pursuant to such Note Purchase and Exchange Agreement are convertible, bear simple interest at a rate of ten percent (10%) and are payable on the earlier of (i) Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize or (ii) an event of default with respect to the notes. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Anderson Note was $2,312,010.00, and no amount of principal or interest has been paid under the Anderson Note. As of December 31, 2024, Blaize had $2,312,010.00 of borrowings outstanding under the Anderson Note. Since January 1, 2023, the largest aggregate amount of principal outstanding under the DENSO Note was $3,280,853.00, and no amount of principal or interest has been paid under the DENSO Note. As of December 31, 2024, Blaize had $3,280,853.00 of borrowings outstanding under the DENSO Note. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Franklin 2022 Notes was $634,489.56, and no amount of principal or interest has been paid under the Franklin 2022 Notes. As of December 31, 2024, Blaize had $634,489.56 of borrowings outstanding under the Franklin 2022 Notes.

In connection with the Note Purchase and Exchange Agreement, warrants previously granted on September 19, 2022 to purchase Blaize Series D-2 preferred stock were amended to be exercisable into Blaize Series D-2 Shadow Preferred Stock. Of these warrants, Bess Ventures held a warrant exercisable into 416,769 shares of Blaize Series D-2 Shadow Preferred Stock and the Franklin Funds held four warrants exercisable into 155,040 Blaize Series D-2 Shadow Preferred Stock. In connection the Note Purchase and Exchange Agreement, warrants previously granted on February 28, 2021 and November 9, 2021 to purchase Blaize Series D preferred stock were amended to be exercisable into Blaize Series D Shadow Preferred Stock. Of these warrants, the Franklin Funds held four warrants exercisable for an aggregate of 287,289 shares of Series D Shadow Preferred Stock (the “Series D Warrants”). These Series D Warrants expired on February 28, 2024 in accordance with their terms.

Blaize is a party to the Amended and Restated Note Purchase Agreement pursuant to which Blaize has borrowed an aggregate principal amount of approximately $122.9 million from certain holders of its capital stock, including the following related persons and their affiliated entities: (i) $99.4 million from the RT Parties, (ii) $5,000,000 from Bess Ventures (the related note, the “Bess Note”), which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock, (iii) $2,000,000 in aggregate from Franklin Funds (the related notes, the “Franklin Notes”), which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock and (iv) $16,500,000 from the Sponsor (the related notes, the “Sponsor Notes”), which currently holds more than 5% of Blaize’s outstanding capital stock. The notes issued pursuant to such Amended and Restated Note Purchase Agreement are convertible, bear interest at a rate of ten percent (10%) compounded annually and are payable on the earlier of (i) Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize, (ii) an event of default with respect to the note or (iii) January 3, 2025. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Bess Note was $5,000,000, and no amount of principal or interest has been paid under the Bess Note. As of December 31, 2024, Blaize had $5,000,000 of borrowings outstanding under the Bess Note. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Franklin Notes was $2,000,000, and no amount of principal or interest has been paid under the Franklin Notes. As of December 31, 2024, Blaize had $2,000,000 of borrowings outstanding under the Franklin Notes. Since January 1, 2023, the largest aggregate amount of principal outstanding under the Sponsor Notes was $16,500,000, and no amount of principal or interest has been paid under the Sponsor Notes. As of December 31, 2024, Blaize had $16,500,000 of borrowings outstanding under the Sponsor Notes.

In connection with the Amended and Restated Note Purchase Agreement, the noteholders were also granted warrants to purchase shares of Blaize preferred stock, with Bess Ventures receiving a warrant to purchase shares of Blaize preferred stock, dated September 19, 2022, exercisable for an aggregate of 416,769 shares of Blaize Series D-2 Preferred Stock, and the Franklin Funds receiving four (4) warrants to purchase shares of Blaize preferred stock, with two (2) dated February 28, 2021 and two (2) dated November 9, 2021, exercisable for an aggregate of 287,289 shares of Blaize Series D Preferred Stock (the “Franklin Warrants”). The Franklin Warrants expired on February 28, 2024 in accordance with their terms.

The obligations due under the Amended and Restated Note Purchase Agreement and the Bess Note are secured by the Amended and Restated Security Agreement, dated as of April 22, 2024 (the “A&R Security Agreement”) and the Intellectual Property Security Agreement, dated as of July 3, 2023 (the “IP Security Agreement”), pursuant to which Blaize has granted, respectively, (i) a continuing security interest in and lien on all of Blaize’s property described therein and (ii) a security interest in all of Blaize’s right, title and interest in, to and under its intellectual property, to certain holders of its capital stock, including the following related persons and their affiliated entities: (a) Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock, and (b) Franklin Funds, which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock.

Blaize is a party to the Promissory Note, dated as of November 22, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $750,000 from Juergen Hambrecht, a member of the board of directors of Blaize. The note bore simple interest at a rate of twelve percent (12%) and was payable on the earlier of (i) immediately following the receipt of a minimum of $15,000,000 from BurTech and other investors pursuant to that certain Amended and Restated Note Purchase Agreement, dated as of April 22, 2024 or (ii) March 31, 2024. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $750,000, the amount of principal paid under the note was $750,000 and the amount of interest paid under the note was $38,466. As of December 31, 2024, Blaize had no borrowings outstanding under the note.

Blaize is a party to the Promissory Note, dated as of June 12, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $175,000 from Juergen Hambrecht, a member of the Blaize board of directors. The note bore simple interest at a rate of five percent (5%) and was payable on the earlier of (i) immediately following the initial closing of Blaize’s next convertible note or equity financing with aggregate proceeds of at least $5,000,000 or (ii) June 12, 2024. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $175,000, the amount of principal paid under the note was $175,000 and the amount of interest paid under the note was $719. As of December 31, 2024, Blaize had no borrowings outstanding under the note.

Blaize is a party to the Promissory Note, dated as of November 22, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $4,000,000 from Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock. The note bore simple interest at a rate of twelve percent (12%) and was payable on the earlier of (i) immediately following the receipt of a minimum of $15,000,000 from BurTech and other investors pursuant to that certain Amended and Restated Note Purchase Agreement, dated as of April 22, 2024 or (ii) March 31, 2024. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $4,000,000, the amount of principal paid under the note was $4,000,000 and the amount of interest paid under the note was $206,466. As of December 31, 2024, Blaize had no borrowings outstanding under the note.

Blaize is a party to the Promissory Note, dated as of June 5, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $175,000 from Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock. The note bore simple interest at a rate of five percent (5%) and was payable on the earlier of (i) immediately following the initial closing of Blaize’s next convertible note or equity financing with aggregate proceeds of at least $5,000,000 or (ii) June 5, 2024. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $175,000, the amount of principal paid under the note was $175,000 and the amount of interest paid under the note was $2,062. As of December 31, 2024, Blaize had no borrowings outstanding under the note.

Blaize is a party to the Convertible Promissory Note, dated as of January 19, 2023, pursuant to which Blaize has borrowed an aggregate principal amount of $415,000 from JIH, which is affiliated with a member of the Blaize board of directors, Juergen Hambrecht. The note bore simple interest at a rate of ten percent (10%) and, unless converted earlier into shares pursuant to the Note Purchase and Exchange Agreement, was payable on the earlier of (i) immediately prior to Blaize’s consummation of a transaction defined as a “Liquidation Event” in the Certificate of Incorporation of Blaize or (ii) an event of default with respect to the notes. Since January 1, 2023, the largest aggregate amount of principal outstanding under the note was $415,000, and no amount of principal or interest has been paid under the note. As of December 31, 2024, Blaize had $415,000 in borrowings outstanding under the note. Bess Ventures, which held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock and is affiliated with a member of the Blaize board of directors, Lane Bess, is a party to the Promissory Note Agreement, dated as of January 19, 2024 (the “Bess 2024 Note”), pursuant to which the Sponsor, which currently holds more than 5% of Blaize’s outstanding capital stock, has borrowed an aggregate principal amount of $13,000,000 from Bess Ventures, which is affiliated with a member of the Blaize board of directors, Lane Bess, and currently holds more than 5% of Blaize’s outstanding capital stock, in exchange for 500,000 shares of BurTech Class A Common Stock. The Bess 2024 Note bore simple interest at a rate of ten percent (10%) and was payable on the earlier of (i) March 31, 2024 or (ii) the first business day following the date upon which the Sponsor has received from and after January 1, 2024 aggregate net proceeds from its investors in an amount of $25,000,000. Following the due date of March 31, 2024, interest at the default rate of fifteen percent (15%) began to accrue on the principal and unpaid interest obligations. As of October 1, 2024, the aggregate amount outstanding under the Bess 2024 Note is approximately $14.2 million, and no payments or interest or principal on the loan have been paid. Further, pursuant to an agreement between the Sponsor and Bess Ventures, the Sponsor shall transfer 500,000 shares of New Blaize Common Stock following the six (6) month anniversary of the closing of the Business Combination and in connection with the termination of the post-closing lock-up obligations of each of the Sponsor and Bess Ventures. The obligations due under the Bess 2024 Note are secured by the Security Agreement, dated as of January 19, 2024 (the “Bess Security Agreement”), pursuant to which the Sponsor has granted a security interest in all of Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, including (i) Sponsor’s interest in its P2P Note pursuant to the Note Purchase Agreement, in an aggregate principal amount up to $13.0 million, (ii) any securities issued upon the conversion thereof, (iii) all of Sponsor’s rights, title and interests under the Note Purchase Agreement, the A&R Security Agreement, the IP Security Agreement, and all other financing statements, agreements, instruments and documents granting, perfecting or protecting a security interest in Blaize’s assets to secure the P2P Notes and (iv) all proceeds of each of the foregoing.

In connection with the Bess Security Agreement, pursuant to which the Sponsor’s obligations due under the Bess 2024 Note (with an aggregate principal amount of $13.0 million) are secured by all of the Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, the Sponsor and Bess Ventures, which each held within Blaize’s last fiscal year more than 5% of Blaize’s outstanding capital stock and, solely with respect to Bess Ventures, is affiliated with a member of the Blaize board of directors, Lane Bess, and Blaize entered into a Letter Agreement, dated as of February 15, 2024, pursuant to which Blaize acknowledged and agreed to the grant of security and the obligations set forth in the Bess Security Agreement and other related loan documents, and further agreed to comply with certain instructions and procedures as set forth therein. As of August 31, 2024, Sponsor was in default of the repayment terms in connection with the Bess 2024 Note, the Bess Security Agreement and the Letter Agreement as a result of its failure to make a timely repayment of the outstanding balance that was due on March 31, 2024.

On September 16, 2024, Bess Ventures and the Sponsor entered into a forbearance agreement (the “Forbearance Agreement”), in connection with which Bess Ventures agreed to forbear from the exercise of its remedies under the Bess 2024 Note, the Bess Security Agreement and the related loan documents until the earlier of (i) January 6, 2025 or (ii) the date that is 45 days following the consummation of the SPAC Transaction (as defined in the Restated Charter). As of October 1, 2024, the forbearance period under the Forbearance Agreement has not expired or been terminated.

On January 2, 2025, Bess Ventures and the Sponsor entered into several related transactions including (i) a second forbearance agreement (the “Second Forbearance Agreement”), in connection with which Bess Ventures agreed to extend the forbearance period with respect to the Bess 2024 Note to February 5, 2025 in exchange for certain additional collateral including the pledge by the Sponsor of 3.0 million shares of BurTech Class A Common Stock (representing the 1.0 million shares required to be transferred to Bess Ventures under the Bess 2024 Note and 2.0 million other shares pledged as collateral under the Security Agreement (as defined below)), and (ii) that certain Promissory Note, pursuant to which Bess Ventures loaned $12.0 million to the Sponsor which loan is interest free prior to its maturity on February 20, 2025 and includes the obligation to transfer 500,000 shares of BurTech Class A Common Stock to Bess Ventures (the “Bess 2025 Note”). The obligations due under the Bess 2025 Note are secured by the Security Agreement, dated as of January 2, 2025, pursuant to which the Sponsor has granted a security interest in all of Sponsor’s right, title and interest in and to the personal property and assets, whether now owned or hereafter acquired, set forth in Exhibit A thereto, including 2.5 million shares of BurTech Class A Common Stock (representing the 500,000 shares required to be transferred to Bess Ventures under the Bess 2025 Note and 2.0 million other shares pledged as collateral) and all proceeds thereof. As consideration for the Second Forbearance Agreement and the Bess 2025 Note, pursuant to that certain Guaranty, Pledge and Repayment Agreement, dated as of January 2, 2025, Burkhan LLC has further guaranteed the Sponsor’s obligations with respect to the Bess 2024 Note and Bess 2025 Note and pledged as security for such obligations, 2.0 million shares of BurTech Class A Common Stock. As of March 25, 2025, the forbearance period under the Second Forbearance Agreement has expired and the Sponsor is under default under the Bess 2025 Note.

Director and Officer Indemnification

Blaize’s charter and Blaize’s bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Blaize has entered into indemnification agreements with certain of the members of its board directors. Following the Business Combination, Blaize expects that these agreements will be replaced with new indemnification agreements for each director and officer of New Blaize. For additional information, see “Description of BurTech’s Securities — Limitations on Liability and Indemnification of Officers and Directors.”